As filed with the Securities and Exchange Commission on October 29, 2018

Registration No. 333-226993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ability Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	3669	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Yad Harutzim 14

Tel Aviv, Israel, 6770007

Tel: +972-72-260-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Selinger, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Ave. New York, NY 10173 Tel: 212-547-5400	Zvi Gabbay Barnea & Co. Electra City Tower 58 HaRakevet St. Tel Aviv 6777016, Israel Tel: +972-3-640-0600	Steven M. Skolnick, Esq. Michael J. Lerner, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Tel: 973-597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Units consisting of:(4)	$10,000,000	$1,212
(i) Ordinary shares, par value $0.001 per share(5)
(ii) Warrants to purchase ordinary shares(5)
Pre-funded Units consisting of:(4)	$9,966,217	$1,208
(i) Pre-funded Warrants to purchase ordinary shares(5)
(ii) Warrants to purchase ordinary shares(5)
Ordinary shares issuable upon exercise of Warrants(4)	$20,000,000	$2,424
Ordinary shares issuable upon exercise of Pre-funded Warrants(4)	$33,783	$5
Placement agent warrants to purchase ordinary shares(6)
Ordinary shares issuable upon exercise of placement agent warrants(7)	$625,000	$76
Total(8)	$40,625,000	$4,925

(1)	This registration statement also includes an indeterminate number of ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and the Pre-funded Units (including the ordinary shares issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units), if any, is $10,000,000.

(5)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(6)	No separate fee is required pursuant to Rule 457(g) of the Securities Act.

(7)

Represents warrants to purchase ordinary shares, which represent 5.0% of the gross proceeds of this offering divided by the public offering price, at an exercise price equal to 125% of the exercise price of the offering price per unit.

(8)	$1,245 previously paid on August 24, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 29, 2018

Up to 3,378,378 Units consisting of Ordinary Shares and Warrants

 and

       Up to 3,378,378 of Pre-funded Units consisting of Pre-funded Warrants and Warrants

 (3,378,378 Ordinary Shares underlying the Pre-funded Warrants)

 (3,378,378 Ordinary Shares underlying the Warrants)

We are offering up to 3,378,378 Units, with each Unit consisting of (i) one ordinary share, and (ii) a warrant to purchase one ordinary share, or a Warrant. The Warrants will have an exercise price of $         per full ordinary share (which may be adjusted as set forth in this prospectus), will be exercisable immediately and will expire five years from the date of issuance. The Units will not be issued or certificated. The ordinary shares and Warrants part of a Unit are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to 3,378,378 Pre-funded Units, in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares, with each Pre-funded Unit consisting of (i) a pre-funded warrant to purchase one ordinary share, or a Pre-funded Warrant, and (ii) one Warrant. The purchase price of each Pre-funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be $0.01 per ordinary share. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. The Warrants contained in the Pre-funded Units will have an exercise price of $          per full ordinary share (which may be adjusted as set forth in this prospectus) and will be exercisable immediately and will expire five years from the date of issuance. The Pre-funded Units will not be issued or certificated. The Pre-funded Warrants and the Warrants part of a Pre-funded Unit are immediately separable and will be issued separately, but will be purchased together in this offering. There can be no assurance that we will sell any of the Pre-funded Units being offered.

For each Pre-funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-funded Units sold.

The ordinary shares issuable from time to time upon exercise of the Warrants and the Pre-funded Warrants and the Warrants and the Pre-funded Warrants are also being offered by this prospectus. We refer to the ordinary shares, the Warrants, the Pre-funded Warrants, the ordinary shares issuable upon exercise of the Warrants and Pre-funded Warrants being offered hereby, collectively, as the “securities.” See “Description of the Offered Securities” for more information.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “ABIL.” The closing price of our ordinary shares, as reported on the Nasdaq Capital Market on October 26, 2018, was $2.96. Our ordinary shares trade on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “ABIL.” On October 28, 2018, the last reported sale price of our ordinary shares on the TASE was NIS 11.19, or $3.02 per share (based on the exchange rate reported by the Bank of Israel on the same day). Our listed warrants trade on the OTC Pink under the symbol “ABIWF”. The closing price of our listed warrants, as reported on the OTC Pink on October 24, 2018, was $0.03. Our ordinary shares may be delisted from the Nasdaq Capital Market (See “Our Business – Nasdaq Delisting Determination” on page 7 and “Risk Factors—Our ordinary shares could be delisted from the Nasdaq Capital Market if we fail to regain compliance with the Nasdaq’s stockholders’ equity continued listing standards on the schedule required by the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our ordinary shares could be adversely affected if we are delisted from the Nasdaq Capital Market” on page 15).

There is currently no market for the Warrants and Pre-funded Warrants offered in this offering. We have assumed a public offering price of $2.96 per Unit, the last reported sale price for our ordinary shares as reported on the Nasdaq Capital Market on October 26, 2018 and $2.95 per Pre-funded Unit. The actual offering price per Unit or Pre-funded Unit, as the case may be, will be negotiated between us and the placement agent based on the trading of our ordinary shares prior to the offering, among other things, and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

        We do not intend to apply for listing of the Warrants and Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants and Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. We are a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and are eligible for, and have elected to take advantage of, reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of certain factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus s truthful or complete. Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We have agreed to pay the placement agent fees, in respect of the securities placed by the placement agent, set forth in the table below, which assumes that we sell all of the securities we are offering.

	Per Unit (Ordinary Shares and Warrant)	Per Pre-funded Unit (Pre-funded Warrant and Warrant)	Total
Public offering price	$	$	$
Placement agent fee(1)	$	$	$
Proceeds to us (before expenses)	$	$	$

(1)	We have also agreed to pay the placement agent a management fee equal to 1.0% of the gross proceeds raised in this offering, a non-accountable expense allowance of $20,000 and reimbursement for legal fees and expenses in the amount of up to $80,000 and to issue the placement agent or its designees warrants to purchase ordinary shares, which represent 5.0% of the gross proceeds of this offering divided by the public offering price. See “Plan of Distribution” on page 90 of this prospectus for more information regarding these arrangements.

Delivery of the securities offered hereby is expected to be made on or about November       , 2018.

H.C. Wainwright & Co.

The date of this prospectus is November       , 2018

Neither we nor the placement agent has authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus, if any, prepared by us or on our behalf. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus and any free writing prospectus, if any, prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these ordinary shares in any circumstances under which the offer or solicitation is unlawful.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management's knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

For investors outside of the United States: Neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included at the end of this prospectus, before making an investment in our ordinary shares. All references to “Ability,” “we,” “us,” “our,” the “Company” and similar designations refer to Ability Inc. and our subsidiaries, Ability Computer & Software Industries Ltd., or Ability and Ability Security Systems Ltd., or ASM. The terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.65 to $1.00, based on the exchange rates reported by the Bank of Israel on June 30, 2018.

Our Company

Overview

We are a holding company operating through our subsidiaries, Ability and ASM, which provide advanced interception, geolocation and cyber intelligence products and solutions that serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement agencies and homeland security agencies worldwide. We believe that our advanced comprehensive capabilities in both the areas of interception of communications and geolocation set us apart from our competitors.

Founded in 1994, Ability has proven experience in the fields of interception and geolocation. We specialize in off-air interception of voice, SMS and data communication from both cellular (GSM/CDMA/UMTS/LTE) and satellite communication networks and deciphering solutions for both cellular and satellite communications.

Our portfolio of cellular communications solutions includes, in addition to interception of voice, SMS, and data, an advanced geolocation system and cyber solutions. The geolocation solutions we offer geographically target mobile phones and are sold independently or as an additional feature within other systems. The cyber solutions provide the user with the ability to extract and view information from mobile phones. We also offer a system that can detect the existence of active interception systems (such as active cellular interception systems, fake SMS advertising systems and IMSI/IMEI catchers), can prevent interception by such systems and “intercept the interceptor,” allowing the user to listen to and manipulate the intercepted information.

Our portfolio of satellite solutions includes advanced interception systems for Iridium, Thuraya, IsatPhone and VSAT communications.

Both our cellular and satellite interception solutions can be used either as portable stand-alone tactical systems or can be integrated into larger scale fixed strategic systems.

We believe that the products and solutions we offer enable security agencies, law enforcement agencies and armed forces to gain a tactical and situational advantage over highly mobile and covert adversaries and we believe that we are among the few companies with an offering and suite of solutions that targets all segments of the lawful interception market.

We sell to our customers a variety of products and also offer customized solutions designed to meet their specific needs. Our solutions include both tactical and strategic systems. We work closely with our customers to design solutions for their specific configuration needs, including facilitating integration with larger scale systems. Most of these systems are scalable in functionality, capacity, coverage area and communications protocol types in order to meet the budgets and needs of our customers. The systems are available either as tactical, transportable solutions or as strategic, fixed installations and can be installed in many fixed or transportable configurations, including in vehicles, ships, aerial platforms and on personnel.

Our headquarters, operations and sales office are located in Tel Aviv, Israel.

Industry

The increasing threat of global terrorism as well as ordinary criminal activity over the past few decades has created a demand for the increased ability of military intelligence agencies and law enforcement agencies to intercept communications upon which such activity is based and to decipher these communications. We believe interception of communications has become the most crucial task in intelligence and surveillance. Reliable, portable, robust solutions are critical to the success of any such operation.

In response to this need, we have integrated solutions to cover the many facets of communications interception and decryption. We provide solutions to a variety of customer needs, with both off-the-shelf and customized systems for customers around the world.

Our customers’ operational demands are becoming increasingly diverse and extensive due to advances in technology of the targeted communications, requiring industry participants to enhance their offerings to include advanced location and cyber solutions as well as solutions for new generations of cellular communications, such as 4G/LTE and the proposed 5G networks.

The tactical lawful interception industry is dominated by a limited number of international suppliers, including us. We believe that entry into this market by new participants is limited due to the nature of the government agencies that comprise the market and its customers. Although this market has continually grown, we believe that the number of suppliers has not grown materially due to the significant barriers to entry into the market as a result of the nature of governmental agencies, privacy laws and the complexity of the required technology.

Our Portfolio of Solutions and Products

In the area of cellular communications, we offer turnkey integrated solutions for all cellular communications standards (GSM, CDMA, UMTS and LTE). These solutions provide real-time interception, robust, ultra-portable design and user-friendly operations. We offer strategic and tactical cellular interception systems, which are used for intercepting mobile phone traffic and tracking mobile phone users.

With respect to satellite communications, we offer field-proven, cutting-edge solutions for Iridium, Thuraya, IsatPhone Pro and other satellite links.

Our revenues are highly dependent on the successful implementation and customer adoption of Ultimate Interceptions, or ULIN, the customer adoption of which has been limited. Our ULIN, which was introduced in November 2015, is we believe to be the first-to-market SaaS strategic system for interception and geolocation in GSM, UMTS and LTE cellular networks. Unlike any other strategic lawful interception system known to us, ULIN does not require, in most cases, the involvement of mobile network operators. Unlike tactical interception systems, ULIN does not need to be in the vicinity of intercepted targets. In most instances, ULIN requires only the mobile device’s phone number or IMSI to start the interception, however, there are some network operators for which ULIN is currently not capable of intercepting cellular communication. ULIN detects dialing/dialed phone numbers and provides the geographic location of participating mobile devices. ULIN incorporates our legacy Hunter geolocation solution. All our ULIN sales are based on a Reseller Agreement with a third party supplier, or the Reseller Agreement, granting us a worldwide exclusive right to sell ULIN, which automatically terminates in January 31, 2019 and may be terminated by either party under certain specific circumstances. See “Risk Factors—ULIN sales are dependent on a reseller agreement with one supplier, which automatically terminates in January 31, 2019.”

ULIN represents a new technological approach to cellular interception and provides operational capabilities that we believe did not previously exist, primarily the ability to intercept cellular communications without the need to be in the vicinity of intercepted targets. During the year ended December 31, 2016, we completed our first ULIN sale. During the year ended December 31, 2017, we suspended recognizing revenues for this sale due to collectability issues. In January 2018, we completed an additional sale of ULIN however due to technical implementation issues encountered with the solution, we have not recognized any revenue from such sale to date. We have two other ongoing projects that include the sales of ULIN however the sales have not been completed and therefore we have not recognized any revenue from such sales to date. While we have seen significant interest in ULIN and its advanced capabilities, we believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantage over tactical interception solutions, is primarily due to its increased costs compared to tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to cellular communication, and ULIN’s inability to intercept cellular communication within some network operators. See “Risk Factors—Our revenues are highly dependent on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited.”

Legal Proceedings

Re. Ability Inc. Securities Litigation

On May 25, 2016, a purported class action lawsuit, captioned In re Ability Inc. Securities Litigation, Master File No. 16-cv-03893-VM (S.D.N.Y) was filed against the Company, Anatoly Hurgin and Avi Levin in the Southern District of New York in the United States. The complaint asserts claims pursuant to Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The complaint broadly alleges that certain of the Company’s public statements were false, and that the Company materially overstated its income and failed to disclose that it had material weaknesses in its internal controls. The complaint does not specify the amount of damages sought. On July 25, 2016, a second purported class action lawsuit was filed against the Company, Anatoly Hurgin and Avi Levin in the Southern District of New York in the United States. The complaint asserts claims pursuant to Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The complaint broadly alleges that the Company’s financial statements were false and misleading and were not prepared in conformity with GAAP, nor was the financial information a fair presentation of the Company’s operations. The complaint does not specify the amount of damages sought. These two putative class actions have been consolidated into one action and co-lead plaintiffs have been appointed. In accordance with a schedule adopted by the court, co-lead plaintiffs filed an amended complaint on April 28, 2017. In the amended complaint, co-lead plaintiffs have added the Company’s former director, Benjamin Gordon and the Company’s auditor, BDO Ziv Haft as defendants. The amended complaint asserts claims pursuant to Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder against all defendants, a claim pursuant to Section 20(a) of the Exchange Act against Messrs. Hurgin, Levin and Benjamin Gordon, a claim pursuant to Section 11 of the Securities Act against us, BDO Ziv Haft and Messrs. Hurgin and Benjamin Gordon, and a claim pursuant to Section 15 of the Securities Act against Messrs. Hurgin, Levin and Benjamin Gordon on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The amended complaint does not specify the amount of damages sought. The complaint broadly alleges that certain of the Company’s public statements were false, that it had material weaknesses in its internal controls, that its financial statements were false and misleading and were not prepared in conformity with GAAP, nor was the financial information a fair presentation of the Company’s operations, and that its registration statement contained material misstatements and omissions. On August 17, 2017, the court ordered a stipulated schedule recognizing that all parties had agreed to a mediation on October 17, 2017 and all deadlines were reset until after that mediation took place.

On December 21, 2017, the Company entered into a Memorandum of Understanding, or the MOU, to memorialize an agreement in principle to settle all claims of participating class members in the class actions consolidated in the lawsuit captioned In re Ability Inc. Securities Litigation, No. 16-cv-03893 (VM), pending in the Southern District of New York, or the New York Class Action Litigation. The MOU provides for an aggregate settlement payment of $3.0 million, which includes all plaintiffs’ attorneys’ fees and expenses, as well as any other class notice and administrative fees related to the resolution of the New York Class Action Litigation. On May 18, 2018, the court granted preliminary approval of the settlement and on September 14, 2018, the court granted final approval to the settlement, overruling the one objection that was filed. The settlement includes the dismissal of all claims against the Company and the named individuals in the New York Class Action Litigation.

On September 17, 2018, the objector whose objection was overruled, Brian Levy, filed a notice of appeal to the United States Court of Appeals for the Second Circuit. If the appeal is perfected, the Company intends to oppose the appeal. If for any reason the court’s judgment is overturned, in whole or in part, the Company intends to continue to defend the action.

Of the $3.0 million settlement amount, it is expected that $250,000 will be funded by the Company and the remaining $2.75 million will be funded with the Company’s insurance proceeds or contributed by other defendants. The ultimate impact of this class action settlement on the Levy Litigation (Case No. 2015-CA-003339), Pottash Litigation (Case No. 502016CA013823), Hammel Litigation (Case No. 50-2018-CA-000762-MB-AG) and the Ladragor Litigation (C.A. 8482-05-16), each as further described herein, has yet to be determined, however, some or all of the claims raised in such other actions may be deemed to be resolved, settled and disposed of as part of such class action settlement.

The Company intends to continue to attempt to settle and resolve the litigation. There is no assurance that the court will finally approve the settlement.

In connection with the entry into of the MOU, the Company entered into an agreement with its insurer, or the Discharge Agreement, pursuant to which the Company agreed to discharge the insurer from liability with respect to any U.S. claims (excluding the Ladragor Litigation in Israel) in consideration for an aggregate settlement amount of $5.0 million, of which $2.5 million is to be used for settlement of the New York Class Action Litigation and the remaining amount is to be used to cover various defense and legal costs. Accordingly, no insurance proceeds will be available for any U.S. claims other than with respect to the settlement of the New York Class Action Litigation.

Levy Litigation

On October 15, 2015, plaintiff Brian Levy, purportedly on behalf of himself and all others similarly situated, filed a first amended class action and derivative complaint against Cambridge Holdco Corp., Ability, the individual members of the board of directors of Cambridge Capital Acquisition Corp., or Cambridge, and Cambridge, and the Company as nominal defendants in case number 2015CA003339 in the Circuit Court of the 15th Judicial Circuit in Palm Beach County, Florida. The complaint generally alleged, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the contemplated merger with Ability, and that Ability was aiding and abetting the Cambridge board of directors in the alleged breach of their fiduciary duties. The action sought injunctive relief, damages and reimbursement of fees and costs, among other remedies. On February 17, 2016, Ability filed a motion and supporting memorandum of law to dismiss the plaintiff’s amended complaint on the grounds that the Court lacked personal jurisdiction over Ability; the derivative aiding and abetting claim was extinguished by the closing of the Business Combination (as defined below) and the claims against Ability were insufficiently pleaded. On September 15, 2016, the Court granted the defendants’ motion to dismiss in its entirety without prejudice, and the Judge dismissed the amended complaint. However, the court provided the plaintiff with 45 days within which to file a further amended complaint. On October 22, 2016, a second amended complaint was filed by the plaintiff. On January 17, 2017, the defendants filed a motion to dismiss the second amended complaint on multiple grounds, including various pleading deficiencies that the plaintiff has failed to adequately correct. On March 9, 2017, the plaintiff filed a response to the motion to dismiss.

On June 21, 2017, the Judge entered an order, or the June 21 Order, granting a partial motion to dismiss as to the counts against Ability due to lack of personal jurisdiction over Ability. Ability was therefore dismissed from the case without prejudice, and it is unclear at this stage whether the plaintiff will attempt to bring Ability directly back into the action in the future. On the other hand, pursuant to the Judge’s ruling, the Company still remains as a necessary party and named defendant in the case. In the June 21 Order, the Judge also partially denied the motion to dismiss the second amended complaint, and the purported class action and derivative claims against the individual defendants for alleged breach of fiduciary duties, failure to disclose and ultra vires acts still remained pending.

On July 21, 2017, the Company and each of the individual defendants filed their answer and affirmative defenses raising numerous substantive and legal defenses to the alleged claims set forth in the second amended complaint. On August 7, 2017, plaintiff’s counsel filed a motion for class certification and incorporated memorandum of law. The Company and defendants filed papers in opposition to such motion, and on March 13, 2018, the Court entered an order denying plaintiff’s motion for class certification, but allowing plaintiff to attempt to file a further amended complaint within 30 days after the order denying the request for class certification.

Plaintiff filed his Verified Third Amended Class Action and Derivative Complaint on April 12, 2018, asserting the same claims set forth in the Second Amended Complaint, and revising the proposed class definition. On May 2, 2018, plaintiff filed his Renewed Motion for Class Certification and Incorporated Memorandum of Law.

On June 27, 2018, the defendants filed a Motion to Dismiss the Third Amended Complaint seeking dismissal of the claims asserted on multiple grounds. On September 11, 2018, defendants filed their formal memorandum in opposition to plaintiff’s renewed motion for class certification. The Court held an evidentiary hearing on the Renewed Motion for Class Certification on September 18, 2018.

After the evidentiary hearing and oral argument, on October 16, 2018, the Judge entered the formal Order Denying plaintiff’s Renewed Motion for Class Certification for multiple reasons, including the failure of plaintiff to satisfy the various requirements necessary for class certification and the failure of plaintiff to establish that he has any valid individual direct claim in light of the final class action settlement in New York and in light of plaintiff’s decision to opt-into the New York class action. In the October 16, 2018 order, the Judge further ruled that the court will proceed to dismiss Counts I, II, III and VI of the Third Amended Complaint with prejudice, subject only to the resolution of any appeal filed by plaintiff challenging the final judgment in the New York federal court.

Defendants also have the pending Motion to Dismiss directed any potential remaining claims (including any purported derivative claims), wherein defendants have raised multiple grounds and arguments supporting the dismissal of the claims.

The Company intends to vigorously defend against such claims, and to continue to explore potential opportunities to settle and resolve the litigation. If the case does not settle, it is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early stage of the proceedings.

Pottash Litigation

On December 13, 2016, a complaint, captioned Pottash v. Benjamin Gordon et. al., Case No. 50-2016-CA-013823, was filed in the 15th Circuit, Palm Beach County, Florida in the United States, against the Company, its former director, Benjamin Gordon, BG Strategic Advisors, LLC, Cambridge Capital, LLC and Jonathan Morris, in his capacity as trustee of the Gordon Family 2007 Trust. On January 23, 2017, the plaintiff filed an amended complaint. On March 2, 2017, the Company filed a motion to dismiss all of the claims asserted against it in the amended complaint. On the same day, Benjamin Gordon and BG Strategic Advisors also filed motions seeking the dismissal of the amended complaint in its entirety. On November 27, 2017, the plaintiff filed a second amended complaint against the Company Benjamin Gordon and Jonathan Morris. The complaint alleges violations of Florida State securities laws, common law fraud, negligent misrepresentation and conspiracy. On January 17, 2018, the Company filed a motion to dismiss seeking the dismissal of all claims asserted against it on various legal grounds. The co-defendants also filed motions seeking dismissal of the second amended complaint.

Based on the arguments for dismissal, Plaintiff elected to amend the allegations and Plaintiff filed his third amended complaint on August 17, 2018. The Company filed its motion to dismiss directed at the third amended complaint on October 1, 2018, and the Company intends to continue vigorously defend against this action. It is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early stage of the proceedings.

Hammel Litigation

On January 19, 2018, a complaint, captioned Hammel v. Benjamin Gordon et. al (Case No. 50-2018-CA-000762-MB-AG), was filed in the 15th Circuit, Palm Beach County, Florida in the United States, against the Company, Benjamin Gordon, and Jonathan Morris. The complaint alleges that the defendants, through a series of misrepresentations and omissions, induced the plaintiff, Robert Hammel, to invest in the stock of Cambridge. Plaintiff alleges to have lost more than $1.6 million due to the defendants’ conduct. In a summons issued in February 26, 2018, the Company was also named as one of the defendants. The Company filed a motion to dismiss the complaint.

Based on the arguments for dismissal, Plaintiff elected to amend the allegations and Plaintiff filed an amended complaint on August 17, 2018. The Company filed its motion to dismiss directed at the amended complaint on October 1, 2018, and the Company intends to vigorously defend against this action. Given that these proceedings are in the preliminary stage, the timing or outcome of this matter cannot be predicted at this time.

Patent Infringement Litigation

On October 27, 2015, Ability received a notice alleging that its GSM interception and decryption systems allegedly fall within the claims of an Israeli patent owned by the claimant. The notice demands an accounting of all such products manufactured, exported, sold or otherwise commercialized by Ability and/or any entity on its behalf. On November 12, 2015, a lawsuit, captioned Dr. Elad Barkan et al. v. Ability Computer & Software Industries Ltd. et al. C.C. 29551-11-15, alleging patent infringement, violation of a non-disclosure agreement, trade secret misappropriation and unjust enrichment, was filed with the Central District Court in Israel by a company and an individual originally against Ability and its controlling shareholders at that time. The amount sought in the lawsuit for registration fee purposes is NIS 5.0 million (approximately $1.4 million), however the plaintiffs have not yet quantified the amount of the compensation demanded. Furthermore, the plaintiffs demanded to immediately cease any infringement of the patent as well as any further use of the claimed technology, including the further manufacture, export, sale or marketing of the alleged infringing products. On April 5, 2016, Ability and its controlling shareholders filed a statement of defense, and on April 13, 2016 a pre-trial hearing was held. On May 23, 2016, the plaintiffs filed a petition to add the Company, Ability Limited, a company wholly-owned by Anatoly Hurgin, and ASM as defendants and to amend the statement of claim. The parties then agreed to appoint a mediator in an attempt to settle the dispute out of court, and agreed, with the approval of the court, on a stay of proceedings until September 2016. However, the parties did not reach an agreement by that time. On October 9, 2016, upon the application of the original defendants and with the plaintiffs’ consent, the court decided to stay the proceedings until a decision is handed down on a related pending application to the Israeli Patent Registrar to revoke the patent in dispute. On August 23, 2017, the Deputy Patent Registrar decided to reject the revocation application, and on August 28, 2017 the plaintiffs informed the court of the deputy registrar’s decision, and requested to resume the proceedings and instruct the original defendants (Ability and its former controlling shareholders) to file their response to the petition to join the Company, Ability Limited and ASM as defendants (a response was filed on September 25, 2017, and a rejoinder was filed by the plaintiffs on October 22, 2017). On December 25, 2017, the original defendants filed a petition to order the plaintiffs to deposit a guarantee as security for costs of the trial (a response was filed on January 14, 2018, and a rejoinder was filed on January 17, 2018). A second pre-trial hearing was held on January 17, 2018, in which the court decided that the plaintiffs were allowed to amend the statement of claim without having the consent either of the original defendants or the Company, Ability Limited and ASM to the content of the amended statement of claim, and without waiving the right to request dismissal of the amended suit (partially or completely). The court also decided that the petition to order the plaintiffs to deposit a guarantee as security for costs will be adjudicated after the statement of case is amended. On March 15, 2018 the plaintiffs filed an amended statement of claims against the original defendants, as well as against the Company, Ability Limited and ASM. On May 30, 2018 the defendants filed an amended statement of defense along with two petitions: (1) a petition for issuing a decision on the petition to order the plaintiffs to deposit a guarantee as security for costs; (2) a petition for dismissing the case in limine. The plaintiffs filed their responses to the two petitions on June 26, 2018 and the defendants filed rejoinders on July 8, 2018.

On July 11, 2018 and July 18, 2018 two pre-trial hearings were held, and the court decided to order the plaintiffs to deposit a guarantee of ILS 100,000 as a security for costs. In addition, the defendants were asked by the court to reconsider their position regarding the petition for dismissing the case in limine. On July 24, 2018 the parties jointly informed the court that: (1) without waiving any contentions or rights, the defendants would not insist on the petition for dismissing the case in limine, and the contentions raised in the petition for dismissing the case in limine would be decided in the final judgement or in any interim decision; (2) they agree to appoint again a mediator (Adv. Reuven Behar) in an attempt to settle the dispute out of court via mediation limited in time duration, not longer than six months; (3) to set dates for pre-trial procedures (discovery and interrogatories), for a pre-trial hearing and for filing evidence. Accordingly, on July 24, 2018 the court decided to dismiss the petition for dismissing the case in limine without mutually waving any contentions or rights, and set dates for discovery and for exchanging of and replying to interrogatories (the entire procedure to be completed by the end of October 2018). The parties agreed, with the approval of the court, to extend the timetable for the pre-trial procedures: (1) discovery and exchanging of interrogatories by the end of November 2018; (2) replying to interrogatories by the end of December 2018. A pre-trial hearing was set for February 20, 2019. On August 6, 2018 the parties jointly applied to the mediator, Adv. Behar, and a preliminary meeting with the mediator took place on September 2, 2018. An additional meeting is set for November 4, 2018. The Company intends to continue vigorously defend against this action. The Company believes that the suit’s probability of success, as filed, is less than even, and the Company intends to vigorously defend against it.

In addition, after the Deputy Patent Registrar decided to reject the revocation application on August 23, 2017, the patentee, Dr. Barkan, filed an amended version of certain claims on September 28, 2017. The amendment was subject to opposition by third parties until December 28, 2017. On December 27, 2017, Ability filed with the Patent Registrar an opposition to the request to have the specification of the patent amended. On March 15, 2018, Ability filed its statement of claims, arguing that the request should be dismissed for various reasons. Dr. Barkan filed his statement of claims on June 14, 2018. Ability intends to file its evidence by November 14, 2018.

Ladragor Litigation

On May 3, 2016, the Company was served with a lawsuit and a motion for the certification of the lawsuit as class action, captioned Ladragror v. Ability Inc. et al. C.A. 8482-05-16, in the Tel Aviv District Court in Israel, filed, against the Company, Anatoly Hurgin, Alexander Aurovsky, and Benjamin Gordon and Mitchell Gordon. The claim alleges, among other things, that the Company misled the public in the Company’s public filings with regard to its financial condition and included misleading information (or omitted to include relevant information) in its financial statements published in connection with the January 12, 2016 listing of shares for trading on the Tel Aviv Stock Exchange. In addition, the claim alleges that the defendant directors breached their fiduciary duty under Israeli law towards the Company and its public shareholders. The claim alleges that the plaintiff suffered personal damages of NIS 137.7 (approximately $39.7), and estimates that its shareholders suffered damages of approximately NIS 23.3 million (approximately $6.72 million). On September 15, 2016, the Company filed a motion for a stay of proceedings, due to other pending class action lawsuits in the United States that also relate (among other things) to the stated causes of action and based on similar claims. The Court required the parties to update the Court on the status of the United States class actions by March 15, 2017. On March 15, 2017, the plaintiff filed an update and requested that proceedings be stayed until the completion of the internal investigation of the audit committee. On the same day, the Company filed a separate update with respect to the United States class actions, together with a motion for a stay of proceedings pending resolution of the consolidated United States class actions. On March 16, 2017, the Court held that the plaintiff must respond to the motion to stay proceedings pending resolution of the consolidated United States class actions. On March 26, 2017, the plaintiff filed a partial response, requesting an extension until May 15, 2017 to file a full response, alleging that the publication of the Company’s annual financial statements, together with the findings of the internal investigation, would affect its position on its motion to stay proceedings. On May 23, 2017, the Court granted the plaintiff the requested extension. On May 15, 2017, the plaintiff filed a motion asking for an additional three month extension to file a full response, among other things, as the Company had not filed its annual financial statements or published the findings of the internal investigation. On August 14, 2017, the Company and Messrs. Hurgin and Aurovsky filed a notice regarding their counsel substitution. In light of this, the judge decided on August 27, 2017 to recuse herself from the case. On August 21, 2017, the plaintiff filed a motion and an updated notice in which he claimed that the Company had not yet published the report of the internal investigation, and hence the reasons for granting him a continuance to file his response to the motion to stay of proceedings are still relevant. The plaintiff also informed the Court that in the U.S. proceedings, the parties agreed to mediation, and the mediation meeting was scheduled in October 2017. The plaintiff asked the Court to file an update notice in 90 days. On August 28, 2017, the Court ordered the parties to file an update notice on September 28, 2017. On September 28, 2017 and November 7, 2017 the plaintiff, the Company, and Messrs. Hurgin and Aurovsky updated the Court that the mediation process in the U.S. was still pending. On November 8, 2017, the Court ordered the parties to file an update notice in 90 days. On February 7, March 7, April 12, May 8, June 12, July 10 and August 9, 2018, the parties updated the Court that they are holding negotiations in order to settle the case, and requested extensions for filing the updated notice. The parties are required to file the settlement agreement, if signed, and a motion for approval of the settlement, on October 31, 2018. The Company intends to attempt to settle and resolve the litigation. If the case does not settle, the Company intends to continue vigorously defend against this action. Given that the proceeding is currently suspended, the timing or outcome of this matter cannot be predicted at this time. As referenced above in Re. Ability Inc. Securities Litigation, the Ladragor Litigation is not subject to the Discharge Agreement.

Israeli Arbitration

In January 2015, Ability, Messrs. Anatoly Hurgin and Alexander Aurovsky, and a third party plaintiff entered into an arbitration process, following a claim filed with the Tel Aviv Magistrates Court in October 2014 by the plaintiff against Ability and its former shareholders, claiming a right to review Ability’s accounts and reserving the right to file a monetary claim. On September 14, 2016, the plaintiff presented the defendants with a settlement proposal for the resolution of all claims against the defendants and any entity affiliated with them in exchange of the full and final payment of an amount of NIS 8,450,000 (approximately $2,200,000), which was subsequently approved by the Company’s board of directors. On or about the time of the board meeting at which (among things) the settlement proposal was approved, the plaintiff made claims that the proposal did not include VAT and that a settlement agreement has not been entered into between the parties. This dispute was referred to a new arbitration process and on February 16, 2017 a settlement was reached, according to which the parties agreed that the plaintiff would receive a total of NIS 9,527,000 (approximately $2,747,908), including VAT (which is equal to NIS 8,142,735 plus VAT). Thereafter, on February 20, 2017, such settlement was approved by the arbitrator and was made an arbitral award. Following the arbitral award and according to the determination of the Company’s board of directors, the Company and Messrs. Hurgin and Aurovsky appointed an independent legal expert acting as an arbitrator to make a final determination as to the allocation of the settlement amount between the Company and Messrs. Hurgin and Aurovsky. On March 30, 2017, and as clarified on April 13, 2017, the legal expert determined that Messrs. Hurgin and Aurovsky shall pay 30% of the settlement amount excluding VAT, and the Company shall pay 70% of the settlement amount, and the entire VAT due. The settlement amount was paid in full by the Company and Messrs. Hurgin and Aurovsky.

Mitchell Gordon v. Ability Inc.

On June 22, 2018, Mitchell Gordon, the former Chief Financial Officer of Cambridge, filed a Summons with Notice, or the Notice, against the Company in the Supreme Court of the State of New York, New York County (Index No. 653124/2018). In the Notice, Mitchell Gordon describes the nature of his claims as ones for breach of contract and unjust enrichment against the Company based on the Company’s alleged failure to indemnify him under the terms of the Amended and Restated Memorandum and Articles of Association of Ability Inc., adopted by special resolution and passed with effect on December 23, 2015. Mitchell Gordon purports to seek compensatory damages in the amount of at least $325,000.

Beazley Insurance Company Inc. v. Benjamin Gordon v. XL Insurance Company SE (XL Catlin), and Ability Inc.

On or about July 31, 2018, Benjamin Gordon filed a third party complaint asserting a breach of contract action against XL Insurance Company SE, and the Company for alleged failure to defend and indemnify Benjamin Gordon with respect to underlying actions against Gordon arising out of Cambridge’s merger with Ability. In the third party complaint, Benjamin Gordon is alleging that Ability breached the parties’ Merger Agreement by failing to advance fees and failing to indemnify him for defense fees and costs. Gordon is seeking recovery of monetary damages, attorneys’ fees and costs. On September 17, 2018, the Company filed a Motion to Dismiss, seeking the dismissal of all claims asserted against it on various legal grounds. The plaintiff is expected to respond to the Motion to Dismiss by October 26, 2018. Thereafter, the Company will have seven days in which to file a reply. It is impossible to accurately predict the probable outcome of this suit at this time in light of the early stage of the proceedings. However, the Company believes that it is more likely that this suit, as filed, will be resolved in Company’s favor. The Company intends to vigorously defend against it.

Recent Developments

Registered Direct Offering

On August 16, 2018, we issued and sold 728,262 ordinary shares in a registered direct offering at $4.60 per share for aggregate gross proceeds of approximately $3,350,000. H.C. Wainwright & Co., LLC served as exclusive placement agent in the offering.

Amendment to Reseller Agreement

On August 7, 2018, Ability entered into an amendment to the Reseller Agreement which, effective as of October 20, 2018, extends the term of the Reseller Agreement until January 31, 2019. In addition, under the amendment, our minimum monthly commitment has been reduced from $125,000 to 30,000 Euros, effective as of October 20, 2018. As part of the amendment, the parties agreed to negotiate in good faith the acquisition of certain rights under the Reseller Agreement, with the intent that the terms of such acquisition shall be agreed upon on or prior to January 31, 2019.

Wells Notices

As we disclosed in its Report on Form 6-K furnished with the SEC on February 16, 2017, we received a subpoena from the SEC. The subpoena requested, among other things, information regarding the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. In furtherance of the investigation, the SEC issued subpoenas to Anatoly Hurgin and Alexander Aurovsky, our controlling shareholders who are also officers and directors, and the SEC obtained testimony from Company officers among others. We and our officers have been fully cooperating with the investigation. On July 3, 2018, the SEC issued Wells notices to us and Messrs. Hurgin and Aurovsky in connection with the previously disclosed ongoing investigation of the SEC into the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. The Wells notice indicated that the Staff of the SEC’s Division of Enforcement has made a preliminary determination to recommend that the SEC authorize the institution of an enforcement action against us and Messrs. Hurgin and Aurovsky that would allege, among others, violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) and 14(a) of the Securities Exchange Act of 1934. A Wells notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides us and Messrs. Hurgin and Aurovsky with an opportunity to respond to issues raised by the SEC and offer their perspective prior to any SEC decision to institute proceedings. On August 10, 2018, we and Messrs. Hurgin and Aurovsky made Wells submissions in response to the Wells notices. If enforcement action is initiated, this could result in us and Messrs. Hurgin and/or Aurovsky being subject to an injunction and cease and desist order from further violations of the securities laws as well as monetary penalties of disgorgement, pre-judgment interest, a civil penalty, and in the case of Messrs. Hurgin and Aurovsky only, a bar from serving as an officer or director.

Nasdaq Delisting Determination

On January 12, 2018, we received a notification from the Listing Qualifications Department of The Nasdaq Stock Market, or the Staff, that we are not in compliance with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in shareholders’ equity, or the Minimum Shareholders’ Equity Requirement, or any alternatives to such requirement. In order to maintain our listing on the Nasdaq Capital Market, we submitted a plan of compliance addressing how we intended to regain compliance, which was accepted by the Staff on March 7, 2018. We had until July 11, 2018, to evidence compliance with the Minimum Shareholders’ Equity Requirement.

On July 12, 2018, we received a letter from the Staff indicating that we did not meet the Staff’s July 11, 2018 deadline to regain compliance with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in shareholders’ equity or any alternatives to such requirement. As a result, we would have been subject to delisting on July 23, 2018 unless we requested a hearing before a Nasdaq Listing Qualifications Panel, or the Panel. On July 19, 2018, we requested a hearing before the Panel. On August 30, 2018, a hearing was held before the Panel at which we presented our plan of compliance and requested a further extension of time until November 30, 2018. On September 17, 2018, the Panel determined to continue the listing of our ordinary shares on Nasdaq subject to us having, on or before November 30, 2018, completed our compliance plan and regained compliance with the Minimum Shareholders’ Equity Requirement and demonstrated to the satisfaction of the Panel that we can maintain compliance over the coming year. If we are unable to demonstrate compliance with all requirements for continued listing on the Nasdaq by November 30, 2018, then our ordinary shares may be delisted from the Nasdaq. See “Risk Factors—Our ordinary shares could be delisted from the Nasdaq Capital Market if we fail to regain compliance with the Nasdaq’s stockholders’ equity continued listing standards on the schedule required by the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our ordinary shares could be adversely affected if we are delisted from the Nasdaq Capital Market”.

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” section beginning on page 14 before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

●	We have incurred net losses and negative cash flows in the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018 and can provide no assurance of our future operating results.

●	The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

●	Even if this offering closes, we will need significant additional capital, which we may be unable to obtain. If we are unable to raise capital, we will be forced to reduce or eliminate our operations.

●	Our ordinary shares could be delisted from the Nasdaq Capital Market if we fail to regain compliance with the Nasdaq’s stockholders’ equity continued listing standards. Our ability to publicly or privately sell equity securities and the liquidity of our ordinary shares could be adversely affected if we are delisted from the Nasdaq Capital Market.

●	Our revenues are highly dependent on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited.

●	ULIN sales are dependent on a reseller agreement with one supplier, which automatically terminates on January 31, 2019.

●	We are under an investigation by the SEC and recently received a Wells notice and if SEC enforcement action is initiated, even if ultimately resolved favorably for us, such action would have a material adverse impact on our reputation, business, financial condition, results of operations or cash flows.

●	Adverse outcomes in our outstanding litigation matters, or in new litigation matters that arise in the future, could negatively affect our business, results of operations, financial condition and cash flows.

●	For most solutions and products, we rely on third party suppliers, manufacturers and partners, and if these relationships are interrupted we may not be able to obtain substitute suppliers, manufacturers or partners on favorable terms or at all and we may be subject to other adverse effects.

●	Our employees or other third parties may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us, harm our reputation or otherwise result in other consequences that may have a material adverse effect on our business, financial condition and results of operations.

●	We are subject to extensive government regulations, which if violated, could prohibit us from conducting a significant portion of our business and result in criminal liability.

●	The products and solutions we sell may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer.

●	As we are a Cayman Islands exempted company, it could be difficult for investors to effect service of process on and recover against us or our directors and officers, and our shareholders may face difficulties in protecting their interest and rights through the U.S. federal courts.

●	We have received various requests for advancement and indemnification from present and former officers, directors and service providers.

●	We have identified material weaknesses in our internal controls over financial reporting and if we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us.

●	Our management has concluded that our disclosure controls and procedures were ineffective, and due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors or fraud or in informing management of all material information in a timely manner in the future.

●	Our shareholder composition may make it difficult for shareholders to significantly influence the decisions of the general meeting.

Corporate Information

We were incorporated under the laws of the Cayman Islands under the name “Cambridge Holdco Corp.” as an exempted company on September 1, 2015, or Holdco. We were formed as a wholly-owned subsidiary of Cambridge, a company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Cambridge was incorporated under the laws of Delaware on October 1, 2013. On December 23, 2013, Cambridge closed its initial public offering and a simultaneous private placement.

On December 23, 2015, Cambridge merged with and into Holdco with Holdco surviving the merger and becoming the public entity, or the Redomestication Merger, and Holdco consummated a business combination whereby it acquired Ability, by way of a share exchange, or the Share Exchange and together with the Redomestication Merger, the Business Combination, following which Ability became a subsidiary of Holdco, pursuant to Agreement and Plan of Reorganization, dated as of September 6, 2015, or the Merger Agreement. Effective as of the closing of the Business Combination, Holdco changed its name to “Ability Inc.” The shares of Ability are held in trust through a trust of which we are the beneficiary and over which we have voting and dispositive power. Such trust was established in connection with a pre-ruling of the Israel Tax Authority to ensure payment of any tax due to the Israel Tax Authority in connection with the Merger Agreement.

At the closing of the Business Combination, we purchased 16% of ASM, from its former sole shareholder, Eyal Tzur. On January 24, 2016, Eyal Tzur exercised his put option and we purchased the remaining shares of ASM, following which ASM became our wholly-owned subsidiary.

Our principal executive offices are located at Yad Harutzim 14, Tel Aviv, Israel, 6770007, our telephone number is +972-3-6879777, and our website is www.interceptors.com (the information contained therein or linked thereto shall not be considered incorporated by reference into this prospectus). Our registered agent in the United States is Puglisi & Associates. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ordinary shares or warrants that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority of certain transactions they may undertake, including with respect to our ordinary shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

The Offering

Units offered by us

We are offering up to 3,378,378 Units. Each Unit will consist of (i) one ordinary share and (ii) a warrant to purchase one ordinary share, or Warrant. The Units will not be issued or certificated and the ordinary shares and the Warrants part of such Units are immediately separable and will be issued separately, but will be purchased together in this offering.

This prospectus also relates to the offering of ordinary shares issuable upon the exercise of the Warrants part of the Units offered hereby.

Pre-funded Units offered by us

We are also offering to those purchasers, if any, whose purchase of Units in this offering would results in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to 3,378,378 Pre-funded Units, in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding ordinary shares.

Each Pre-funded Unit will consist of (i) a pre-funded warrant to purchase one ordinary share, or a Pre-funded Warrant, and (ii) and one Warrant.

The purchase price of each Pre-funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be $0.01 per share.

The Pre-funded Warrants will be immediately exercisable, and may be exercised at any time until exercised in full. The Warrants contained in the Pre-funded Units will have an exercise price of $             per full ordinary share (which may be adjusted as set forth in this prospectus) and will be exercisable immediately and will expire five years from the date of issuance.

The Pre-funded Units will not be issued or certificated, and the Pre-funded Warrants and the Warrants part of such Pre-funded Units are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of ordinary shares issuable upon exercise of the Pre-funded Warrants and the Warrants part of the Pre-funded Units.

The Warrants	Each Warrant will have an exercise price of $ per full ordinary shares, will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded Warrants	Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time exercisable until exercised in full. To better understand the terms of the Pre-funded Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Pre-funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Total ordinary shares outstanding immediately before this offering	3,304,677 ordinary shares.

Total ordinary shares outstanding immediately after this offering	6,683,055 ordinary shares, assuming no sale of any Pre-funded Units and assuming none of the Warrants issued in this offering are exercised.

Offering Price	The assumed offering price is $2.96 per Unit, the last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 26, 2018, and $2.95 per Pre-funded Unit. The actual offering price per each Unit and Pre-funded Unit will be negotiated between us and the placement agent based on the trading of our ordinary shares prior to the offering, among other things, and may be at a discount to the current market price.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $8.8 million, based upon an assumed public offering price of $2.96 per Unit, the last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 26, 2018, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, and assuming no sale of Pre-funded Units and excluding any proceeds from the exercise of Warrants. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 41 of this prospectus.

Risk factors	Before deciding to invest in our securities, you should carefully consider the risks related to our business, the offering and our securities, and our location in Israel. See “Risk Factors” and other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Dividend Policy	We have never declared or paid any cash dividends to our shareholders, and we currently do not expect to declare or pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Listing	Our ordinary shares are listed on the Nasdaq Capital Market and the TASE under the symbol “ABIL.” Our listed warrants trade on the OTC Pink under the symbol “ABIWF.” We do not intend to apply for listing of the Warrants and Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants and Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

The number of ordinary shares to be outstanding immediately after the offering as shown above is based on 3,304,677 ordinary shares outstanding as of October 28, 2018. This number does not include (i) 855,744 ordinary shares issuable upon exercise of warrants at an exercise price of $115.00 per share, (ii) 206,113 ordinary shares reserved for issuance under our 2015 Long-Term Equity Incentive Plan, (iii) 54,620 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares, at an exercise price of $5.75 per share, issued to the placement agent in connection with a registered direct offering that closed on August 16, 2018, (iv) 3,378,378 ordinary shares issuable upon the exercise of the Warrants, at an exercise price of $          per share, to be issued to investors in this offering; and (v) 168,918 ordinary shares issuable upon the exercise of warrants, at an exercise price of $            per share, to be issued to the placement agent in connection with the offering.

Unless otherwise stated, all information in this prospectus assumes (i) no exercise of the outstanding warrants into ordinary shares as described above, (ii) no sale of Pre-funded Units, and (iii) is adjusted retroactively to reflect a 1-for-10 consolidation of our ordinary shares with a market effective date of March 23, 2018.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

We have derived the consolidated statement of operations data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the six months ended June 30, 2018 and the balance sheet data as of June 30, 2018 from our unaudited condensed consolidated interim financial statements as of June 30, 2018 included elsewhere in this prospectus. We have derived the balance sheet data as of December 31, 2015, 2014 and 2013 and the consolidated statement of operations data for the years ended December 31, 2014 and 2013 from our audited consolidated financial statements not included in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

In our consolidated financial statements for the year ended December 31, 2015, our consolidated financial statements as of December 31, 2014 and for the two years in the period then ended were restated to reflect correction of errors with respect to previously unrecognized commissions due to a vendor on revenues that were recognized in 2014, 2013 and 2012; improper allocation and timing of revenue recognition from connection to supportive infrastructure in multiple element sale transactions recognized in the years ended December 31, 2014, 2013 and 2012; and previously unrecognized commissions due to a third party on cost of revenues that were recognized in the year ended December 31, 2014.

Certain factors that affect the comparability of the information set forth in the following table are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and related notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
	(unaudited)	(audited)
	(U.S. dollars; in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$412	$2,972	$16,508	$52,151	$21,444	$5,903
Cost of revenues	864	2,957	8,617	29,654	13,968	4,785
Gross profit (loss)	(452)	15	7,891	22,497	7,476	1,118
Selling and marketing expenses	1,406	3,033	5,323	3,305	3,064	665
General and administrative expenses	3,851	6,016	9,662	1,317	469	419
Operating income (loss)	(5,709)	(9,034)	(7,094)	17,875	3,943	34
Financial expenses (income), net	(14)	77	(127)	99	(269)	371
Income (loss) before income taxes	(2,674)	(9,111)	(6,967)	17,776	4,212	(337)
Income tax expenses (benefit)	-	-	1,086	3,023	1,090	(57)
Net and comprehensive income (loss)	$(5,695)	$(9,111)	(8,053)	$14,753	$3,122	$(280)
Weighted-average ordinary shares outstanding - basic and diluted (1)	2,459,088	2,459,088	2,459,088	2,459,088	2,459,088	2,459,088
Earnings (loss) per ordinary share - basic and diluted (U.S. dollars) (1)(2)	$(2.32)	$(3.71)	(3.27)	$6.00	$1.27	$(0.11)
Dividends paid (3)	$—	$—	$—	$(14,951)	$(817)	$(231)

(1)	On December 27, 2017, we implemented a 1-for-10 consolidation of our ordinary shares, with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

(2)	We compute basic earnings or loss per share by dividing net income by the weighted-average number of ordinary shares outstanding during the period. However, consistent with the accounting for the Business Combination as a reverse merger, the calculation of the weighted-average number of ordinary shares (i) includes 2,459,088 ordinary shares assumed to be outstanding as of January 1, 2013 (which include 48,000 ordinary shares that were issued to the former ASM shareholder upon exercise of his put option in respect of the ASM shares that were not acquired by us at the consummation of the Business Combination); and (ii) excludes 117,327 outstanding ordinary shares that are subject to the put option of Messrs. Hurgin and Aurovsky. For purposes of diluted income (loss) per share, as our outstanding warrants to purchase 855,744 ordinary shares are “out- of- the- money” and the issuance of up to 845,000 additional ordinary shares pursuant to the earn-out under the merger agreement was not probable at any given period, such shares and warrants were excluded from the calculation of diluted income (loss) per share. For additional information, see Note 2.l. to the audited consolidated financial statements for the year ended December 31, 2017 incorporated by reference herein.

(3)	Dividends paid by Ability prior to the consummation of the Business Combination on December 23, 2015.

	June 30,	December 31,
	2018	2017	2016	2015	2014	2013
	(unaudited)	(audited)
	(U.S. dollars; in thousands)
Balance Sheet Data:
Cash and cash equivalents	$150	$1,944	$11,840	$25,829	$11,709	$376
Total current assets	15,219	6,482	30,247	33,820	13,585	2,547
Total non-current assets	1,197	13,531	1,588	12,769	870	1,007
Total assets	16,416	20,013	31,835	46,589	14,455	3,554
Total current liabilities	21,355	7,038	21,888	16,552	12,473	4,542
Total non-current liabilities	165	12,384	245	12,282	257	409
Total liabilities	21,520	19,422	22,133	28,834	12,730	4,951
Total shareholders’ equity (capital deficiency)	(5,104)	591	9,702	17,755	1,725	(1,397)
Total liabilities and shareholders’ equity (net of capital deficiency)	$16,416	$20,013	$31,835	$46,589	$14,455	$3,554

RISK FACTORS

You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus and in the documents incorporated by reference herein. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In addition, please read “About this Prospectus” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our securities could decline, and you may lose all or part of your investment therein. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, results of operations, financial condition and prospects.

Risks Related to our Financial Position

We have incurred net losses and negative cash flows in the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018 and can provide no assurance of our future operating results.

We currently have limited product revenues. We have experienced net losses and negative cash flows from operating activities during the years ended December 31, 2017 and 2016 and the six month period ended June 30, 2018. For the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018, we incurred net losses of $9.1 million, $8.1 million and $5.7 million, respectively.  As of June 30, 2018, we had an aggregate accumulated deficit of $23.7 million. We expect to incur additional operating losses for the foreseeable future. There can be no assurance that we will be able to achieve sufficient revenues to support our operations or be profitable in the future.

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Our audited consolidated financial statements for the year ended December 31, 2017 were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2017, indicating that there is a substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, by, among others things, increasing our revenues, raising capital through public or private offerings or reducing our expenses, we may exhaust our cash resources and will be unable to continue our operations. If we cannot continue as a viable entity, our shareholders would likely lose most or all of their investment in us.

Even if this offering closes, we will need significant additional capital, which we may be unable to obtain. If we are unable to raise capital, we will be forced to reduce or eliminate our operations.

Revenues generated from our operations are not presently sufficient to sustain our operations. As of June 30, 2018, we had total cash and cash equivalents of $150,000, negative working capital of $6.1 million and a capital deficiency of $5.1 million. Based on our projected cash flows and our cash balances as of the date of this prospectus, our management is of the opinion that without fund raising we have sufficient capital to finance our operations for up to six months assuming the utilization in full of our line of credit described in the next sentence. On April 11, 2018, we obtained a six-month bank line of credit of NIS 11.0 million ($3.1 million) secured by our controlling shareholders, Anatoly Hurgin, who is also our Chief Executive Officer and Chairman, and Alexander Aurovsky, who is also our Chief Technology Officer and a director. To date, we have drawn down NIS 5.5 million ($1.5 million) on the line of credit. The line of credit, which is still secured by Messrs. Hurgin and Aurovsky, has been extended through April 9, 2019. Assuming estimated net proceeds from this offering of approximately $8.8 million after deducting the placement agent fee and estimated offering expenses payable by us, at our expected burn rate following this offering, the proceeds from this offering will be sufficient for approximately 12 months from the date of this prospectus assuming the utilization in full of our line of credit described above and further assuming no material increase in our litigation and/or settlement costs and expenses.

Even if this offering closes, we may need to raise significant additional capital and if we are unable to obtain additional sufficient financing, we will be forced to reduce the scope of, or eliminate our operations. We will also have to reduce marketing, customer service or other resources devoted to our products. Any of these factors will materially harm our business and results of operations.

There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. We may be required to pursue sources of additional capital through various means, including debt or equity financings. Any additional capital raised through the sale of equity or equity-linked securities will dilute our current shareholders’ ownership in us, potentially substantially, and could also result in a substantial decrease in the market price of our ordinary shares. Also, the terms of securities we may issue in future capital transactions may be more favorable for new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Our ability to obtain needed financing may be impaired by such factors as the capital markets, our history of losses, and our litigations and SEC investigation which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to curtail or cease operations or file for bankruptcy protection.

Our ordinary shares could be delisted from the Nasdaq Capital Market if we fail to regain compliance with the Nasdaq’s stockholders’ equity continued listing standards. Our ability to publicly or privately sell equity securities and the liquidity of our ordinary shares could be adversely affected if we are delisted from the Nasdaq Capital Market.

On January 12, 2018, we received a notification from the Staff that we are not in compliance with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a Minimum Shareholders’ Equity Requirement, or any alternatives to such requirement. In order to maintain our listing on the Nasdaq Capital Market, we submitted a plan of compliance addressing how we intended to regain compliance, which was accepted by the Staff on March 7, 2018. We had until July 11, 2018, to evidence compliance with the Minimum Shareholders’ Equity Requirement.

On July 12, 2018, we received a letter from the Staff indicating that we did not meet the Staff’s July 11, 2018 deadline to regain compliance with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in shareholders’ equity or any alternatives to such requirement. As a result, we would have been subject to delisting on July 23, 2018 unless we requested a hearing before a Nasdaq Listing Qualifications Panel, or the Panel. On July 19, 2018, we requested a hearing before the Panel. On August 30, 2018, a hearing was held before the Panel at which we presented our plan of compliance and requested a further extension of time until November 30, 2018. On September 17, 2018, the Panel determined to continue the listing of our ordinary shares on Nasdaq subject to us having, on or before November 30, 2018, completed our compliance plan and regained compliance with the Minimum Shareholders’ Equity Requirement and demonstrated to the satisfaction of the Panel that we can maintain compliance over the coming year. If we are unable to demonstrate compliance with all requirements for continued listing on the Nasdaq by November 30, 2018, then our ordinary shares may be delisted from the Nasdaq.

Previously, on October 11, 2017, we received notification from the Staff that we were not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of our ordinary shares for the 30 consecutive business days ended October 10, 2017, we no longer met the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had an initial Minimum Bid Price Compliance Period, to regain compliance with the minimum bid price requirement. On December 27, 2017, we implemented a 1-for-10 consolidation of our ordinary shares with a market effective date of March 23, 2018. One of the primary intents for the consolidation was that the anticipated increase in the price of our ordinary shares immediately following and resulting from a reverse stock split due to the reduction in the number of issued and outstanding ordinary shares would help us meet the price criteria for continued listing on the Nasdaq Capital Market. On April 9, 2018, we received a notification from the Staff that we had regained compliance with the Nasdaq Listing Rule 5550(a)(2).

In addition, previously, on April 19, 2017, we received notification from the Staff that as a result of the resignation of all of our independent directors from our board of directors in April 2017, we were no longer in compliance with Nasdaq Listing Rules 5605(b)(1), 5605(c)(2), 5605(d)(2) and 5605(e) as the board was no longer comprised of a majority of independent directors nor does it have an audit committee, compensation committee or nominating committee. On May 18, 2017, Nasdaq notified us that we regained compliance following the appointment of Levi Ilsar, Brigadier General (Ret.) Eli Polak and Nimrod Schwartz to our board of directors and the audit, compensation and nominating committees thereof. In addition, on June 6, 2017 we received notification from the Staff that we were not in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rule 5550(a)(2). On June 23, 2017, we received a notification from the Staff that we had regained compliance with Nasdaq Listing Rule 5550(a)(2).

If we are delisted from the Nasdaq Capital Market, our ordinary shares may be eligible for trading on an over-the-counter market in the United States. In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our ordinary shares, it may be extremely difficult or impossible for shareholders to sell their ordinary shares in the United States. Moreover, if we are delisted from the Nasdaq Capital Market, but obtain a substitute listing for our ordinary shares in the United States, it will likely be on a market with less liquidity, and therefore experience potentially more price volatility than experienced on the Nasdaq Capital Market. Shareholders may not be able to sell their ordinary shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our ordinary shares are delisted from the Nasdaq Capital Market, the price of our ordinary shares is likely to decline. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. Moreover, if our ordinary shares were delisted from Nasdaq, we will no longer be exempt from certain provisions of the Israeli Securities Law, and therefore will have increased disclosure requirements.

Risks Related to our Business

Our revenues are highly dependent on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited.

In November 2015, we introduced ULIN, a product based on a new technology allowing for the interception of communication in GSM, UMTS and LTE cellular networks without, in most cases, the involvement of mobile network operators. We expected that ULIN would be a major growth driver of our sales and revenues. However, since the introduction of ULIN, customer adoption of ULIN has been much slower than we had anticipated, and while we have seen significant interest in ULIN and its advanced capabilities, during the year ended December 31, 2016, we only completed one ULIN sale (which was our first ULIN sale). During the year ended December 31, 2017, we suspended recognizing revenues for this sale due to collectability issues. In January 2018, we completed an additional sale of ULIN however due to technical implementation issues encountered with the solution, we have not recognized any revenue from such sale to date. We have two other ongoing projects that include the sales of ULIN however the sales have not been completed and therefore we have not recognized any revenue from such sales to date. We believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantages over tactical interception solutions, is primarily due to its increased costs compared to such tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to the content of voice calls and SMS, and ULIN’s inability to intercept cellular communication within some network operators. We believe that continued increase in usage of new communication channels and the technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies), which have resulted in tactical cellular interception systems becoming more complex and expensive, may contribute to the competitive strength and distinctiveness of ULIN, which in turn may result in an increased demand for ULIN. However, we cannot assure you that the market or demand for ULIN will grow as we believe (if at all).

Furthermore, ULIN sales cycles have taken longer than expected to complete. We believe that the significant increase in the length of the ULIN sales cycle, compared to our legacy tactical interception solutions is primarily due to the difficulties described above and the lengthy purchasing approval processes for ULIN, oftentimes requiring the approval of the most senior levels of government.

Our ULIN offering has and will continue to require significant attention from our management and other key personnel and may require expansion of our sales network to accommodate the higher value and complexity of ULIN sales as well as the currently expected demand.

Furthermore, since the introduction of ULIN, while we have continued to offer our legacy tactical cellular interception solutions, we have experienced a significant decline in sales of our existing portfolio of solutions and products within the cellular interception category and ULIN may not render a substantial percentage of our existing product portfolio obsolete. In addition, increased usage of new communication channels and technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies) have resulted in cellular interception systems becoming more complex, expensive and limited in their interception capabilities, which we believe in turn have also had an adverse effect on sales of our legacy tactical cellular interception solutions. If we are unable to achieve increased customer adoption of ULIN, our business, financial condition and results of operations would be materially adversely affected.

Slow customer adoption and extended sales cycles of ULIN, as well as decline in sales of our existing portfolio of solutions and products, resulted in a 82% decrease in revenues for the year ended on December 31, 2017 compared to the year ended on December 31, 2016, as well as a 68% decrease in revenues compared to the year ended on December 31, 2015.

ULIN sales are dependent on a reseller agreement with one supplier, which automatically terminates in January 31, 2019.

Our ULIN sales are based on a reseller agreement granting us a worldwide exclusive right to sell ULIN, which agreement following a recent amendment automatically terminates in January 31, 2019 and may be terminated by either party under certain specific circumstances. We may not be able to further extend the agreement or may not be able to do so on terms favorable to us. The ULIN supplier is a third party supplier and, as such, we have no ability to exert any influence over the business or employees of the supplier. Further, the supplier is a recently established corporation with a short operating history and is unknown in the industry. If the supplier ceases operations or is unable to deliver ULIN in the quantities and requisite quality required by us, is unable to attract or retain its key personnel or fails to adequately upgrade and develop ULIN in order for it to remain competitive, our business, financial condition and results of operations could be materially adversely affected. In addition, under the reseller agreement and during its term, at the end of each contract year in which we sell less than $10.0 million of products resulting in less than $5.0 million payments to the supplier, we are required to pay the supplier a 15% penalty against the shortfall amount. Accordingly, for the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018, we paid penalty payments to the supplier in the amounts of $1.8 million, $1.5 million and $0.7 million, respectively, and are currently paying penalty payments of $125,000 per month, which as of October 20, 2018, will be reduced to 30,000 Euros per month. Further, during the term of the reseller agreement, we must obtain the supplier’s consent to, among other things, manufacture, sell or market any product which is competitive with ULIN. If the supplier does not give its timely consent to any such action, our business, financial condition and results of operations would be materially adversely affected.

We are under an investigation by the SEC and recently received a Wells notice and if SEC enforcement action is initiated, even if ultimately resolved favorably for us, such action would have a material adverse impact on our reputation, business, financial condition, results of operations or cash flows.

As we disclosed in our Report on Form 6-K furnished with the SEC on February 16, 2017, we received a subpoena from the SEC. The subpoena requested, among other things, information regarding the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. In furtherance of the investigation, the SEC issued subpoenas to Anatoly Hurgin and Alexander Aurovsky, our controlling shareholders who are also officers and directors, and the SEC obtained testimony from Company officers among others. We and our officers have been fully cooperating with the investigation.

On July 3, 2018, the SEC issued Wells notices to us and Messrs. Hurgin and Aurovsky in connection with the previously disclosed ongoing investigation of the SEC into the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. The Wells notice indicated that the Staff of the SEC’s Division of Enforcement has made a preliminary determination to recommend that the SEC authorize the institution of an enforcement action against us and Messrs. Hurgin and Aurovsky that would allege, among others, violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) and 14(a) of the Securities Exchange Act of 1934. A Wells notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides us and Messrs. Hurgin and Aurovsky with an opportunity to respond to issues raised by the SEC and offer their perspective prior to any SEC decision to institute proceedings. On August 10, 2018, we and Messrs. Hurgin and Aurovsky made Wells submissions in response to the Wells notices. If enforcement action is initiated, this could result in us and Messrs. Hurgin and/or Aurovsky being subject to an injunction and cease and desist order from further violations of the securities laws as well as monetary penalties of disgorgement, pre-judgment interest, a civil penalty, and in the case of Messrs. Hurgin and Aurovsky only, a bar from serving as an officer or director. If enforcement action is initiated, even if ultimately resolved favorably for us, this would have a material adverse impact on our reputation, business, financial condition, results of operations or cash flows.

Adverse outcomes in our outstanding litigation matters, or in new litigation matters that arise in the future, could negatively affect our business, results of operations, financial condition and cash flows.

We and our officers are defendants in multiple lawsuits. See “Prospectus Summary—Legal Proceedings” for further details. We intend to engage in a vigorous defense of the lawsuits. In certain circumstances, we are obliged to indemnify our current and former officers who are named as defendants in these lawsuits. However, except with regards to the New York Class Action Litigation, we are unable to predict the outcome of any of these matters at this time. Any conclusion of these matters in a manner adverse to us could have a material adverse effect on our business, results of operation, financial condition and cash flows. For example, we may be required to pay substantial damages, incur payments of fines and penalties, incur substantial costs not covered by our directors’ and officers’ liability insurance, suffer a significant adverse impact on our reputation, and management’s attention and resources may be diverted from other priorities, including the execution of business plans and strategies that are important to our ability to grow our business, any of which could have a material adverse effect on our business. In addition, we recently entered into an agreement with our insurer pursuant to which we agreed to discharge our insurer from liability with respect to any U.S. claims (excluding the Ladragor Litigation in Israel, as described further in “Prospectus Summary—Legal Proceedings”) in consideration for an aggregate settlement amount of $5.0 million, of which $2.5 million is to be used for settlement of the New York Class Action Litigation and the remaining amount is to be used to cover various defense and legal costs. Accordingly, no insurance proceeds will be available for any U.S. claims other than with respect to the settlement of the New York Class Action Litigation. If we do not have sufficient funds to settle or pay any damages and costs with respect to any U.S. claims not covered by insurance, this would have a material adverse effect on our business, financial condition and results of operation.

We face risks relating to government spending and contracts with governments and governmental agencies.

All of our revenues to date have been generated from engagements with various governments around the world, including national, regional and local governmental agencies, either directly or through resellers or integrators. We expect that sales to governments and governmental agencies, including through resellers or integrators, will continue to be the primary source of our revenues for the foreseeable future. Slowdowns, recessions, economic instability, political unrest, government changes, armed conflicts or natural disasters around the world may cause governments and governmental agencies to delay, reduce or even cancel planned spending, reduce the scope of or terminate projects, even if already budgeted, or decide to change priorities and reallocate budgets, all of which could adversely affect our business.

Sales to governments and governmental agencies, including through resellers or integrators, are subject to special risks, such as delays in funding, termination of contracts or sub-contracts at the convenience of the government or applicable governmental agency, reduction or modification of contracts or sub-contracts in the event of changes in the government’s policies or priorities, as a result of budgetary constraints or for other reasons, collection difficulties, increased or unexpected costs resulting in losses or reduced profits under fixed price contracts, and governmental agencies’ right to audit and investigate government contractors.

In addition, the market for the solutions and products we sell is highly dependent on the spending cycle and scope of federal, state, local and municipal governments, as well as those of security organizations in international markets. We cannot assure you that these spending cycles will materialize as we expect and that we will be positioned to benefit from these potential opportunities.

Furthermore, our engagements provide for customer acceptance of our solutions with a right of return, regardless of any previous partial acceptance. Failure to obtain customer acceptance for the complete solutions or if the customer exercises its right of return, or, generally, termination of the engagement, would generally not entitle us to reimbursement for our incurred costs for work performed. While such occurrences have not happened in the past, we cannot be certain that we will not experience problems in the future in our performance of such government engagements.

For most solutions and products, we rely on third party suppliers, manufacturers and partners, and if these relationships are interrupted we may not be able to obtain substitute suppliers, manufacturers or partners on favorable terms or at all and we may be subject to other adverse effects.

We rely on non-affiliated suppliers and original equipment manufacturer, or OEM, partners for most non-standard products or components which may be critical to our solutions, including both hardware and software, and on manufacturers of assemblies that are incorporated into our solutions. During the years ended December 31, 2017, 2016 and 2015, expenses incurred with respect to our three largest suppliers comprised 27%, 72% and 70% of our cost of revenues, respectively, and one supplier accounted for 17%, 40% and 43% of our cost of revenues in such years, respectively.

In October 2015, we entered into an agreement with a third party supplier who designs and licenses ULIN. This agreement may in the future account for a significant portion of our vendor costs as well as our revenue generation. See the risk factor “ULIN sales are dependent on a reseller agreement with one supplier, which automatically terminates in January 31, 2019.”

Our competitiveness, business and future growth is highly dependent on our ability to retain access to these suppliers and contractors as well as their technology. Our reliance on a limited number of suppliers involves risks. In the event that a key supplier, including in particular the supplier of ULIN, ceases operations or otherwise ceases to do business with us, it may take a substantial amount of time and expense for us to secure substitute suppliers. Certain of our suppliers also offer products that compete with our solutions. We may also purchase technology, license intellectual property rights and oversee third party development and localization of certain products and components, in some cases, by or from companies that may compete with us or work with our competitors. In addition, in certain cases, we may be dependent on sole-source suppliers for some components. If any of these sole-source suppliers fails to meet our needs, we may not have readily available alternatives. Our ability to fill our supply needs could jeopardize our ability to satisfactorily and timely complete our obligations under our government and other contracts.

If these suppliers, manufacturers or partners experience financial, operational, manufacturing capacity or quality assurance difficulties, cease production and sale of the products we buy from them entirely, or there is any other disruption, including loss of license, OEM or distribution rights, including as a result of the acquisition of a supplier or partner by a competitor, we may be required to locate alternative sources of supply or manufacturing, to internally develop the applicable technologies, or to redesign and/or remove certain features from the products and solutions we offer, any of which would be likely to increase expenses, create delivery delays and negatively impact our sales. Although we endeavor to put in place contracts with key providers, and attempt to identify redundant suppliers, we may not be able to enter into such contracts or purchase from redundant suppliers. If we are able to enter into such contracts, we may not be successful in obtaining adequate protections, these agreements may be short-term in duration and the counterparties may be unwilling or unable to stand behind such protections. Moreover, these types of contractual protections offer limited practical benefits to us in the event our relationship with a key provider is interrupted. In addition, by utilizing third party suppliers, manufacturers and partners, we run the risks that the reputation and competitiveness of the products, solutions and services we offer may deteriorate as a result of the reduction of our control over quality and delivery schedules and the consequent risk that we will experience supply interruptions and be subject to escalating cost; and our competitiveness may be harmed by the failure of our subcontractors to develop, implement or maintain manufacturing methods appropriate for our product portfolio and our customers.

Further, as suppliers discontinue their products, modify them in manners incompatible with our current use or use manufacturing processes and tools that could not be easily migrated to other vendors, we could have significant delays in product availability, which would have a significant adverse impact on our results of operations and financial condition. Although we believe that we can obtain alternative sources of supply in the event our suppliers are unable to meet our requirements in a timely manner, we cannot assure you that our alternative sources of supply would be sufficient to avoid a material interruption or delay in deliveries and in availability.

If we cannot retain and recruit key personnel, our business may suffer and our ability to operate and grow our business may be impaired.

We depend on the continued service and performance of our senior management and key personnel, including Anatoly Hurgin, our Chief Executive Officer, and Alexander Aurovsky, our Chief Technology Officer, to run and grow our business. As of October 28, 2018 we employed 14 individuals on a full-time basis and two individuals on a part-time basis, comprised of administrators, marketing and technical personnel. We may not be able to continue to retain and attract such personnel and the loss of the services of these persons could adversely affect our business. Members of our senior management team may resign at any time (subject to applicable contractual advance notice periods). At present, the pending litigations to which we and our executives and certain of our former directors are a party and the SEC investigation, as well as the implementation of procedures relating to compliance with the United States Foreign Corrupt Practices Act, or the FCPA, require significant management time and could divert the attention of our management from our business operations. In addition, if enforcement action is initiated by the SEC against Messrs. Hurgin and/or Aurovsky (see “Prospectus Summary—Recent Developments—Wells Notice”), either one of them could be subject to a bar from serving as an officer or director which would have a material adverse effect on our business and results of operations and may require us to curtail or cease operations or file for bankruptcy protection.

To remain successful and to grow, we also need to retain existing employees and attract new employees who understand and/or have experience with the solutions and products we offer and our markets, especially new markets and growth areas we may enter. As we grow, we must also enhance and expand our management team to execute on new and larger agendas and challenges and recruit and retain qualified personnel, such as project managers, to execute, commercialize, market and sell the solutions and products we offer. The market for qualified personnel is limited in the areas of emerging technology and recruitment of qualified personnel is competitive in the geographic markets in which we operate. We may be at a competitive disadvantage to companies with greater brand recognition or financial resources in recruiting. An inability to attract and retain highly qualified employees may have a material adverse effect on our results of operations and financial position. Moreover, if we are not able to properly balance investment in personnel with growth in our business, our profitability may be adversely affected. There can be no assurance that we will be able to successfully recruit and integrate new employees. There is often intense competition to recruit highly skilled employees in the technology industry, and we may not be able to offer current and potential employees a compensation package that is satisfactory in order to retain or recruit them.

We face risks related to the concentration of customers with whom we do business and, if we are unable to establish and maintain our relationships with such customers, our business and ability to grow could be materially adversely affected.

We conduct business with a relatively small number of customers, including third party resellers and agents, each of which could be material to our business. With respect to sales in many regions and countries, we sell to third party resellers that, in turn, resell the products and solutions we offer to various security and intelligence agencies, military forces, law enforcement agencies and homeland security agencies. For example, in the years ended December 31, 2017, 2016 and 2015, one significant reseller accounted for 45%, 47% and 66% of our revenues, respectively, and one other reseller in each such periods accounted for 25%, 32% and 13% of our revenues, respectively. Our sales to relatively few significant resellers and customers could continue to account for a substantial percentage of our sales in the foreseeable future. There can be no assurance that we will be able to retain these key resellers and customers or that such resellers and customers will not cancel purchase orders, reschedule or decrease their level of purchases. Loss, cancellation, deferral of business by, or failure to receive new contracts, renewals or follow-on contracts from, such resellers and customers could have a material adverse effect on our business and operating results.

To remain successful, we must maintain our existing relationships as well as identify and establish new relationships with other customers, including third party resellers and agents. We must often compete with other suppliers for these relationships and our competitors often seek to establish exclusive relationships with these sales channels or to become a preferred partner for them. Our ability to establish and maintain our relationships is based on, among other things, factors that are similar to those on which we compete for end customers, including features, functionality, ease of use, installation, maintenance and price.

As our market opportunities change, our reliance on particular distribution channels may increase or we may need to create new channels to address changing market needs, which may negatively impact our growth and gross margins. Certain of our current distribution channels currently compete with us or may enter into markets in competition with us, which could result in the termination of our relationship with them or lead to a significant reduction in sales through such channels. There can be no assurance that we will be successful in maintaining, creating or expanding these distribution channels.

In addition, the execution of our growth strategy also depends on our ability to create new alliances with certain market players in certain markets. Even if we are able to enter into such alliances, it may be under terms that are not favorable to us, or we may not be able to realize the benefits that are anticipated through such alliances. If we are not successful at these efforts, we may lose sales opportunities, customers and market share, which may have a material adverse effect on our business and results of operations.

The industry in which we operate is characterized by rapid technological changes, evolving industry standards and changing market potential from area to area, and if we cannot anticipate and react to such changes, our financial results may suffer.

The markets for the products and solutions we sell are characterized by rapidly changing technology and evolving industry standards. The introduction of products and solutions embodying new technology, new delivery platforms and the commoditization of older technologies, together with the emergence of new industry standards, technological hurdles and protection measures, can exert pricing pressure on existing products and solutions and/or render them unmarketable or obsolete. For example, new industry standards for cellular networks are introduced from time to time, such as the proposed 5G networks. Moreover, the market potential and growth rates of the markets we serve are not uniform and are rapidly evolving.

It is critical to our success that we are able to anticipate and respond to changes in technology and industry standards and new customer challenges by consistently offering new, innovative, high-quality products and solutions that meet the changing needs of our customers. See the risk factor “For most solutions and products, we rely on third party suppliers, manufacturers and partners, and if these relationships are interrupted we may not be able to obtain substitute suppliers, manufacturers or partners on favorable terms or at all and we may be subject to other adverse effects.” We must also successfully identify, enter into and prioritize areas of growing market potential, including by launching and driving demand for new and enhanced solutions and products. If we are unable to execute on these strategic priorities, or if our competitors are able to do so more rapidly, we may lose market share or experience slower growth, and our profitability and other results of operations may be materially adversely affected.

We cannot assure you that the market or demand for the products and solutions we sell will grow (if at all), that we will successfully introduce new products or solutions, or new applications for existing products and solutions, that such new products, solutions or applications will achieve market acceptance or that the introduction of new products or technological developments by others will not render the products and solutions in our current portfolio obsolete. See the risk factor “Our revenues are highly dependent on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited.” In addition, certain of the solutions and products we sell must readily integrate with major third party security, telephone, front-office and back-office systems. Any changes to these third party systems could require such products to be redesigned, and any such redesign might not be possible on a timely basis or may not achieve market acceptance. Furthermore, some of the solutions and products we sell rely on weaknesses of commonly used protocols and if such weakness were identified and patched and we were unable to respond to such technological challenges in a timely manner, our business may be adversely affected. If we are unable to offer solutions and products that are competitive in technology and price and responsive to customer needs, there would be a material adverse effect on our business, financial condition and results of operations.

Our solution has the ability to intercept cellular communication. However, ways of communication continue to change and evolve in such a way that parties are able to communicate via mobile applications rather than via standard cellular communication protocols. Communication via mobile applications has become more common, as has the use of such applications over WiFi networks. The challenges this poses are twofold; the applications are encrypted and so too are the WiFi network connections. This has resulted in communication becoming more secure and therefore interception with the use of our products has become increasingly difficult. Should this trend continue to rise, our products might become more redundant.

In order to successfully compete in all sectors of our business, including security projects awarded through competitive bids, we may commit to provide certain technologies and solutions which are still under development or which will have to be developed (including by third parties), licensed or acquired specifically for that customer. This may increase the risk of technological difficulties that may prevent us from complying with our contractual obligations, expose us to possible penalties and legal claims, and affect the profitability of a project, which may have a negative impact on our business, financial condition and results of operations.

If we do not have access to the most current technology, we may not be able to market our products and services.

The security industry is constantly changing to meet new requirements, which result from new threats to government and industry, both from potential threats to persons and property, to industrial and governmental espionage, as well as general concern about personal and family safety. In order to meet these needs we must both anticipate problems and develop methods for reducing the potential risk. We rely primarily on the performance and design characteristics of our products in marketing our products, which requires access to state-of-the art technology in order to be competitive. Our business could be impaired if we cannot obtain licenses for such updated technology or develop state-of-the-art technology ourselves. If we cannot meet the developing challenges, we will not be able to market our interception and geolocation products successfully.

We face risks relating to large projects.

The larger and more complex our customers’ projects are, the greater the risks associated with such projects. Moreover, these risks are increased due to our need to custom design our solutions to meet each customer’s specific needs. These risks may include exposure to penalties and liabilities resulting from a breach of contract, inability to fully integrate the needed products with any third party products and inability to effectively combine various technologies into customized solutions. In some of these projects we may use domestic or foreign subcontractors for various planning aspects, solution development, integration, delivery and successful and timely completion. We may be held liable for the failure of our subcontractors, from whom we may have no or limited recourse. Additionally, to the extent that we cannot engage such subcontractors, partners or specialists or cannot engage them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired.

We may experience fluctuations in being selected for such large projects, which correspondingly may result in substantial fluctuations in our income and results of operations, as revenues from large projects are likely to be a single occurrence and nonrecurring. In addition, there may be fluctuations in cash collection and revenue recognition with respect to such projects due to, among other things, a substantial period of time often elapsing from the time we enter into negotiations until we actually sell the project to the specific customer.

The sophisticated nature of the solutions and products we sell, customization of solutions based on specific customer needs, sales cycle and unpredictable sales terms and timing may create uncertainty in, or negatively impact, our operating results and make such results more volatile and difficult to predict.

The timing of our sales cycle ranges from as little as a few weeks to more than a year. Our larger sales, which we emphasize in our sales strategy, typically require a minimum of a few months to consummate. As the length or complexity of a sales process increases, so does the risk of not successfully closing the sale. Larger sales are often made by competitive bid, which also increases the time and uncertainty associated with such opportunities. In addition, because many of our solutions are sophisticated, customers may also require education on the value and functionality of our solutions as part of the sales process, further extending the time frame and uncertainty of the process. Longer sales cycles, competitive bid processes, customizing solutions based on specific customer needs and the need to educate customers means that:

●	There is greater risk of customers deferring, scaling back or cancelling sales as a result of, among other things, their receipt of a competitive proposal, changes in budgets and purchasing priorities or the introduction or anticipated introduction of new or enhanced products and solutions either by us or our competitors during the process.

●	We may make a significant investment of time and money in opportunities that do not come to fruition, which investment may not be usable or recoverable in future projects.

●	We may be required to bid on a project in advance of the completion of its design or be required to begin implementation of a project in advance of finalizing a sale, in either case, increasing the risk of unforeseen technological difficulties or cost overruns.

●	We face greater downside risks if we do not correctly and efficiently deploy limited personnel and financial resources and convert such sales opportunities into orders.

Additionally, after the completion of a sale of a specific solution or a more sophisticated product, our customers may need assistance from us in making full use of the functionality of these solutions or products, in realizing all of their benefits or in implementation generally. If we are unable to assist our customers in realizing the benefits they expect from the solutions and products that we sell, demand for such solutions and products may decline and our operating results may be adversely affected.

Our uneven sales patterns could significantly impact our revenues and earnings.

The timing in which transactions are entered into may shift from one quarter to another, due to, among other things, a shifting by our buyers of their buying decisions, resulting in the shifting of bookings and revenues from one quarter to another. Additionally, because we emphasize larger transactions with a higher value in our sales strategy, a substantial period of time often elapses from the time we enter into negotiations until we actually sell the product to the specific customer, and the deferral or loss of one or more significant orders or a delay in a large implementation could therefore materially adversely affect our operating results, especially in a given quarter.

In addition to the foregoing, our ability to forecast our operating results from quarter to quarter and from year to year is impacted by the fact that pricing, margins and other deal terms may vary substantially from transaction to transaction, especially across business lines. The extended time frame and uncertainty associated with many of our sales opportunities also make it difficult for us to accurately forecast our revenues (and attendant budgeting and guidance decisions) and increases the volatility of our operating results from period to period. In addition, in light of the fact that ULIN is a relatively new solution with unpredictable sales cycles, with multiple pricing models, our revenue visibility is significantly reduced, which makes it harder to provide adequate forecasts. Until we have clarity on the sales cycle, and a better understanding of the timing and implementation for a relatively small number of larger deals, we shall not provide forecasts.

We have not always met, and we might not meet in the future, our expectations or those of industry analysts in a particular future quarter or a fiscal year, including as a result of the factors described in these Risk Factors.

We are subject to complex, evolving regulatory requirements that may be difficult and expensive to comply with and that could negatively impact our business.

Our business and operations are subject to regulatory requirements in Israel and elsewhere, including, among other things, with respect to government contracts, export control, labor, tax, anti-bribery, anti-corruption, data privacy and protection, and communications monitoring and interception. Regulatory requirements are subject to constant change that may have a material impact on our operations. Compliance with these regulatory requirements may be onerous, time-consuming, and expensive, especially where these requirements vary from jurisdiction to jurisdiction or where the jurisdictional reach of certain requirements is not clearly defined or seeks to reach across national borders. Regulatory requirements in one jurisdiction may make it difficult or impossible to do business in another jurisdiction. We may also be unsuccessful in obtaining permits, licenses or other authorizations required to operate our business, such as for the marketing or sale or import or export of products, solutions and services that we offer.

We cannot assure you that our methods of and policies for doing business will be adequate for new markets, including the United States, or that we will be able to modify such methods or policies in a manner that allows us to enter into specific markets, including the United States. Violations of applicable laws or regulations, including by our officers, employees, contractors or agents, may harm our reputation and deter governments and governmental agencies and other existing or potential customers or partners from purchasing our solutions. Furthermore, non-compliance with applicable laws or regulations could result in fines, damages and criminal sanctions against us, our officers or our employees, restrictions on the conduct of our business, and damage to our reputation.

Our business, results of operations and financial condition could be materially adversely affected by changes in the legal and regulatory environment.

Our business, results of operations and financial condition could be materially adversely affected if laws, regulations or standards relating to our business (including the solutions and products that we offer), the Company or our employees (including labor laws and regulations) are implemented or changed. Among these laws and regulations, there are requirements in Israel and other territories in relation to import and export controls, data privacy and protection, anti-bribery and anti-corruption, labor, tax and environmental and social issues. While we make efforts to comply with such requirements, we cannot assure you that we will be fully successful in our efforts. Failure to comply with applicable laws and regulations could result in fines, damages, civil liability and criminal sanctions against us, our officers and our employees and prohibit us from conducting our business and damage our reputation.

The occurrence of privacy or information security breaches (or the belief that any such breach has occurred) in the operation of our business, or by third parties using a product or solution obtained through us, could harm our business, financial condition and operating results. Some of our customers use the solutions and products that we offer to compile and analyze highly sensitive or confidential information. We may come into contact with such information or data when we perform service or maintenance functions for our customers. The perception or fact that any of our employees has improperly handled sensitive information of a customer or a customer’s end user could negatively impact our business. If, in handling this information, we fail to comply with applicable privacy legislation or procedures, we could incur civil liability to governments or governmental agencies or any customers and individuals whose privacy was compromised.

Further, governments around the world are adopting a growing number of compliance and regulatory initiatives that are driven by events and concerns such as accounting scandals, security threats and economic conditions. We cannot assure you that we will be successful in our efforts to effectively respond to new initiatives and standards, that such changes will not negatively affect the demand for the products, solutions and services we offer, or that our competitors will not be more successful or prepared than us in responding to these new initiatives and standards.

We may be limited in our ability to transfer or outsource certain aspects of our business to certain jurisdictions, and may be limited in our ability to undertake development activities in certain jurisdictions, which may impede our efficiency and adversely affect our business results of operations.

Our solutions may contain defects or may be vulnerable to cyber-attacks, which could expose us to both financial and non-financial damages.

Many of our existing solutions are, and future solutions are expected to be, sophisticated and may develop operational problems. New products and new product versions, and the incorporation of third party products into our solutions, also give rise to the risk of defects or errors. These defects or errors may relate to the operation or the security of the products and solutions we sell and could result in product returns, loss of or delay in market acceptance of the products and solutions, loss of our competitive position or claims by customers or others, which would seriously harm our revenues, financial condition and results of operations. Moreover, even well-designed and tested products and solutions may be vulnerable to cyber-attacks. If we do not discover and remedy such defects, errors or other operational or security problems until after a product or solution has been released to customers, we may incur significant costs to correct such problems and/or become liable for substantial damages for product liability claims or other liabilities. Furthermore, correcting and repairing such errors, failures or defects could also require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our product licensing. The identification of errors in the products and solutions we sell, the detection of bugs by our customers, or a successful cyber-attack on one of the products and solutions even absent a defect or error, may damage our reputation in the market as well as our relationships with existing customers, which may result in our inability to retain our customers or attract new customers, which could have a material adverse effect on our results or financial condition.

We are dependent on the efforts of contractors for projects in which we serve as subcontractor.

For certain projects, we act as subcontractors and depend on the conduct of and our relationship with the relevant general contractor. If one or more of these contractors experience financial or operational difficulties, we could experience an interruption in our operations. There is a risk that we may have disputes with our contractors arising from, among other things, the quality and timeliness of work performed by us, in which case our operating results could temporarily suffer until such disputes are resolved. Furthermore, disagreements with our contractors could lead to the assertion of rights and remedies under their contracts and increase the cost of the project or result in a contractor’s unwillingness to perform further work on the project. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its own agreement for any reason or terminates the agreement, we may be required to be engaged by a substitute contractor in order to continue our work on the project, which would likely result in significant project delays and increased costs.

Our employees or other third parties may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us, harm our reputation or otherwise result in other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We are exposed to the risk that our employees, resellers, agents or independent contractors may engage in fraudulent conduct or other illegal activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates export control laws or other regulations or manufacturing standards. Furthermore, the protection of our proprietary data and that of our customers is critical to our reputation and the success of our business. Our customers have a high expectation that we will adequately protect their confidential information. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines and/or criminal prosecution. Unauthorized disclosure of sensitive or confidential data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose customers.

We are subject to the FCPA, which generally prohibits U.S. companies, as well as foreign companies with a class of securities listed on a national securities exchange in the United States or quoted on the over-the-counter market in the United States, such as us, from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. We operate in parts of the world that are recognized as having governmental and commercial corruption and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot assure you that our internal policies and procedures will always protect us from improper conduct by our employees, resellers, agents or independent contractors and due to lack of resources, we have been unable to implement our internal policies and procedures completely which exposes us to additional risks. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable laws, including anti-corruption laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in certain jurisdictions, and might adversely affect our business, financial condition or results of operations. In addition, actual or alleged violations could damage our reputation. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

In connection with ongoing implementation of internal controls to comply with applicable anti-corruption laws regarding distributors, resellers and agents, we identified press reports that one of our resellers in Latin America may be subject to local law enforcement investigations concerning price manipulation and corruption in the reseller’s sale of software products to government entities, although the local press reports do not identify us and we have not been able to confirm the investigations or whether any investigations implicate sales of our solutions.  Following our own review of the reseller, we ceased accepting orders from the reseller.

The confidential nature of our engagements and the technologies incorporated into the products and solutions we sell may restrict us in our public disclosures and marketing efforts.

To date, all our revenues have been generated from engagements with governments and governmental agencies, including through resellers or integrators. Such governments and governmental agencies restrict us from identifying them as our customers due to the sensitive nature of the products and solutions that we sell and the projects we undertake on their behalf. Furthermore, our engagements with such governments and governmental agencies, or with the applicable resellers or integrators, oftentimes contain information, including information concerning specific aspects of the technologies incorporated into the products and solutions we sell, which information is either classified or sensitive, in each case, due to ongoing military operations, homeland security issues or criminal prevention activity and is largely classified under such governments’ and governmental agencies’ guidelines. Accordingly, in our marketing and sales materials, we may not be able to identify our customers, the purpose for which certain products or solutions were sold or the projects we are involved in. Moreover, the classified nature of our engagements may require us to be more conservative in our public disclosures regarding such engagements, and in some instances apply for confidential treatment under Rule 24b-2 of the Exchange Act. These limitations could adversely affect our marketing and sales efforts.

We are subject to risks associated with doing business globally.

The countries and regions in which we have our most significant operations include Latin America, Asia and Africa, and we intend to continue to expand our operations internationally. We sell throughout the world and intend to continue to increase our penetration of international markets. Our operations are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. We believe our business may suffer if we are unable to successfully expand into new regions, as well as maintain and expand our existing foreign operations. In addition to risks related to currency exchange rate fluctuations, risks that affect our foreign operations include changes in exchange controls, changes in taxation and potentially adverse tax consequences in operating in certain countries, import limitations, policies and procedures that protect local suppliers, recruitment and retention of foreign employees, export control restrictions, changes in or violations of applicable law or regulations, economic and political instability, disputes between countries, diminished or insufficient protection of intellectual property, competition in foreign countries, product customization or localization issues, challenges in collection of accounts receivable and longer payment cycles, and disruption or destruction of operations in a significant geographic region regardless of cause, including war, terrorism, riot, civil insurrection or social unrest. Any of these risks could have an adverse effect on our business, results of operations and financial condition.

As we continue to explore the expansion of our global reach, an increasing focus of our business may be in emerging markets. In many emerging markets we may face risks that are more significant than if we were to do business in developed countries, including risks relating to underdeveloped legal systems, unstable governments and economies, and potential governmental actions affecting the flow of goods and currency. We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations, business, financial condition and results of operations.

We are subject to extensive government regulations, which if violated, could prohibit us from conducting a significant portion of our business and result in criminal liability.

Regulatory agencies in the countries where we have significant operations may have laws and/or regulations concerning the exporting and importing of security devices, which may restrict sales of certain products to bona fide law enforcement agencies in these countries. If we violate any of these laws or regulations, we may be subject to civil or criminal prosecutions. If we are charged with any such violations, regardless of whether we are ultimately cleared, we may be unable to sell our products.

Intense competition in our markets and competitors with greater resources than us may limit our market share, profitability and growth.

We face aggressive competition from numerous and varied competitors in all of our markets, making it difficult to maintain our market share, remain profitable, invest and grow. We will also encounter new competitors as we expand into new markets. Our competitors may be able to more quickly develop or adapt to new or emerging technologies, better respond to changes in customer needs or preferences, better identify and enter into new areas of growth or devote greater resources to the development, promotion and sale of their products. Some of our competitors have, in relation to us, longer operating histories, larger customer bases, longer standing relationships with customers, superior brand recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution or other resources, especially in new markets we may enter. Consolidation among our competitors may also improve their competitive position. In addition, system integrators, as well as infrastructure vendors, may decide in the future to enter our market space and compete with us by comprehensive solutions. We also face competition from solutions developed independently by our customers. To the extent that we cannot compete effectively, our market share and, therefore, results of operations could be materially adversely affected.

Because price and related terms are key considerations for many of our customers, we may, from time to time, have to accept less-favorable payment terms, lower our sales prices, and/or reduce our cost structure. If we are forced to take these kinds of actions to remain competitive in the short-term, such actions may adversely impact our ability to compete in the long-term.

New potential entrants to our markets may lead to the widespread availability and standardization of some of the products, solutions and services we offer, which could result in the commoditization of such products, solutions and services and drive us to lower our prices.

Incorrect or improper use of the products and solutions in our portfolio or failure to properly provide professional services and maintenance services could result in negative publicity and legal claims.

The products and solutions we sell are complex and are deployed in a wide variety of network environments. The proper use of these products and solutions requires training and, if the products and solutions are not used correctly or as intended, insufficient results may be produced. The products and solutions may also be intentionally misused or abused by our customers. The incorrect or improper use of these products and solutions or our failure to properly provide professional services and maintenance services, including installation, training, project management, product customizations and consulting to our customers may result in losses suffered by our customers, which could result in negative publicity or other legal claims against us. Furthermore, the use of our solutions by a government to conduct interception in violation of such government’s laws could result in negative publicity or even legal claims against us.

For certain solutions, we rely on software from third parties. If we lose the right to use that software, we would have to spend additional capital to either redesign our existing solutions or acquire new software from third parties.

We integrate and utilize various third party software products as components of our solutions. Our business could be disrupted if functional versions of these software products were either no longer available to us on commercially reasonable terms or at all. In addition, some of our third party vendors use proprietary technology and software code that could require significant redesign of our solutions in the case of a change in vendor. If we lost the right to use such third party software, we would be required to spend additional capital to either redesign our solutions, or acquire or license new software from third parties. As a result, we might be forced to limit the features available in our current or future offerings and commercial releases of our solutions could be delayed.

Furthermore, if we were required to or otherwise determined to utilize software components from certain jurisdictions, such as Israel, local export control laws would impose a regulatory burden that may materially affect our business and operations.

Political or public perception factors may adversely affect our business.

We may experience negative publicity or other adverse impacts on our business if we sell to countries that are considered disfavored by the media or political or social rights organizations even though such transactions may be permissible under applicable law.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, and adverse economic conditions in markets in which we operate may harm our business. If our clients significantly reduce spending in areas in which our solutions are utilized, or prioritize other expenditures over our solutions, our business, results of operations and financial condition would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations. Some of our operations are located in areas that have been in the past, and may be in the future, susceptible to such occurrences.

Our future success depends on our ability to enhance our existing operations, execute on our growth strategy and properly manage investment in our business and operations.

A key element of our strategy is to continue to invest in, enhance and secure our business and operations and grow organically. Investments in, among other things, new markets, new solutions, technologies, infrastructure and systems, geographic expansion and headcount may all be considered in order to execute this strategy. Our ability to implement this portion of our growth strategy is dependent on our ability to market solutions and products on a larger scale, increase our brand recognition and enter into distribution and other strategic arrangements with third party suppliers and distributors, as well as manage growth in administrative overhead and distribution costs likely to result from our possible geographic expansion.

However, such investments and efforts may not be successful, especially in new areas or new markets in which we have little or no experience, and even if successful, may negatively impact our profitability. Our success depends on our ability to effectively and efficiently enhance our existing operations and execute on our growth strategy, balance the extent and timing of investments with the associated impact on expenses and profitability, balance our focus between new areas or new markets and the operation and servicing of our legacy businesses and customers, capture efficiencies and economies of scale and compete in the new areas or new markets and with the new solutions in which we have invested. If we are unable to effectively and efficiently enhance our existing operations, execute on our growth strategy and properly manage our investments, focus and expenditures, our results of operations and market share may be materially adversely affected.

Acquisition and investment activities present certain risks to our business, operations and financial position.

Acquisitions and investments may be a part of our growth strategy. Successful execution following the closing of an acquisition or investment is paramount to achieving the anticipated benefits of the transaction. The process for acquiring a company may take from several months up to a year and costs can vary greatly. We may also compete with others to acquire companies, and such competition may result in decreased availability of, or an increase in price for, suitable acquisition candidates. In addition, we may not be able to consummate acquisitions or investments that we have identified as crucial to the implementation of our strategy for other commercial or economic reasons. As a result, it may be more difficult for us to identify suitable acquisition or investment targets or to consummate acquisitions or investments on acceptable terms or at all. If we are not able to execute on any acquisition, we may not be able to achieve a future growth strategy and may lose market share.

The process of integrating an acquired company’s business or new technologies is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of our management’s attention that would otherwise be focused on the ongoing operation of our business.

Acquisitions and/or investments may also result in the expenditure of available cash and amortization expenses or write-downs related to intangible assets such as goodwill, any of which could have a material adverse effect on our operating results or financial condition. Investments in immature businesses with unproven track records and technologies have an especially high degree of risk, with the possibility that we may lose the value of our entire investment or incur additional unexpected liabilities. Large or costly acquisitions or investments may also diminish our capital resources and liquidity or limit our ability to engage in additional transactions for a period of time.

All of the foregoing risks may be magnified as the cost, size or complexity of an acquisition or acquired company increases, or where the acquired company’s products, market or business are materially different from ours, or where more than one integration is occurring simultaneously or within a concentrated period of time.

We may not be able to obtain the necessary regulatory approvals, including those of antitrust authorities and foreign investment authorities, in countries where we seek to consummate acquisitions or make investments. For those and other reasons, we may ultimately fail to consummate an acquisition, even if we announce the intended acquisition.

In addition, we may require significant financing to complete an acquisition or investment, whether through bank loans, raising of debt or otherwise. We cannot assure you that such financing options will be available to us on reasonable terms, or at all. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition or investment and execute a future growth strategy. Alternatively, we may issue a significant number of shares as consideration for an acquisition, which would have a dilutive effect on our existing shareholders.

The mishandling or the perceived mishandling of sensitive information could harm our business.

The products we sell are in some cases used by customers to compile and analyze highly sensitive or confidential information and data, including information or data used in intelligence gathering or law enforcement activities. While our customers’ use of the products in no way affords us access to the customer’s sensitive or confidential information or data, we or our partners may receive or come into contact with such information or data, including personally identifiable information, when we are asked to perform services or support functions for our customers. We or our partners may also receive or come into contact with such information or data in connection with the use of our solutions. While employee contracts generally contain standard confidentiality provisions, we cannot assure the proper handling or processing of sensitive or confidential data by our employees. The improper handling of sensitive or confidential data, or even the perception of such mishandling (whether or not valid), or other security lapses by us or our partners or within the products, could reduce demand for such products or otherwise expose us to financial or reputational harm or legal liability.

We may consider entering into the U.S. market, which may expose our business to additional risks.

We may consider entry into the U.S. market. The entrance into the U.S. market would subject us to U.S. regulatory requirements, including regarding customer use of our solutions. As we anticipate that our future sales in the United States would be made primarily to U.S. governmental agencies, we would be further exposed to all of the risks related to government contracts. See the risk factor “We face risks relating to government spending and contracts with governments and governmental agencies” above. We would also need to develop a strategy to differentiate the solutions we offer for sale within the United States from those outside of the United States so that any non-U.S. products do not fall under U.S. export control restrictions. There can be no assurance that we will develop a successful strategy to enter the U.S. market, or that we will be able to enter or successfully compete in that market. As a result of the foregoing, we plan to be conservative in our approach to the U.S. market.

Risks related to Intellectual Property and Data/Systems Security

The products and solutions we sell may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer.

The technology industry is characterized by frequent allegations of intellectual property infringement. Any allegation of infringement against us could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause shipment delays or force us to enter into royalty or license agreements. If patent holders or other holders of intellectual property initiate legal proceedings against us including either with respect to our own intellectual property or intellectual property we license from third parties, we may be forced into protracted and costly litigation, regardless of the merits of these claims. On November 12, 2015, a lawsuit alleging patent infringement, violation of a non-disclosure agreement, trade secret misappropriation and unjust enrichment, was submitted to the Central District Court in Israel by a company and an individual against Ability and our controlling shareholders. The amount sought in the lawsuit for registration fee purposes is NIS 5.0 million (approximately $1.4 million), however the plaintiffs did not specify the amount of the compensation demanded. The plaintiffs allege that certain GSM interception and decryption systems sold by Ability apparently fall within the claim of an Israeli patent owned by the plaintiffs. Furthermore, the plaintiffs demanded to immediately cease any infringement of the patent as well as any further use of the claimed technology, including the further manufacture, export, sale or marketing of the alleged infringing products. See “Prospectus—Legal Proceedings” for further details. We may not be successful in defending such litigation, including the pending litigation, in part due to the complex technical issues and inherent uncertainties in intellectual property litigation, and may not be able to procure any required royalty or license agreements on terms acceptable to us, or at all.

 Third parties may also assert infringement claims against our customers. We sometimes undertake to indemnify our customers and resellers for infringement by our products of the proprietary rights of third parties, which, in some cases, may not be limited to a specified maximum amount and for which we may not have sufficient insurance coverage or adequate indemnification in the case of intellectual property licensed from a third party. If any of these claims succeed, we may be forced to pay damages, be subject to injunction with respect to the use or sale of certain products and solutions, be required to obtain licenses for the products our customers or partners use, which may not be available on reasonable terms, or incur significant expenses in developing non-infringing alternatives.

We face risks relating to our use of certain “open source” software tools.

Certain of the products and solutions we sell may contain a limited amount of open source code. Open source code is code that is covered by a license agreement that permits the user to liberally use, copy, modify and distribute the software without cost, provided that users and modifiers abide by certain licensing requirements. The original developers of the open source code provide no warranties on such code. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source code and we may incur expenses in defending claims that we did not abide by the open source code license. In addition, third party licensors do not provide intellectual property protection with respect to the open source components of their products, and therefore we may not be indemnified by such third party licensors in the event that we or our customers are held liable in respect of the open source software contained in such third party software. If we are not successful in defending against any such claims that may arise, we may be subject to injunctions and/or monetary damages or the open source code would need to be removed from the products and solutions we sell. Such events could disrupt our operations and the sales of such products and solutions, which would negatively impact our revenues and cash flow.

Moreover, under certain conditions, the use of open source code to create derivative code may obligate us to make the resulting derivative code available to others at no cost. The circumstances under which the use of open source code would compel the offer of derivative code at no cost are subject to varying interpretations. If we are required to publicly disclose the source code for such derivative products or to license our derivative products that use an open source license, our previously proprietary software products may be available to others without charge. If this happens, our customers and our competitors may have access to our products without cost to them, which could harm our business. The use of such open source code, however, may ultimately subject some of our products to unintended conditions so that we are required to take remedial action that may divert resources away from our development efforts.

We may be subject to information technology system failures or disruptions that could harm our operations, financial condition or reputation.

We rely extensively on information technology systems to operate and manage our business and to process, maintain and safeguard information, including information belonging to our customers, partners, and personnel.

These systems may be subject to failures or disruptions as a result of, among other things, natural disasters, accidents, power disruptions, telecommunications failures, new system implementations, acts of terrorism or war, physical security breaches, computer viruses, or other cyber-attacks. Cyber-attacks are becoming increasingly sophisticated and in many cases may not be identified until a security breach actually occurs. We have experienced cyber-attacks in the past and may experience them in the future, potentially with greater frequency. While we are continually working to maintain secure and reliable systems, our security, redundancy, and business continuity efforts may be ineffective or inadequate. We must continuously improve our design and coordination of security controls. Despite our efforts, it is possible that our security controls and other procedures that we follow may not prevent systems failures or disruptions. Such system failures or disruptions could subject us to delays in our ability to process orders, delays in our ability to provide products, solutions and services to customers, delays or errors in financial reporting, compromise, disclosure, or loss of sensitive or confidential information or intellectual property, destruction or corruption of data, financial losses from remedial actions, theft, liabilities to customers or other third parties, or damage to our reputation. Information system failures at one of our suppliers or partners may also result in similar adverse consequences.

Any of the foregoing could harm our competitive position, result in a loss of customer confidence and materially and adversely affect our results of operations or financial condition.

Risks Related to our Operations in Israel

Conditions in Israel affect our operations and may limit our ability to produce and sell our products.

Our headquarters are located in Israel. In addition, all of our senior management and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. In recent years, these have included hostilities between Israel and Hezbollah in Lebanon and Hamas in the Gaza strip, both of which resulted in rockets being fired into Israel, causing casualties and disruption of economic activities. In addition, Israel faces threats from more distant neighbors, in particular, Iran. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflict involving Israel could adversely affect our operations and results of operations.

Further, our operations could be disrupted by the obligations of personnel to perform military service. As of October 28, 2018, we had 16 employees based in Israel (14 employees on a full-time basis and two employees on a part-time basis), certain of whom may be called upon to perform military reserve duty until they reach the age of 40 (and in some cases, depending on their specific military profession, up to 45 or even 49 years of age) and, in certain emergency circumstances, may be called to immediate and unlimited active duty. Our operations could be disrupted by the absence of a significant number of employees related to military service, which could materially adversely affect our business and results of operations.

Additionally, several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries and groups have imposed or may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. These restrictions may limit our ability to obtain manufactured components and raw materials from these countries or sell our products to companies in these countries. Furthermore, the Boycott, Divestment and Sanctions Movement, a global campaign attempting to increase economic and political pressure on Israel to comply with the stated goals of the movement, may gain increased traction and result in a boycott of Israeli products and services. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our business, results of operations and financial condition.

We are subject to stringent export control regulations.

The Israeli government has adopted and amended laws and regulations regarding military and defense export controls, as well as the export of “dual use” items, and many of our suppliers are subject to national export regimes. Some of the solutions we offer incorporate decryption technology, which is subject to Israeli export control and may also be subject to non-Israeli export control when supplied from non-Israeli suppliers. If the required government approvals are not obtained, our ability to market, sell and export the products could be negatively impacted, which would result in a reduction in our revenues.

Certain of our activities are exempt from Israeli export control under the current export control regime as these activities do not involve the export of Israeli-controlled items from Israel, but rather the sale by us of items of non-Israeli origin to non-Israeli entities, which items are not exported from Israel (these activities are referred to as “Brokerage” under the Israeli Defense Export Control Law, 2007, or the 2007 Law. This exemption is due to the fact that the chapter of the 2007 Law relating to Brokerage transactions has not entered into force to date. If such chapter were to enter into force and apply to Brokerage transactions (even if such Brokerage does not involve the export of controlled goods from Israel), we may be required to obtain additional licenses or modify our method of doing business in the future. If we are unable to obtain such licenses or modify our method of doing business, our business, results of operations and financial condition could be adversely affected.

The tax benefits that are available to Ability under Israeli law require it to meet various conditions and may be terminated or reduced in the future, which could increase its Israeli tax liability.

Ability is eligible for certain tax benefits provided to “Preferred Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, or the Investment Law. The standard corporate tax rate for Israeli companies was 26.5% for 2015 and was reduced to 25% for 2016, 24% for 2017 and 23% for 2018 and thereafter. Due to Ability’s “Preferred Enterprise” status, Ability expects to benefit from a reduced tax rate of 14.6% in 2015 and 2016 (based on a blended tax rate) and a reduced tax rate, not yet determined (but up to 16%), in 2017 and thereafter with respect to taxable income generated by the Preferred Enterprise, and all other taxable income will be subject to the standard corporate tax rate. If these tax benefits are reduced, cancelled or discontinued, for whatever reason, including lack of compliance with the requirements of the Investment Law, Ability’s Israeli taxable income would be subject to standard Israeli corporate tax rates and it may be required to pay incremental taxes over the reduced tax rates under the Preferred Enterprise, plus indexation, interest and possibly penalties thereon. Additionally, if Ability increases its activities outside of Israel through acquisitions, for example, Ability’s expanded activities outside of Israel might not be eligible for inclusion in future Israeli tax benefit programs. The Israeli government may furthermore independently determine to reduce, phase out or eliminate entirely the benefits available under the Investment Law, which could also adversely affect Ability’s global tax rate and the results of its operations.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel currencies may negatively affect our earnings.

Our functional currency is the U.S. dollar. We incur expenses in U.S. dollars and New Israeli Shekels. As a result, we are exposed to the risks that the NIS may appreciate relative to the U.S. dollar, or, if the NIS devalues relative to the U.S. dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the U.S. dollar cost of our operations in Israel would increase and our U.S. dollar-denominated results of operations would be adversely affected. The average exchange rate for the year ended December 31, 2017 was $1.00 = NIS 3.5997. We cannot predict any future trends in fluctuation of the exchange rate, if any, of the NIS against the U.S. dollar.

Risks Relating to Incorporation in the Cayman Islands

As we are a Cayman Islands exempted company, it could be difficult for investors to effect service of process on and recover against us or our directors and officers, and our shareholders may face difficulties in protecting their interest and rights through the U.S. federal courts.

We are a Cayman Islands exempted company, and our officers and directors are residents of various jurisdictions outside the United States. A substantial portion of our assets and the assets of our officers and directors, at any one time, are and may be located in jurisdictions outside the United States. Further, except with respect to an offering under our Registration Statement on Form F-3 (333-226288) and this offering, we have no agent for service of process within the United States, which would make it difficult for investors to effect service of process in the United States on us or our directors and officers who reside outside the United States, or to recover against us or our directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of U.S. federal securities laws.

Our corporate affairs are governed by our charter documents, consisting of our amended and restated memorandum and articles of association, by the Companies Law (2018 Revision) of the Cayman Islands (as supplemented or amended from time to time), or the Companies Law and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors are governed by Cayman Islands law and are different as under statutes or judicial precedent in jurisdictions such as the United States. The common law of the Cayman Islands is derived, in part, from relatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding in the Cayman Islands. In particular, the Cayman Islands has a different body of securities laws compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. While there is some case law in the Cayman Islands on these matters, it is not as developed as, for example, in the United States. In addition, the laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in some respects from those established under statutes or judicial precedent in the United States. Such differences may mean that our minority shareholders may have less protection than they would have had under the laws of the United States. The less protective nature of such laws in the Cayman Islands may make it more difficult for our shareholders to protect their interests in the face of actions by our management or directors than shareholders of a corporation incorporated in other jurisdictions. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.

If we are deemed or become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2018 or in any prior or subsequent years, there may be negative tax consequences for U.S. taxpayers that are holders of our shares or warrants.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

We believe we were not a PFIC for 2017. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC for 2018 or for any other taxable year. If we were to be characterized as a PFIC in any taxable year during which a U.S. Holder (as defined in “Material Tax Considerations—United States Federal Income Tax Considerations”) owns our ordinary shares or warrants, then “excess distributions” to such U.S. Holder and any gain realized on the sale or other disposition of our shares or warrants, as applicable, will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for shares or warrants, as applicable; (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. Certain of the adverse consequences of PFIC status with respect to our ordinary shares can be mitigated if a U.S. Holder makes an election to treat us as a “qualified electing fund,” or QEF, or makes a “mark-to-market” election with respect to our ordinary shares. Such elections would be unavailable with respect to our warrants. In addition, if the U.S. Internal Revenue Service determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. Holder to make a timely QEF or mark-to-market election. U.S. Holders who hold our shares or warrants during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. Holders of our shares who made a timely QEF or mark-to-market election. A U.S. Holder can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. A QEF election generally may not be revoked without the consent of the IRS. If an investor provides reasonable notice to us that it has determined to make a QEF election, we shall endeavor to timely provide annual financial information to such investor as may be reasonably required for purposes of filing United States federal income tax returns in connection with such QEF election.

Certain provisions of our amended and restated memorandum and articles of association may make it difficult for shareholders to change the composition of our board of directors and may discourage, delay or prevent a merger or acquisition that some shareholders may consider beneficial.

Certain provisions of our amended and restated memorandum and articles of association may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of us and our shareholders. The provisions in our amended and restated memorandum and articles of association include, among other things, those that:

●	authorize our board of directors to issue preference shares and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

●	establish advance notice procedures for nominating directors or presenting matters at shareholder meetings; and

●	limit the persons who may call extraordinary general meetings of shareholders.

While these provisions have the effect of encouraging persons seeking to acquire control of us to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the shareholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management members by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to the Securities Exchange Act of 1934 reporting obligations that, to some extent, are more lenient and less frequent than those applicable to a U.S. issuer.

We report under the Securities Exchange Act of 1934, or the Exchange Act, as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. We intend to furnish quarterly reports to the SEC on Form 6-K for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Exchange Act, although the information we furnish may not be the same as the information that is required in quarterly reports on Form 10-Q for U.S. domestic issuers. In addition, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their Annual Reports on Form 10-K within 90 days after the end of each fiscal year, foreign private issuers are not required to file their Annual Report on Form 20-F until 120 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. Accordingly, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable Nasdaq requirements, which may result in less protection than under rules applicable to domestic U.S. issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the Nasdaq Stock Market for domestic U.S. issuers. For instance, we have elected to follow home country practice in the Cayman Islands with regard to quorum requirements at general meetings of our shareholders. In addition, we have elected to follow our home country law instead of the Listing Rules of the Nasdaq Stock Market that require us to obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the Company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. We may also elect in the future to follow home country practice in the Cayman Islands with regard to the number of independent directors appointed to our board of directors and maintaining compensation and nominating committees of the board of directors. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on Nasdaq may provide less protection to you than what is accorded to investors under the Listing Rules of the Nasdaq Stock Market applicable to domestic U.S. issuers.

Risks Related to this Offering and our Ordinary Shares and Warrants

Issuance of additional equity securities may adversely affect the market price of our ordinary shares.

We are currently authorized to issue 20,000,000 ordinary shares. As of October 28, 2018, we had 3,304,677 ordinary shares outstanding and we had no preferred shares outstanding. As of October 28, 2018, we also had warrants to purchase 910,364 ordinary shares outstanding, and 206,113 ordinary shares reserved for issuance under our 2015 Long-Term Equity Incentive Plan. To date, we have not issued any equity awards under our 2015 Long-Term Equity Incentive Plan however we intend in the future to issue equity awards to officers, directors and certain employees and service providers. Additionally, on April 11, 2018, we obtained a six-month line of credit from an Israeli commercial bank in the amount of NIS 11.0 million ($3.1 million), of which NIS 5.5 million ($1.5 million) has been drawn down to date. The line of credit, which is still secured by Messrs. Hurgin and Aurovsky, has been extended through April 9, 2019. The line of credit is secured by Messrs. Hurgin and Aurovsky who may in the future convert the security into equity in the Company. To the extent that we issue any equity awards or ordinary shares, holders of our securities will experience dilution, which could cause our share price to fall. In addition, in order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase ordinary shares in this offering. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share in this offering.

A substantial number of ordinary shares and warrants may be sold in this offering, which could cause the price of our ordinary shares to decline.

Pursuant to this offering, we may sell 3,378,378 ordinary shares (assuming no sale of Pre-funded Units), or approximately 50.55% of our outstanding ordinary shares as of October 28, 2018 after giving effect to the sale of the ordinary shares. A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) the percentage of shares outstanding after this offering by approximately 0.73%. In addition, the investors in this offering will be issued Warrants to purchase up to 3,378,378 ordinary shares, and the placement agent will receive warrants to purchase up to 168,918 ordinary shares. A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) the number of ordinary shares issuable upon exercise of Warrants to investors by 100,000 and the placement agent by 5,000. This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

If you purchase our ordinary shares and warrants sold in this offering you will experience immediate dilution in your investment as a result of this offering.

Because the effective price per ordinary share being offered may be substantially higher than the net tangible book value per share of our ordinary shares, you may experience substantial dilution to the extent of the difference between the effective offering price per ordinary share you pay in this offering and the net tangible book value per share of our ordinary share immediately after this offering. Our net tangible book value as of June 30, 2018, was approximately ($5.1) million, or approximately ($2.07) per ordinary share. Net tangible book value per ordinary share represents the amount of our total tangible assets less total liabilities divided by the total number of our ordinary shares outstanding as of June 30, 2018. See “Dilution” for a more detailed illustration of the dilution you may incur if you participate in this offering. In the event that the Warrants, Pre-funded Warrants or placement agent warrants issued in connection with this offering are exercised, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the net tangible book value of our ordinary shares at the time of exercise.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

There is no public market for the common warrants or the pre-funded warrants in this offering.

We do not intend to apply for listing of the Warrants and Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants and Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

The warrants are speculative in nature.

The Warrants and Pre-funded Warrants offered by us in this offering do not confer any rights of ownership of ordinary shares on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ordinary shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire ordinary shares and pay the exercise price per share of $          , equal to          % of the per Unit public offering price of the Units, subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Specifically, commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire ordinary shares and pay an exercise price per share of $0.01, subject to adjustment upon certain events.

Holders of our Warrants or Pre-funded Warrants will have no rights as shareholders until such holders exercise their Warrants or Pre-funded Warrants and acquire our ordinary shares.

Until holders of the Warrants or Pre-funded Warrants acquire our ordinary shares upon exercise of the Warrants or Pre-funded Warrants, holders of the Warrants or Pre-funded Warrants will have no rights with respect to our ordinary shares underlying such warrants. Upon exercise of the Warrants or Pre-funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of ordinary shares only as to matters for which the record date occurs after the exercise date.

The investors in this offering may be diluted by exercises of outstanding warrants.

As of October 28, 2018, we had 855,744 ordinary shares issuable upon exercise of warrants at an exercise price of $115.00 per share and 54,620 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares, at an exercise price of $5.75 per share, issued to the placement agent in connection with a registered direct offering that closed on August 16, 2018. After giving effect to the sale of 3,378,378 Units (assuming no sale of Pre-funded Units) in this offering, the investors in this offering will be issued Warrants to purchase up to 3,378,378 ordinary shares and the placement agent will receive warrants to purchase up to 168,918 ordinary shares. A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) the number of ordinary shares issuable upon exercise of Warrants to investors by 100,000 and the placement agent by 5,000. The exercise of such outstanding warrants will result in dilution of our existing shareholders’ proportionate ownership interest.

The recent consolidation of our ordinary shares may decrease the liquidity of our ordinary shares.

The liquidity of our ordinary shares may be affected adversely by the recent 1 for 10 consolidation of our ordinary shares given the reduced number of shares that were outstanding following the ordinary shares. In addition, the consolidation increased the number of shareholders who own odd lots (less than 100 shares) of our ordinary shares, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, qualify for exemptions from certain corporate governance requirements.

As a result of the number of shares jointly owned by Messrs. Hurgin and Aurovsky, we are a “controlled company” under the Nasdaq corporate governance rules. A “controlled company” is a company of which more than 50% of the voting power for the election of director is held by an individual, group or another company. Pursuant to the “controlled company” exemption, we may elect not to comply with the requirements that a majority of our board of directors consists of independent directors and that we have a compensation committee and a nominating committee, in each case, composed entirely of independent directors with a written charter addressing each committee’s purpose and authorities. Although we qualified for the “controlled company” exemption, we have not relied on such exemption. However, we may in the future rely on such exemption. Relying on the “controlled company” exemption, as opposed to the requirements that would otherwise apply, may provide less protection to our investors than what is accorded to investors under the Listing Rules of the Nasdaq Stock Market applicable to issuers which do not qualify as “controlled companies”.

A limited public market exists for our securities and we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market or any other securities exchange or that an active trading market will ever develop for any of our securities.

Our ordinary shares were approved for listing and began trading on the Nasdaq Capital Market under the symbol “ABIL” upon the closing of the Business Combination. An active trading market for our shares has not developed and, even if it does, it may not be sustained. In addition, we cannot assure you that we will be successful in meeting the continuing listing standards of the Nasdaq Capital Market and cannot assure you that our ordinary shares will be listed on a national securities exchange. If an active market for our ordinary shares does not develop or is not sustained, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all. Further, an inactive market may also impair our ability to raise capital and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares or ordinary shares as consideration.

We have received various requests for advancement and indemnification from present and former officers, directors and service providers.

We have received various requests for advancement and indemnification from present and former officers, directors and service providers of ours in connection with the various ongoing investigations and legal proceedings to which such officers, directors and service providers were either named as defendants or were requested to take actions. See “Prospectus Summary—Legal Proceedings” for further details. If found to be indemnifiable pursuant to our engagements with such officers, directors and service providers, these claims may be significant.

We are an “emerging growth company” and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our ordinary shares being less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we intend to continue to take advantage of certain exemptions from various reporting and governance requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Investors may find our ordinary shares less attractive because we rely on such exemptions. We may take advantage of these reporting and governance exemptions until we are no longer an emerging growth company.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We have identified material weaknesses in our internal controls over financial reporting and if we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we are required, under Section 404 of the Sarbanes-Oxley Act of 2002, to perform system and process evaluations and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley of 2002 Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement. See risk factor “We are an “emerging growth company” and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our ordinary shares being less attractive to investors.” At the time when we are no longer an emerging growth company, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

We identified material weaknesses in our internal control over financial reporting, and concluded that our internal control over financial reporting was not effective as of December 31, 2017, as in the prior years 2016 and 2015. See “Controls and Procedures.” Due to lack of resources, during 2017 and through the date of this prospectus, we were unable to implement our remediation plans and expect to have material weaknesses in our internal control over financial reporting for the foreseeable future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to remedy the material weaknesses and conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our ordinary shares could decline, and we could be subject to sanctions or investigations by the Nasdaq Stock Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our management has concluded that our disclosure controls and procedures were ineffective, and due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors or fraud or in informing management of all material information in a timely manner in the future.

Our management has concluded that our disclosure controls and procedures for the fiscal year ended December 31, 2017, were ineffective, as in the prior years 2016 and 2015. Our disclosure controls and internal controls and procedures may not prevent all errors and all fraud.  A control system, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system reflects that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all our control issues and instances of fraud, if any, have been or will be detected.  These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur simply because of error or mistake.  Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by circumvention of the internal control procedures.  The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.  Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

The price of our ordinary shares has been and may continue to be volatile, which could result in substantial losses by our investors or class action litigation.

The market price of our ordinary shares has been and may continue to be highly volatile. During the second quarter of 2018, for example, our ordinary shares have traded in a range with a low of $2.16 and a high of $12.02. In the past, shareholders have initiated class action lawsuits against companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

The price of our ordinary shares may fluctuate due to a variety of factors, including:

●	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

●	any adverse outcome in any litigation against us or in the SEC investigation;

●	initiation or settlement of litigation by or against us or the threat of potential litigation;

●	any delisting or threat of delisting from the Nasdaq Capital Market;

●	mergers and strategic alliances in the intelligence gathering and cyber security industries;

●	market prices and conditions in the intelligence gathering and cyber security markets;

●	changes in government regulation;

●	potential or actual military conflicts or acts of terrorism;

●	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

●	announcements concerning us or our competitors; and

●	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ordinary shares, regardless of our operating performance.

Our international operations subject us to currency exchange risk.

We earn revenues, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar, including (among others) the NIS and Euro. Because our functional currency is the U.S. dollar, we must translate revenues, expenses, assets and liabilities denominated in non-U.S. dollar functional currencies into U.S. dollars using currency exchange rates in effect during or at the end of each reporting period. Therefore, changes in currency exchange rates affect our consolidated operating income. In addition, our net income is further impacted by the revaluation and settlement of monetary assets and liabilities denominated in currencies other than the functional currency, gains or losses on which are recorded within income (expense), net.

Our income tax rate is complex and subject to uncertainty.

Computations of our taxes on income and withholding obligations are complex because they are based on the laws of numerous tax jurisdictions. These computations require significant judgment on the application of complicated rules governing accounting for tax provisions under GAAP. The international nature of our structure and operations creates uncertainties. Taxes on income for interim periods are based on a forecast of Ability’s reduced tax rate of 14.6% in 2015 and 2016 and a reduced tax rate of up to 16% in 2017 and thereafter with respect to its income generated by its Preferred Enterprise, which includes forward looking financial projections. Such financial projections are based on numerous assumptions, including the expectations of profit and loss. We may not accurately forecast the various items that comprise the projections.

From time to time, we may be subject to income and other tax audits (including in Israel), the timing of which are unpredictable. While we believe we comply with applicable tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Any additional taxes could have a material adverse effect on our results of operations and financial condition.

In recent years, we have seen changes in tax laws resulting in an increase in applicable tax rates, in part stemming from public pressure to increase tax liabilities of corporations and to limit the ability to gain from strategic tax planning, with a focus on international corporations. Such legislative changes in one or more jurisdictions in which we operate may have implications on our tax liability and have a material adverse effect on our results of operations and financial condition. In 2014 and 2015, the Israeli corporate tax rate increased until its reduction in 2016 and thereafter. Furthermore, the Israeli government may determine to reduce, phase out or eliminate entirely tax benefits currently available under certain government programs. If corporate tax rates increase or the tax benefits under such government programs were to be reduced or eliminated, our effective tax rate may increase, which could have a negative impact on our results of operations.

Our shareholder composition may make it difficult for shareholders to significantly influence the decisions of the general meeting.

As of October 28, 2018, approximately 50.4% of our ordinary shares are collectively beneficially held by our controlling shareholders, Anatoly Hurgin, our Chief Executive Officer, and Alexander Aurovsky, our Chief Technology Officer, both of whom are directors. After giving effect to the sale of 3,378,378 Units (assuming no sale of Pre-funded Units) in this offering, Messrs. Hurgin and Aurovksy will beneficially hold approximately 24.9% of our ordinary shares. A 100,000 Unit increase (decrease) in the number of Units offered by us would decrease (increase) the percentage of our ordinary shares beneficially owned by Messrs. Hurgin and Aurovsky by approximately 0.37%. Consequently, Messrs. Hurgin and Aurovsky may have the ability, either acting alone or jointly, to significantly influence or determine the outcome of specific matters submitted to the general meeting for approval, including amendments to our articles of association and election of members to our board of directors, and may make it difficult for other shareholders to significantly influence the outcome of a general meeting.

On April 9, 2017, we received letters from each of Amnon Dick, Efraim Halevy, Amos Malka, Meir Moshe and Shalom Singer, representing all our former independent directors, tendering their resignation as a member of our board of directors and committees thereof, effective immediately. At the time of their resignations, Mr. Dick was Chairman of our board of directors and a member of the audit and compensation committees; Mr. Halevy was a member of the nominating committee; Mr. Malka was a member of the compensation committee; Mr. Moshe was Chairman of the audit committee and Chairman of the nominating committee; and Mr. Singer was Chairman of the compensation committee and a member of the audit and nominating committees. Each of Messrs. Dick, Malka, Moshe and Singer stated in their respective resignation letter that their resignation was due to his approach to risk assessment and management of our affairs not being aligned with that of our founding directors and controlling shareholders, which made them unable to contribute to us in a productive way. Each noted that, in view of the various challenges that we are currently facing, a shared vision and broad cooperation among our controlling shareholders and directors is required and that in view of the foregoing, and especially as they served as a director for only a few months, they do not believe it would be appropriate to continue to serve as a director. Mr. Halevy did not state any reason for his resignation in his resignation letter. Following the resignation of the former independent directors, on May 15, 2017 we appointed Levi Ilsar, Brigadier General (Ret.) Eli Polak and Nimrod Schwartz to serve as independent directors on our board of directors and the audit, compensation and nominating committees thereof, in each case effective as of May 17, 2017. However, on June 29, 2017, Levi Ilsar, Eli Polak and Nimrod Schwartz, representing all of our independent directors, tendered their written resignations with immediate effect. Each of Messrs. Ilsar, Polak and Schwartz stated in his respective resignation notice that his resignation was due, among other things, to the lack of cooperation by management which prevented him from fulfilling his duties as an independent director. On July 5, 2017, our board appointed three new independent directors, Avraham Dan, Naftali Granot and Limor Beladev, effective immediately. On July 24, 2017 and October 15, 2017, our board appointed additional independent directors, Brigadier General (Ret.) Yair Cohen and Joseph Tenne, respectively, effective immediately.

The interests of our major shareholders may not always be aligned with those of our other shareholders. In addition, conflict of interests may exist or occur between our major shareholders. Any material conflicts of interests between our major shareholders and other stakeholders may have a material adverse effect on our future performance, results of operations, cash flows and financial position.

We incur additional increased costs as a result of the listing of our ordinary shares for trading on the Nasdaq, and our management is required to devote substantial time to new compliance initiatives and reporting requirements.

As a public company in the United States, we incur significant accounting, legal and other expenses as a result of the listing of our ordinary shares on the Nasdaq. These include costs associated with corporate governance requirements of the SEC and the Marketplace Rules of the Nasdaq Stock Market, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These rules and regulations will increase our legal and financial compliance costs, introduced new costs such as investor relations, stock exchange listing fees and shareholder reporting, and made some activities more time consuming and costly. Any future changes in the laws and regulations affecting public companies in the United States and Israel, including Section 404 and other provisions of the Sarbanes-Oxley Act, the rules and regulations adopted by the SEC and the rules of the Nasdaq Stock Market, as well as compliance with the applicable full Israeli reporting requirements which currently apply to us as a company listed on the TASE (for so long as they apply to us, pending shareholder approval by special majority of a change to our TASE reporting requirements to allow us to report to the TASE in the same manner in which we report to the SEC), will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of the Nasdaq Stock Market for domestic issuers. For instance, we may follow home country practice in Israel with regard to: distribution of annual and quarterly reports to shareholders, director independence requirements, director nomination procedures, approval of compensation of officers, approval of related party transactions, shareholder approval requirements, equity compensation plans and quorum requirements at shareholders’ meetings. In addition, we follow our home country law, instead of the rules of the Nasdaq Stock Market, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq Stock Market, may provide less protection than is accorded to investors under the rules of the Nasdaq Stock Market applicable to domestic issuers.

In addition, as a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

If we are unable to develop and implement adequate required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

As a U.S. publicly traded company, the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase our operating costs and could require significant time and resources from our management and employees. If we are unable to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our ordinary shares on the Nasdaq Capital Market.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.

Securities research analysts may establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we do expect research analyst coverage, if no analysts choose to cover us, the trading price and volume for our ordinary shares could be adversely affected.

We may issue additional ordinary shares or other equity securities without shareholder approval, which would dilute your ownership interests and may depress the market price of our ordinary shares.

We may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, our equity incentive plan or future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

●	dilution of our existing shareholders’ proportionate ownership interest;

●	the amount of cash available per share, including for payment of dividends, may decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our ordinary shares may decline.

We currently do not intend to declare or pay cash dividends in the near future. Any return on investment may be limited to the value of our securities.

We currently do not anticipate declaring or paying cash dividends on our ordinary shares in the near future. Our board of directors has discretion to declare and pay dividends on our ordinary shares and will make any determination to do so based on a number of factors, such as our operating results, financial condition, current and anticipated cash needs and other business and economic factors that our board of directors may deem relevant. In accordance with the laws of the Cayman Islands, no dividend or other distribution shall be paid except out of our realized or unrealized profits, out of the share premium account or as otherwise permitted by law. If we do not pay dividends, our ordinary shares may be less valuable because a return on your investment will only occur if the trading price of our securities appreciates. You should not rely on an investment in us if you require dividend income from your investments.

Future resales of our ordinary shares issued to our controlling shareholders may cause the market price of our securities to drop significantly, even if our business is performing well.

Under the Business Combination agreement, Messrs. Hurgin and Aurovsky received, among other things, an aggregate of: (i) 1,621,327 of our ordinary shares; (ii) $18,150,000 in cash; and (iii) an additional number of ordinary shares to be issued upon and subject to Ability achieving certain net income targets. The ordinary shares held by Messrs. Hurgin and Aurovsky are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Messrs. Hurgin and Aurovsky may rely on the exemption from registration provided by Rule 144, if available, in which case, resales must meet the criteria and conform to the requirements of the rule, including compliance with the applicable holding period, volume limitations and availability of current public information. Thus, upon satisfaction of the requirements of Rule 144, Messrs. Hurgin and Aurovsky may sell large amounts of our shares in the open market or in privately negotiated transactions, which could have the effect of increasing volatility in our share price or putting significant downward pressure on the price of our shares.

CAUTIONARY Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	risks related to our ability to continue as a going concern;

●	risks related to our need for significant additional capital, which we may be unable to obtain;

●	risks associated with our ability to regain and maintain compliance with the Nasdaq listing standards;

●	risks related to the dependence of our revenues on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited;

●	risks related to the dependence of ULIN sales on a reseller agreement with one supplier, which automatically terminates on January 31, 2019;

●	risks relating to potential enforcement action that may be initiated by the SEC following receipt of the Wells Notice and risks relating to adverse outcomes in our outstanding litigation matters;

●	risks relating to government spending and contracts with governments and governmental agencies;

●	risks associated with our reliance on third party suppliers, manufacturers and partners for certain products or components which may be critical to our solutions;

●	risks associated with our ability to retain and recruit key personnel, including our Chief Executive Officer and Chief Technology Officer;

●	risks associated with our ability to keep pace with technological changes and evolving industry standards;

●	risks and challenges associated with large projects and the sophisticated nature of the solutions and products we sells, customization of solutions based on specific customer needs, sales cycles and unpredictable sales terms and timing and uneven sales patterns;

●	risks associated with complex and changing local and foreign regulatory environments in the jurisdictions in which we operate;

●	risks associated with the misconduct or other improper activities of our employees or other third parties, including noncompliance with regulatory standards and requirements;

●	risks relating to material weaknesses in our internal controls over financial reporting and risks relating to the ineffectiveness of our disclosure controls and procedures; and

●	risks that our products may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Exchange Rate Information

Even though our functional currency is the U.S. dollar, we earn revenues, pay expenses, own assets and incur liabilities in the NIS. The following table sets forth information regarding the exchange rates of U.S. dollars per NIS for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. dollars
Annual	High	Low	Average	Period End
2017	3.860	3.467	3.599	3.467
2016	3.983	3.746	3.841	3.845
2015	4.053	3.761	3.884	3.902
2014	3.994	3.402	3.577	3.889
2013	3.791	3.471	3.609	3.471

Monthly
October 2018 (through October 26, 2018)	3.701	3.620	3.650	3.701
September 2018	3.627	3.564	3.593	3.627
August 2018	3.710	3.604	3.666	3.604
July 2018	3.667	3.626	3.645	3.664
June 2018	3.650	3.565	3.604	3.650
May 2018	3.632	3.564	3.592	3.577
April 2018	3.597	3.503	3.538	3.588

On October 26, 2018, the daily representative rate was $1.00 to NIS 3.701 as reported by the Bank of Israel.

Price Range of our Ordinary Shares

On December 24, 2015, our ordinary shares and warrants began trading on the Nasdaq Capital Market under the symbol “ABIL” and “ABILW,” respectively. Our warrants were delisted on April 18, 2016 and since such date have traded on “the OTC Pink” under the symbol “ABIWF.” Since January 12, 2016, our ordinary shares are also traded on the Tel Aviv Stock Exchange under the symbol “ABIL.”

On December 27, 2017, we implemented a 1-for-10 consolidation of our ordinary shares with a market effective date of March 23, 2018. Reported prices in the table below have been adjusted to give retroactive effect to the consolidation.

The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares for the periods indicated on the Nasdaq Capital Market.

	US$ Price Per Ordinary Share
	High	Low
Annual:
2017	34.90	3.95
2016	101.60	26.00
2015 (from December 24, 2015)	99.00	90.00

Quarterly:
Fourth Quarter 2018 (through October 26, 2018)	3.45	2.95
Third Quarter 2018	7.98	2.83
Second Quarter 2018	12.02	2.16
First Quarter 2018	5.60	3.28
Fourth Quarter 2017	8.24	3.95
Third Quarter 2017	12.00	5.90
Second Quarter 2017	19.00	5.70
First Quarter 2017	34.90	19.80
Fourth Quarter 2016	38.40	26.00
Third Quarter 2016	55.60	37.10
Second Quarter 2016	74.60	27.00
First Quarter 2016	101.60	60.20

Most Recent Six Months:
October 2018 (through October 26, 2018)	3.45	2.95
September 2018	4.15	3.27
August 2018	6.60	2.83
July 2018	7.98	3.05
June 2018	12.02	2.16
May 2018	3.03	2.26
April 2018	3.35	2.60

On October 26, 2018, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $2.96.

The following table sets forth, for the periods indicated since January 12, 2016, the reported high and low sales prices of our ordinary shares on the TASE in NIS and U.S. dollars at the exchange rate published by the Bank of Israel on the date of the reported high or low sales price, as applicable.

	NIS Price Per Ordinary Share		US$ Price Per Ordinary Share
	High	Low	High	Low
Annual:
2017	136.50	12.19	35.70	3.49
2016 (from January 12, 2016)	382.10	102.10	96.90	26.70

Quarterly:
Fourth Quarter 2018 (through October 28, 2018)	12.66	11.07	3.47	3.04
Third Quarter 2018	33.55	10.52	9.25	2.84
Second Quarter 2018	50.71	8.17	13.97	2.24
First Quarter 2018	18.10	12.19	5.30	3.49
Fourth Quarter 2017	28.21	14.01	8.00	4.00
Third Quarter 2017	44.87	20.84	12.70	5.80
Second Quarter 2017	73.21	20.47	20.20	5.80
First Quarter 2017	136.50	77.40	35.70	21.40
Fourth Quarter 2016	133.10	102.10	34.70	26.70
Third Quarter 2016	171.00	144.70	45.40	38.30
Second Quarter 2016	166.50	108.30	43.20	28.00
First Quarter 2016 (from January 12, 2016)	382.10	231.90	96.90	60.60

Most Recent Six Months:
October 2018 (through October 28, 2018)	12.66	11.07	3.47	3.04
September 2018	14.00	11.83	3.91	3.31
August 2018	28.80	10.52	7.76	2.84
July 2018	33.55	11.64	9.25	3.18
June 2018	50.71	8.17	13.97	2.24
May 2018	10.71	8.17	2.95	2.29
April 2018	11.85	9.49	3.37	2.64

On October 28, 2018, the last reported sale price of our ordinary shares on the TASE was NIS 11.19 per share, or approximately $3.02 per share (based on the exchange rate reported by the Bank of Israel for such date). On October 28, 2018, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.701, as reported by the Bank of Israel.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $8.8 million, based upon an assumed public offering price of $2.96 per Unit, the last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 26, 2018, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, assuming no sale of Pre-funded Units and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $2.96 per Unit, would increase (decrease) the net proceeds we receive from this offering by approximately $309,000, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-funded Units, excluding the proceeds, if any, from the exercise of the Warrants issued in this offering and after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) the net proceeds we receive from this offering by approximately $271,000, assuming no sale of any Pre-funded Units, excluding the proceeds, if any, from the exercise of the Warrants issued in this offering and after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of our securities for general corporate purposes and working capital.

The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Until we use the net proceeds of this offering, we intend to hold such funds in cash or invest the funds in short-term, investment grade, interest-bearing securities.

Dividend Policy

We have never declared or paid any cash dividends to our shareholders. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

Payment of dividends is within the discretion of our board of directors and will be contingent upon our future revenues and earnings, if any, capital requirements and general financial condition. In accordance with the laws of the Cayman Islands, no dividend or other distribution shall be paid except out of our realized or unrealized profits, out of the share premium account or as otherwise permitted by law.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation— Israeli Taxation— Taxation of non-Israeli stockholders on receipt of dividends” for additional information

Capitalization

The following table sets forth our capitalization as of June 30, 2018, on:

●	an actual basis;

●	on an adjusted basis to give effect to the registered direct offering of 728,262 ordinary shares at the offering price of $4.60 per ordinary share that closed on August 16, 2018, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, and

●	on a pro-forma adjusted basis, to give effect to the issuance and sale in this offering of 3,378,378 Units at the offering price of $2.96 per Unit, assuming no sale of any Pre-funded Units in this offering, excluding the proceeds, if any, from the exercise of the Warrants issued in this offering and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

The financial data in the following table should be read in conjunction with our unaudited condensed consolidated financial statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on September 25, 2018, for the period ended June 30, 2018, which are included elsewhere in this prospectus.

	As of June 30, 2018
	Actual	As adjusted	Pro Forma As adjusted
	(U.S. dollars in thousands)
Cash and cash equivalents	$150	$3,500	$13,500
Total liabilities (1)	$21,520	$22,058	$23,255
Shareholders’ equity:
Ordinary shares, par value $0.001 per share: 20,000,000 shares authorized; 2,576,415 shares outstanding, actual; 3,304,677 shares outstanding, as adjusted; 6,082,454 shares outstanding, pro-forma as adjusted	$3	$3	$7
Additional paid-in-capital	$18,560	$21,372	$30,171
Accumulated deficit	$(23,667)	$(23,667)	$(23,667)
Total Shareholders’ Equity (Capital Deficiency)	$(5,104)	$2,292	$6,511
Total capitalization and indebtedness	$16,416	$19,766	$29,766

(1)	The actual, as adjusted and pro forma as adjusted results includes approximately $21.4 million, $21.9 million and $23.1 million of liabilities which are classified as current liabilities, respectively.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $2.96 per Unit, the last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 26, 2018, would increase (decrease) the as adjusted pro forma amount of cash and cash equivalents by approximately $338,000 and increase (decrease) total shareholders’ equity by approximately $309,000, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-funded Units, excluding the proceeds, if any, from the exercise of the Warrants issued in this offering and after deducting estimated placement agent’s fees and estimated offering expenses payable by us. A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) the as adjusted pro forma amount of cash and cash equivalents by approximately $296,000 and increase (decrease) total shareholders’ equity by approximately $271,000, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-funded Units, excluding the proceeds, if any, from the exercise of the Warrants issued in this offering and after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

The above discussion and table are based on 2,459,088, 3,187,350 and 6,595,728 actual, as adjusted and pro forma as adjusted ordinary shares outstanding as of June 30, 2018, respectively, and exclude as of that date: (i) 117,327 outstanding ordinary shares that are subject to the put option of Messrs. Hurgin and Aurovsky, (ii) 855,744 ordinary shares issuable upon exercise of warrants at an exercise price of $115.00 per share, (iii) 206,113 ordinary shares reserved for issuance under our 2015 Long-Term Equity Incentive Plan, (iv) 54,620 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares, at an exercise price of $5.75 per share, issued to the placement agent in connection with a registered direct offering that closed on August 16, 2018, (v) 3,378,378 ordinary shares issuable upon the exercise of the Warrants, at an exercise price of $        per share, to be issued to investors in this offering and (vi) 168,918 ordinary shares issuable upon the exercise of warrants, at an exercise price of $          per share, to be issued to the placement agent in connection with the offering.

Dilution

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the effective public offering price per ordinary share included in the Units or issuable upon exercise of the Pre-funded Warrants and the pro forma as adjusted net tangible book value per ordinary share after this offering.

Our net tangible book value as of June 30, 2018, was approximately ($5.1) million, or approximately ($2.07) per ordinary share. Net tangible book value per ordinary share represents the amount of our total tangible assets less total liabilities divided by the total number of our ordinary shares outstanding as of June 30, 2018.

Our as adjusted net tangible book value as of June 30, 2018, was approximately ($2.3) million, or approximately ($0.72) per share, on an adjusted basis to give effect to the registered direct offering of 728,262 ordinary shares at the offering price of $4.60 per ordinary share that closed on August 16, 2018, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

After giving effect to the issuance and sale in this offering of  3,378,378 Units at an assumed public offering price of $2.96 per Unit, the last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 26, 2018, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, assuming no sale of any Pre-funded Units and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our pro forma as adjusted net tangible book value on June 30, 2018, would have been approximately $6.5 million, or $0.99 per ordinary share. This represents an immediate increase in the as adjusted net tangible book value of $1.71 per ordinary share to investors purchasing Units in this offering.

The following table illustrates the immediate dilution to new investors:

Assumed public offering price per Unit	$2.96

Historical net tangible book value per ordinary share on June 30, 2018	$(2.07)

As adjusted net tangible book value per ordinary share on June 30, 2018	$(0.72)

Increase in as adjusted net tangible book value per ordinary share attributable to this offering	$1.71

Pro forma as adjusted net tangible book value per ordinary share as of on June 30, 2018, after giving effect to this offering	$0.99

Dilution per ordinary share to investors in this offering	$1.97

A $0.10 increase (decrease) in the assumed aggregate public offering price of $2.96 per Unit, the last reported sales price of our ordinary shares on the Nasdaq Capital Market on October 26, 2018, would increase (decrease) our pro forma as adjusted net tangible book value per ordinary share after this offering by $0.05  and the dilution per ordinary share to new investors by $0.05, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, assuming no sale of any Pre-funded Units and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering. We may also increase or decrease the number of Units we are offering. A 100,000 increase (decrease) in the number of Units offered by us would increase (decrease) our pro forma as adjusted net tangible book value per ordinary share after this offering by $0.04 and decrease (increase) the dilution per ordinary share to new investors by $0.04, after deducting estimated placement agent’s fees and estimated offering expenses payable by us, assuming no sale of any Pre-funded Units and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering.

The above discussion and table are based on 2,576,415, 3,304,677 and 6,683,055 actual, as adjusted and pro forma as adjusted ordinary shares outstanding as of June 30, 2018, respectively, and exclude as of that date: (i) 855,744 ordinary shares issuable upon exercise of warrants at an exercise price of $115.00 per share, (ii) 206,113 ordinary shares reserved for issuance under our 2015 Long-Term Equity Incentive Plan, (iii) 54,620 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares, at an exercise price of $5.75 per share, issued to the placement agent in connection with a registered direct offering that closed on August 16, 2018, (iv) 3,378,378 ordinary shares issuable upon the exercise of the Warrants, to be issued to investors in this offering and (v) 168,918 ordinary shares issuable upon the exercise of warrants to be issued to the placement agent in connection with the offering.

To the extent outstanding options or warrants are exercised, you will incur further dilution.

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of the prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a holding company operating through our subsidiaries, Ability and ASM, which provide advanced interception, geolocation and cyber intelligence products and solutions that to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement agencies and homeland security agencies worldwide. We believe that our advanced comprehensive capabilities in both the area of interception of communications and geolocation set us apart from our competitors.

Founded in 1994, Ability has 17 years of proven experience in the fields of interception and geolocation. We specialize in off-air interception of voice, SMS and data communication from both cellular (GSM/CDMA UMTS/LTE) and satellite communication networks and deciphering solutions for both cellular and satellite communications. Our portfolio of cellular communications solutions includes, in addition to interception of voice, SMS, and data, an advanced geolocation system and cyber solutions. The geolocation solutions we offer geographically target mobile phones and are sold independently or as an additional feature within other systems. The cyber solutions provide the user with the ability to extract and view information from mobile phones. We also offer a system that can detect the existence of active interception systems (such as active cellular interception systems, fake SMS advertising systems and IMSI/IMEI catchers), can prevent interception by such systems and “intercept the interceptor,” allowing the user to listen to and manipulate the intercepted information. Our portfolio of satellite solutions includes advanced interception systems for Iridium, Thuraya, IsatPhone and VSAT communications. Both our cellular and satellite interception solutions can be used either as portable stand-alone tactical systems or can be integrated into larger scale fixed strategic systems. We believe that the products and solutions we offer enable security agencies, law enforcement agencies and armed forces to gain a tactical and situational advantage over highly mobile and covert adversaries and believe that we are among the few companies with an offering and suite of solutions that targets all segments of the lawful interception market.

Accounting Treatment of the Business Combination

We were incorporated under the laws of the Cayman Islands under the name “Cambridge Holdco Corp.”, as an exempted company on September 1, 2015. We were formed as a wholly-owned subsidiary of Cambridge, a company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Cambridge was incorporated under the laws of Delaware on October 1, 2013. On December 23, 2013, Cambridge closed its initial public offering and a simultaneous private placement.

On December 23, 2015, Cambridge merged with and into Holdco with Holdco surviving the merger and becoming the public entity, and Holdco consummated the Business Combination by acquiring Ability, following which Ability became a wholly-owned subsidiary of Holdco.

The Business Combination was accounted for as a reverse merger, whereby Cambridge is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Ability comprising the ongoing operations of the combined company, Ability’s senior management comprising the senior management of the combined company and Ability’s former shareholders being the controlling shareholders of the combined company after the Business Combination. The Business Combination is considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Ability issuing shares for the net assets of Cambridge, accompanied by a recapitalization. The net assets of Cambridge are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Ability; therefore, the historical consolidated financial statements presented are the historical consolidated financial statements of Ability and the ordinary shares and the corresponding capital amounts pre-merger have been retroactively restated as ordinary shares reflecting the exchange ratio in the merger.

Historically, Ability’s consolidated financial statements include the financial information of ASM, which was viewed as a variable interest entity of Ability prior to our acquisition of the remaining 84% of the shares of ASM in January 2016. For additional information, see Note 1 to the audited consolidated financial statements for the year ended December 31, 2017 incorporated by reference in this prospectus.

Restatement of Previous Consolidated Financial Statements

In our Annual Report on Form 20-F for the year ended December 31, 2015, our consolidated financial statements for the year ended December 31, 2015, our consolidated financial statements as of December 31, 2014 and for the two years in the period then ended were restated to reflect correction of errors with respect to previously unrecognized commissions due to a vendor on revenues that were recognized in the years ended December 31, 2014, 2013 and 2012; improper allocation and timing of revenue recognition from connection to supportive infrastructure in multiple element sale transactions recognized in the years ended December 31, 2014, 2013 and 2012; and previously unrecognized commissions due to a third party on cost of revenues that were recognized in the year ended December 31, 2014.

We conducted an internal investigation, overseen by our audit committee, into the facts and circumstances surrounding the restatement. The audit committee was assisted by external consultants. The SEC subsequently sent a subpoena requesting, among other things, information regarding the transaction with Cambridge Capital Acquisition Corporation, the restatement that occurred in May 2016, and financial and business information. See the risk factor “We are under an investigation by the SEC and recently received a Wells notice and if SEC enforcement action is initiated, even if ultimately resolved favorably for us, such action would have a material adverse impact on our reputation, business, financial condition, results of operations or cash flows.”

Critical Accounting Policies

The significant accounting policies that have been applied in the preparation of these condensed consolidated interim financial statements are identical to those that were applied in preparation of our most recent annual financial statements in connection with our Annual Report on Form 20-F for the year ended December 31, 2017.

Results of Operations

The following table sets forth a summary of our operating results:

	Six months ended
	June 30,
	2018	2017
	(Unaudited)
	U.S. dollars in thousands, except per share data

Revenues	$412	$832
Cost of revenues	864	1,163
Gross loss	(452)	(331)

Selling and marketing expenses	1,406	1,565
General and administrative expenses	3,851	4,319
Operating loss	(5,709)	(6,215)

Financial expenses (income), net	(14)	(125)
Loss before income taxes	(5,695)	(6,090)

Income tax expenses	-	23
Net loss	(5,695)	(6,113)

Loss per ordinary share - basic and diluted (U.S. dollars)	$(2.32)	$(2.49)

(U.S. dollars; in thousands, except per share data)	Year Ended December 31,
	2017	2016	2015
Revenues	$2,972	$16,508	$52,151
Cost of revenues	2,957	8,617	29,654
Gross profit	15	7,891	22,497
Selling and marketing expenses	3,033	5,323	3,305
General administrative expenses	6,016	9,662	469
Operating income (loss)	(9,034)	(7,094)	17,875
Financial expenses (income), net	77	(127)	99
Income (loss) before income taxes	(9,111)	(6,967)	17,776
Income tax expenses	-	1,086	3,023
Net and comprehensive income (loss)	$(9,111)	$(8,053)	$14,753
Earnings (loss) per ordinary share - basic and diluted (U.S. dollars) (1)	$(3.71)	$(3.27)	$6.00

(1)	On December 27, 2017, we implemented a 1-for-10 consolidation of our ordinary shares, with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

Six months ended June 30, 2018, compared to six months ended June 30, 2017

Revenues

Revenues for the six months ended June 30, 2018, were $412,000, a decrease of $420,000, or 50%, compared to $832,000 for the six months ended June 30, 2017. The revenues for the six months ended June 30, 2018 related primarily to sales to a reseller in Asia while the revenues for the six months ended June 30, 2017 related primarily to sales to a reseller in Latin America.

The table below sets forth Ability’s revenues by geographical regions for the periods presented:

	Six Months Ended June 30,
	2018	2017
	(Unaudited)
Region	U.S. dollars in thousands
Asia	$362	$-
Latin America	-	754
Other	50	78
Total	$412	$832

We expected that ULIN would be a major growth driver of our sales and revenues. However, since the introduction of ULIN, customer adoption of ULIN has been much slower than we had anticipated, and while we have seen significant interest in ULIN and its advanced capabilities, during the year ended December 31, 2016, we only completed one ULIN sale (which was our first ULIN sale). During the year ended December 31, 2017, we suspended recognizing revenues for this sale due to collectability issues. In January 2018, we completed an additional sale of ULIN however due to technical implementation issues encountered with the solution, we have not recognized any revenue from such sale to date. We have two other ongoing projects that include the sales of ULIN however the sales have not been completed and therefore we have not recognized any revenue from such sales to date. We believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantages over tactical interception solutions, is primarily due to its increased costs compared to such tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to the content of voice calls and SMS, and ULIN’s inability to intercept cellular communication within some network operators. We believe that continued increase in usage of new communication channels and the technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies), which have resulted in tactical cellular interception systems becoming more complex and expensive, may contribute to the competitive strength and distinctiveness of ULIN, which in turn may result in an increased demand for ULIN. We believe that the significant increase in the length of the ULIN sales cycle compared to our legacy tactical interception solutions is primarily due to the difficulties described above and lengthy purchasing approval processes for ULIN, oftentimes requiring the approval of the most senior levels of government. Furthermore, since the introduction of ULIN, while we have continued to offer our legacy tactical cellular interception solutions, we have experienced a significant decline in sales of our existing portfolio of solutions and products within the cellular interception category and ULIN may not render a substantial percentage of our existing product portfolio obsolete. In addition, increased usage of new communication channels and technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies) have resulted in cellular interception systems becoming more complex, expensive and limited in their interception capabilities, which we believe in turn have also had an adverse effect on sales of our legacy tactical cellular interception solutions. However, we cannot assure you that the market or demand for ULIN will grow as we believe (if at all).

Cost of Revenues

Cost of revenues for the six months ended June 30, 2018 were $864,000, a decrease of $299,000, or 26%, compared to $1,163,000 for the six months ended June 30, 2017, with such decrease being consistent with the decrease in revenues.

Gross Loss

Gross loss for the six months ended June 30, 2018 was $452,000, an increase of $121,000, or 36%, compared to $331,000 for the six months ended June 30, 2017. The increase was primarily due to lower revenues which was partially offset by lower cost of revenues.

Selling and Marketing Expenses

Selling and marketing expenses for the six months ended June 30, 2018, were $1.4 million, a decrease of $0.2 million, or 10%, compared to $1.6 million for the six months ended June 30, 2017. The decrease was primarily due to lower salaries and related expenses and lower travel expenses.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2018 were $3.9 million, a decrease of $0.4 million, or 11%, compared to $4.3 million for the six months ended June 30, 2017. The decrease was primarily due to lower legal fees.

Operating Loss

Operating loss for the six months ended June 30, 2018 was $5.7 million, a decrease of $0.5 million, or 8%, compared to $6.2 million for the six months ended June 30, 2017. The decrease was due to lower selling and marketing expenses and general and administrative expenses, such decrease was partially offset by an increase in gross loss.

Financial Income, Net

Financial income, net for the six months ended June 30, 2018, was $14,000, a decrease of $111,000, or 89%, compared to $125,000 for the six months ended June 30, 2017. The decrease related primarily to fluctuations in the exchange rate between the U.S. dollar and the New Israeli Shekel.

Loss before income taxes

Loss before income taxes for the six months ended June 30, 2018 was $5.7 million, a decrease of $0.4 million, or 6%, compared to $6.1 million for the six months ended June 30, 2017. The decrease was due to lower operating loss partially offset by lower financial income, net.

Income Tax Expenses

There were no income tax expenses for the six months ended June 30, 2018, compared to $23,000 for the six months ended June 30, 2017.

Net and Comprehensive Loss

Net and comprehensive loss for the six months ended June 30, 2018 was $5.7 million or $2.32 per ordinary basic and diluted share, a decrease of $0.4 million, or 7%, compared to $6.1 million or $2.49 per ordinary basic and diluted share for the six months ended June 30, 2017.

Year ended December 31, 2017, compared to year ended December 31, 2016

Revenues

Revenues for the year ended December 31, 2017 were $3 million, a decrease of $13.5 million, or 82%, compared to total revenues of $16.5 million for the year ended December 31, 2016.

The table below sets forth Ability’s revenues by geographical regions for the periods presented:

(U.S. dollars; in thousands)	Year Ended December 31,
Region	2017	2016
Asia	$555	$9,230
Latin America	754	5,320
Europe	210	1,750
Israel (1)	1,325	—
Other	128	208
Total	$2,972	$16,508

(1)	Sales in Israel during 2017 and 2016 include sales to Israeli integrators that have been sold to end users in Asia and Africa, which represented 45% and 0% of revenues during such periods, respectively.

Revenues for the years ended December 31, 2017 and 2016 were primarily attributed to sales of legacy tactical cellular interception systems and during the year ended December 31, 2016, we completed one ULIN sale to a reseller in Latin America (which was our first ULIN sale), the revenues for which were recognized ratably over a one year period commencing September 2016. The decrease in revenues for the year ended December 31, 2017 was primarily due to the ongoing transition to a revenue stream more focused on ULIN, which we introduced in November 2015 and due to the fact that during the year ended December 31, 2017 we suspended recognizing revenues from one of our customers due to collectability issues which resulted in lower revenues than anticipated.

We expected that ULIN would be a major growth driver of our revenues. However, since the introduction of ULIN, customer adoption of ULIN has been much slower than we had anticipated. While we have seen significant interest in ULIN and its advanced capabilities, during the year ended December 31, 2016, we only completed one ULIN sale (which was our first ULIN sale), and in January 2018 we completed an additional sale. We believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantage over tactical interception solutions, is primarily due to its increased costs, compared to other tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to cellular communication, and ULIN’s inability to intercept cellular communication within some network operators. We believe that continued increase in usage of new communication channels and the technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies), which have resulted in tactical cellular interception systems becoming more complex and expensive, may contribute to the competitive strength and distinctiveness of ULIN, which in turn may result in an increased demand for ULIN. We believe that the significant increase in the length of the ULIN sales cycle compared to our legacy tactical interception solutions is primarily due to the difficulties described above and lengthy purchasing approval processes for ULIN, oftentimes requiring the approval of the most senior levels of government. Furthermore, since the introduction of ULIN, while we have continued to offer our legacy tactical cellular interception solutions, we have experienced a significant decline in sales of our existing portfolio of solutions and products within the cellular interception category and ULIN may not render a substantial percentage of our existing product portfolio obsolete. In addition, increased usage of new communication channels and technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies) have resulted in cellular interception systems becoming more complex, expensive and limited in their interception capabilities, which we believe in turn have also had an adverse effect on sales of our legacy tactical cellular interception solutions. However, we cannot assure you that the market or demand for ULIN will grow as we believe (if at all).

Cost of Revenues

Cost of revenues for the year ended December 31, 2017 were $3 million, a decrease of $5.6 million, or 66%, compared to cost of revenues of $8.6 million for the year ended December 31, 2016. The decrease in cost of revenues was primarily due to decreased costs for components for our solutions corresponding to the decrease in revenues year over year.

Gross Profit

Gross profit for the year ended December 31, 2017 was $15,000, a decrease of $7.9 million, compared to gross profit of $7.9 million for the year ended December 31, 2016. Gross profit as a percentage of total revenues decreased to 0.5% for the year ended December 31, 2017, compared to 48% for the year ended December 31, 2016, primarily due to the significant lower revenue year over year.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2017, were $3.0 million, a decrease of $2.3 million, or 43%, compared to $5.3 million for the year ended December 31, 2016. The decrease in selling and marketing expenses was primarily due to reduced commission of $1.0 million as a result of the lower revenue year over year, $0.5 million of expense on account of our minimum commitment under the agreement with the ULIN supplier (during the year ended December 31, 2016 we recorded $0.4 million for the fourth quarter of 2015 which was initially recorded as current assets as of December 31, 2015 and subsequently allocated to selling and marketing expenses in the absence of substantial ULIN sales that could be offset against the minimum commitment amount), and $0.5 million accrual on account of a discretionary bonus to one of our sales executives that was recorded during the year ended December 31, 2016.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2017 were $6.0 million, a decrease of $3.6 million, or 38%, compared to $9.7 million for the year ended December 31, 2016. The decrease in general and administrative expenses was primarily due to a $2.0 million refund in connection with the Discharge Agreement (see “Prospectus Summary—Legal Proceedings” for additional information), that was received in February 2018 and due to an additional $2.0 million for a provision that was recorded during the year ended December 31, 2016 on account of an approved arbitration settlement (see “Prospectus Summary—Legal Proceedings” for additional information) that was not recorded in the year ended December 31, 2017.

Operating Loss

We had an operating loss of $9.0 million for the year ended December 31, 2017, an increase of $1.9 million, or 27%, compared to operating loss of $7.1 million for the year ended December 31, 2016. The increase in the operating loss was primarily due to the $13.5 million decrease in revenues, partially offset by a decrease of $5.6 million in cost of revenues, $2.3 million in selling and marketing expenses and $3.6 million in general and administrative expenses.

Financial Expenses (Income), Net

Financial expenses, net for the year ended December 31, 2017, was $77,000, an increase of $204,000 compared to financial income, net of $127,000 for the year ended December 31, 2016. The change in financial expenses (income), net, related primarily to fluctuations in the exchange rate between the U.S. dollar and the New Israeli Shekel.

Income Tax Expenses

There were no income tax expenses for the year ended December 31, 2017 compared to $1.1 million for the year ended December 31, 2016. We did not record any tax expenses during the year ended December 31, 2017, as we applied a full valuation allowance for the deferred tax assets primarily on account of the accumulated deficit as of December 31, 2017, as a result of the substantial doubt about our ability of our company to continue as a going concern (see “Risk Factors—-“The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.” and Note 1f to the audited consolidated financial statements for the year ended December 31, 2017 included elsewhere in this prospectus). The income tax expense during the year ended December 31, 2016 consisted of a one-time tax expense of $1.1 million that we incurred in connection with a tax assessment agreement for the three years ended December 31, 2014, reached on May 30, 2016, between the Israel Tax Authority and Ability. In addition, we applied a full valuation allowance for the deferred tax assets previously recorded due to the reason mentioned above.

Net and Comprehensive Loss

Net and comprehensive loss was $9.1 million, or a loss of $3.71 per basic and diluted share, for the year ended December 31, 2017, an increase of $1.0 million, compared to net and comprehensive loss of $8.1 million, or loss of $3.27 per basic and diluted share, for the year ended December 31, 2016. The increase in net and comprehensive loss was primarily due to the $1.9 million increase in operating loss and $0.2 million in financial expenses, net, partially offset by the decrease of $1.1 million in income tax expenses.

Year ended December 31, 2016, compared to year ended December 31, 2015

Revenues

Revenues for the year ended December 31, 2016 were $16.5 million, a decrease of $35.7 million, or 68%, compared to total revenues of $52.2 million for the year ended December 31, 2015.

The table below sets forth Ability’s revenues by geographical regions for the periods presented:

(U.S. dollars; in thousands)	Year Ended December 31,
Region	2016	2015
Asia	$9,230	$8,373
Latin America	5,320	34,603
Europe	1,750	495
Israel (1)	—	8,365
Other	208	315
Total	$16,508	$52,151

(1)	Sales in Israel during 2016 and 2015 include sales to Israeli integrators that have been sold to end users in Asia and Africa, which represented 0% and 16% of revenues during such periods, respectively.

Revenues for the years ended December 31, 2016 and 2015 were primarily attributed to sales of legacy tactical cellular interception systems and during the year ended December 31, 2016, we completed one ULIN sale to a Latin American reseller (which was our first ULIN sale), the revenues for which were recognized ratably over a one year period commencing September 2016. The decrease in revenues for the year ended December 31, 2016 was primarily attributable to the project-oriented nature of our business and the completion of a number of large projects in Latin America and Israel in year ended December 31, 2015, as well as the ongoing transition to a revenue stream more focused on ULIN, which we introduced in November 2015. We expected that ULIN would be a major growth driver of our revenues. However, since the introduction of ULIN, customer adoption of ULIN has been much slower than we had anticipated, and while we have seen significant interest in ULIN and its advanced capabilities, we had only completed one ULIN sale as of December 31, 2016 (which was our first ULIN sale). We believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantage over tactical interception solutions, is primarily due to its increased costs compared to such tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to cellular communication, and ULIN’s inability to intercept cellular communication within some network operators. We believe that continued increase in usage of new communication channels and the technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies), which have resulted in tactical cellular interception systems becoming more complex and expensive, may contribute to the competitive strength and distinctiveness of ULIN, which in turn may result in an increased demand for ULIN. We believe that the significant increase in the length of the ULIN sales cycle compared to our legacy tactical interception solutions is primarily due to the difficulties described above and lengthy purchasing approval processes for ULIN, oftentimes requiring the approval of the most senior levels of government. Furthermore, since the introduction of ULIN, while we have continued to offer our legacy tactical cellular interception solutions, we have experienced a significant decline in sales of our existing portfolio of solutions and products within the cellular interception category and ULIN may not render a substantial percentage of our existing product portfolio obsolete. In addition, increased usage of new communication channels and technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies) have resulted in cellular interception systems becoming more complex, expensive and limited in their interception capabilities, which we believe in turn have also had an adverse effect on sales of our legacy tactical cellular interception solutions.

Cost of Revenues

Cost of revenues for the year ended December 31, 2016 were $8.6 million, a decrease of $21.1 million, or 71%, compared to cost of revenues of $29.7 million for the year ended December 31, 2015. The decrease in cost of revenues was primarily due to decreased costs for components for our solutions corresponding to the decrease in revenues in the year and also due to reduced cost of revenues in connection with the first sale of ULIN in the year ended December 31, 2016, due to the waiver of the ULIN supplier to its right to the excess of the 50% of the net revenues generated from such sale over the annual $1.5 million minimum commitment amount such supplier was entitled to.

Gross Profit

Gross profit for the year ended December 31, 2016 was $7.9 million, a decrease of $14.6 million, or 65%, compared to gross profit of $22.5 million for the year ended December 31, 2015. Gross profit as a percentage of total revenues increased to 48% for the year ended December 31, 2016, compared to 43% for the year ended December 31, 2015, primarily due to the absence of cost of revenues in connection with the first sale of ULIN in the year ended December 31, 2016, due to the waiver of the ULIN supplier to its right to the excess of the 50% of the net revenues generated from such sale over the annual $1.5 million minimum commitment amount such supplier was entitled to.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2016, were $5.3 million, an increase of $2.0 million, or 61%, compared to $3.3 million year ended December 31, 2015. The increase in selling and marketing expenses was primarily due to the $1.9 million expense on account of our minimum commitment under the agreement with the ULIN supplier (including $1.5 million for the year ended December 31, 2016 and $0.4 million for the fourth quarter of 2015 which was initially recorded as current assets as of December 31, 2015 and subsequently allocated to selling and marketing expenses in the absence of substantial ULIN sales that could be offset against the minimum commitment amount) and a $0.5 million accrual on account of a discretionary bonus to one of our sales executives, which was partially offset by a decrease in commissions accrued on revenues for the year ended December 31, 2016 due to the decrease in revenues year over year.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2016 were $9.7 million, an increase of $8.4 million, or 634%, compared to $1.3 million for the year ended December 31, 2015. The increase in general and administrative expenses was primarily due a $8.3 million increase in legal and professional services fees, including $2.6 million of legal expenses incurred in connection with the internal investigation we conducted that was overseen by our audit committee, as well as a $2.0 million provision recorded on account of an approved settlement in connection with a legal proceeding and related legal expenses.

Operating Income

We had an operating loss of $7.1 million for the year ended December 31, 2016, a decrease of $25.0 million, compared to operating income of $17.9 million for the year ended December 31, 2015. The decrease in operating income was primarily due to the $35.7 million decrease in revenues and the increase of $2.0 million in selling and marketing expenses and $8.4 million in general and administrative expenses, partially offset by the $21.1 million decrease in cost of revenues.

Financial Expenses (Income), Net

Financial income, net for the year ended December 31, 2016, was $127,000, an increase of $226,000 compared to financial expenses, net of $99,000 for the year ended December 31, 2015. The change in financial expenses (income), net, related primarily to fluctuations in the exchange rate between the U.S. dollar and the New Israeli Shekel.

Income Tax Expenses

Income tax expenses for the year ended December 31, 2016 were $1.1 million, a decrease of $1.9 million, compared to $3.0 million for the year ended December 31, 2015. This decrease was primarily due to the loss before income taxes we incurred for the year ended December 31, 2016. The 2016 income tax expenses consist of a one-time tax expense of $1.1 million that we incurred for the year ended December 31, 2016, in connection with a tax assessment agreement for the three years ended December 31, 2014, reached on May 30, 2016, between the Israel Tax Authority and Ability. In addition, we applied a full valuation allowance for the deferred tax assets previously recorded, primarily on account of the net loss in the current period, as a result of the substantial doubt about our ability to continue as a going concern (see “Risk Factors—-“The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.” and Note 1.f. to the audited consolidated financial statements for the year ended December 31, 2016 included elsewhere in this prospectus).

Net and Comprehensive Income (Loss)

Net and comprehensive loss was $8.1 million, or a loss of $3.27 per basic and diluted share, for the year ended December 31, 2016, a decrease of $22.9 million, compared to net and comprehensive income of $14.8 million, or income of $6.0 per basic and diluted share, for the year ended December 31, 2015. The decrease in net and comprehensive income (loss) was primarily due to the $25 million decrease in operating income, partially offset by the decrease of $0.2 million in financial expense (income) and $1.9 million in income tax expenses.

Trend Information

The threat of global terrorism is a key driver in our growth, and the technological focus on counter-terrorism, as well as combating ordinary criminal activity, supports our confidence in our business. Around the world, demand for the ability to locate, intercept and decipher communications and encrypted data is strong. We believe that interception of communications is one of the most important tasks within intelligence and surveillance.

Over the last few years, cellular interception systems have become more complex and expensive as a result of increased usage of new communication channels and technological developments in the cellular communications industry, such as an increased number of cellular networks, mobile operators and frequencies. We believe that these developments had an adverse impact on sales of our legacy tactical cellular interception solutions during 2017 and 2016, which significantly declined in those periods.

The ULIN, a strategic cellular interception system that we introduced in November 2015, has strategic capabilities allowing for the interception of all generations of cellular communication. We believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantages over tactical interception solutions, is primarily due to its increased costs compared to such tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to the content of voice calls and SMS, and ULIN’s inability to intercept cellular communication within some network operators. We believe that continued increase in usage of new communication channels and the technological developments in the cellular communications industry (such as an increased number of cellular networks, mobile operators and frequencies), which have resulted in tactical cellular interception systems becoming more complex and expensive, may contribute to the competitive strength and distinctiveness of ULIN, which in turn may result in an increased demand for ULIN. We believe that the significant increase in the length of the ULIN sales cycle compared to our legacy tactical interception solutions is primarily due to the difficulties described above and lengthy purchasing approval processes for ULIN, oftentimes requiring the approval of the most senior levels of government.

Our non-operational expenses increased significantly during the six months ended June 30, 2018 and 2017 primarily due to legal and professional expenses. We expect non-operational expenses to remain elevated in 2018, primarily due to legal expenses related to the Wells notice and pending legal proceedings.

Off-balance Sheet Arrangements

We have no material off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2017:

	Payments due by period (U.S. dollars in thousands)
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5-Years
Obligations with respect to minimum purchases (1)	$1,125	$1,125	$-	$-	$-
Lease Obligations (2)	766	163	308	295	-
Others	20	20	-	-	-
Total	$1,911	$1,308	$308	$295	$-

(1)	Relates to minimum commitments under an agreement with a third party supplier entered into on October 20, 2015. For additional information, see “Business—Manufacturing and Suppliers.”

(2)	Relates to obligations under lease agreements for our headquarters and laboratory. For additional information, see “Business-Property, Plants and Equipment.”

Foreign Currency Exchange Risk

The U.S. dollar is our functional and reporting currency. We conduct business primarily in U.S. dollars and to a lesser extent, in NIS and Euro. This exposes us to risk associated with exchange rate fluctuations vis-à-vis the U.S. dollar. For example, salaries and related expenses for Israeli employees and payables to Israeli suppliers are paid in NIS. A devaluation of the NIS in relation to the U.S. dollar has the effect of reducing the U.S. dollar amount of our expenses and payables that are payable in NIS, unless those expenses or payables are linked to the U.S. dollar. Conversely, any increase in the value of the NIS in relation to the U.S. dollar has the effect of increasing the U.S. dollar value of our unlinked NIS expenses. On the other hand, we also own assets that are denominated in NIS. A devaluation of the NIS in relation to the U.S. dollar has the effect of reducing the U.S. dollar amount of our assets. Conversely, any increase in the value of the NIS in relation to the U.S. dollar has the effect of increasing the U.S. dollar value of our NIS denominated assets. For the years ended December 31, 2017, 2016 and 2015, loss (gain) from currency fluctuations was $(16,000), $(163,000) and $64,000, respectively. We expect that an increase of ten percent (10%) in the exchange rate of the NIS to U.S. dollar will increase our operating expenses expressed in U.S. dollar terms by approximately $0.2 million in 2018 and vice versa. For additional information see “Risk Factors – Risks Related to our Former Company - Our international operations subject us to currency exchange risk.”

Government Policies

We are incorporated in the Cayman Islands and our headquarters, operations and sales office are located in the State of Israel.

Due to the nature of our operations, we are subject to stringent requirements in terms of export controls for military, defense and “dual use” items. See “Risk Factors—-Risks Relating to our Business and Risk Relating to our Operations in Israel” and “Business – Export Control Regulatory Matters” for a description of governmental, economic, fiscal, monetary and political policies or factors that have materially affected or could materially affect our operations.

Government Contracts

All of our revenues to date have been generated, directly and indirectly, from contracts with national, regional and local governmental agencies, authorities and security organizations, many of which have complex and time consuming procurement procedures. A substantial period of time often elapses from the time we enter into negotiations until we actually deliver the product to the specific customer. Government contracts are further subject to special risks, such as delays in funding, termination of contracts at the convenience of the government, reduction or modification due to changes in the government’s policies or priorities. Our sales to these customers are directly affected by their budgetary constraints, the priority given to the procurement of products and services from us and the government’s normal spending cycle. A decrease or delay in governmental funding would adversely affect our results of operations. This risk is heightened during periods of global economic slowdown, recession, economic instability, political unrest, armed conflicts or natural disasters.

Preferred Enterprise Program

We are managed and controlled from Israel and are considered by the Israel Tax Authority as a company domiciled in Israel and subject to Israeli corporate tax, capital gains tax and any other relevant taxes. The Israeli corporate tax rate was 26.5% in 2014 and 2015. Beginning January 1, 2016, the Israeli corporate tax rate was reduced to 25%, beginning January 1, 2017 the corporate tax rate was reduced to 24% and beginning January 1, 2018 the corporate tax was reduced to 23%. Under the Investment Law, Ability expects to be eligible for certain tax benefits provided to “Preferred Enterprises,” including a reduced tax rate of 14.6% in 2015 and 2016 and a reduced tax rate, not yet determined (but up to 16%), in 2017 and thereafter, with respect to taxable income generated by the Preferred Enterprise. All other taxable income will be subject to the standard Israeli corporate tax rate. See “Risk Factors – Risks Relating to our Operations in Israel”.

Liquidity and Capital Resources

As of June 30, 2018, we had an accumulated deficit of $23.7 million, cash and cash equivalents of $150,000, a negative working capital of $6.1 million, and a net loss of $5.7 million for the six months ended June 30, 2018, compared to an accumulated deficit of $18.0 million, cash and cash equivalents of $1.9 million, and a negative working capital of $556,000 as of December 31, 2017. Due to a significant decline in revenues and an increase in legal and professional services fees, we suffered losses from operations, and we have an accumulated deficit that, among other reasons, raises substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm, in its report on our audited consolidated financial statements for the year ended December 31, 2017 expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon, among other things, cash flow from customers for ongoing projects, increase in sales, our controlling shareholders’ financial support of us, a decrease in litigation costs, our ability to remain listed on the Nasdaq Capital Market and favorable resolution of the pending lawsuits and SEC investigation.

On July 3, 2018, the SEC issued Wells notices to us and Anatoly Hurgin and Alexander Aurovsky, our controlling shareholders who are also officers and directors, in connection with the previously disclosed ongoing investigation of the SEC into the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. The Wells notice indicated that the Staff of the SEC’s Division of Enforcement has made a preliminary determination to recommend that the SEC authorize the institution of an enforcement action against us and Messrs. Hurgin and Aurovsky that would allege, among others, violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) and 14(a) of the Securities Exchange Act of 1934. A Wells notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides us and Messrs. Hurgin and Aurovsky with an opportunity to respond to issues raised by the SEC and offer their perspective prior to any SEC decision to institute proceedings. On August 10, 2018, we and Messrs. Hurgin and Aurovsky made Wells submissions in response to the Wells notices. If enforcement action is initiated, this could result in us and Messrs. Hurgin and/or Aurovsky being subject to an injunction and cease and desist order from further violations of the securities laws as well as monetary penalties of disgorgement, pre-judgment interest, a civil penalty, and in the case of Messrs. Hurgin and Aurovsky only, a bar from serving as an officer or director.

We expect to continue incurring losses and negative cash flows from operations in the foreseeable future. Based on our projected cash flows and our cash balances as of the date of this prospectus, our management is of the opinion that without fund raising we have sufficient capital to finance our operations for up to six months assuming the utilization in full of our line of credit described in the next sentence. As further described below, on April 11, 2018, we obtained a six-month bank line of credit of NIS 11.0 million ($3.1 million) secured by Messrs. Hurgin and Aurovsky. To date, we have drawn down NIS 5.5 million ($1.5 million) on the line of credit. The line of credit, which is still secured by Messrs. Hurgin and Aurovsky, has been extended through April 9, 2019.

Management is investing significant marketing efforts in order to generate additional revenue and simultaneously is continuing to decrease its expenses, primarily its legal and professional services fees in order to regain profitability however as a result of the Wells notice, we expect to incur significant legal expenses. Additionally, we plan to raise capital through the sale of equity securities or debt and settle certain of the lawsuits that are pending.

On February 21, 2018, Messrs. Hurgin and Aurovsky executed an Irrevocable Undertaking, or the Undertaking, for our benefit. According to the Undertaking, Messrs. Hurgin and Aurovsky agreed to make available to us from, March 1, 2018, a $3.0 million line of credit or loan in our favor. The Undertaking provided that the term of the line of credit or loan is to be for a period of no less than six months. The line of credit or loan will not bear any interest and Messrs. Hurgin and Aurovsky may not demand repayment, reduce or otherwise impair the line of credit or the loan. The Undertaking further provided that at the end of the term of the line of credit or loan, the board of directors will determine whether repayment of the line of credit or the loan will compromise our ability to meet our obligations. Messrs. Hurgin and Aurovsky undertook to renew the line of credit or extend the term of the loan on the same terms for an additional period of no less than six months in accordance with a resolution of the board of directors with respect to the necessity of the support of Messrs. Hurgin and Aurovsky. On April 11, 2018, we obtained a six-month line of credit, secured by Messrs Hurgin and Aurovksy, from an Israeli commercial bank in the amount of NIS 11.0 million ($3.1 million), of which NIS 5.5 million ($1.5 million) has been drawn down to date. The line of credit, which is still secured by Messrs. Hurgin and Aurovsky, has been extended through April 9, 2019. On amounts drawn under the line of credit, an interest rate in an amount to be determined at the time of draw down shall apply (which is currently 3.0% per annum) in addition to a semi-annual bank commission of NIS 27,500 ($7,900). Subsequently at a meeting of the board of directors on April 23, 2018, it was resolved to amend the terms of the Undertaking to provide that we will bear the costs and interest of the line of credit.

There is no assurance, however, that we will be successful in obtaining the level of financing needed for our operations or to maintain our listing on the Nasdaq Capital Market. If we are unsuccessful in selling our products, raising capital, settling certain lawsuits or if SEC enforcement action is initiated we may need to further reduce activities, curtail or cease operations or file for bankruptcy protection.

Cash Flows

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2018 was $2.4 million, a decrease of $3.6 million, compared to net cash used in operating activities of $6.0 million for the six months ended June 30, 2017.

Net cash used in operating activities for the six months ended June 30, 2018, consisted primarily of $5.7 million in net loss and a decrease of $0.5 million in accrued expenses and accounts payable with respect to projects, partially offset by an increase in progress payments in excess of accumulated costs with respect to projects and trade payables, accrued expenses and other accounts payable of $1.0 million and $0.9 million, respectively and a decrease of $1.8 million in other receivables. Non-cash expenses for the six months ended June 30, 2018 consisted primarily of amortization and depreciation of $0.2 million and $0.1 million, respectively.

Net cash used in operating activities for the six months ended June 30, 2017, consisted primarily of $6.1 million in net loss, a decrease of $2.2 million in accrued expenses and accounts payable with respect to projects and an increase of $1.5 million in trade payables, accrued expenses and other accounts payable, partially offset by a decrease in restricted deposits and accounts receivable of $1.7 million and $1.2 million, respectively and an increase of $1.0 million in progress payments in excess of accumulated costs with respect to projects. Non-cash expenses for the six months ended June 30, 2017 consisted primarily of amortization and depreciation of $0.2 million and $0.1 million, respectively.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2018 was $8,000, a decrease of $52,000, compared to net cash used in investing activities of $60,000 for the six months ended June 30, 2017.

Net cash used in investing activities for the six months ended June 30, 2018, consisted of purchase of property and equipment of $29,000, partially offset by proceeds from sale of property and equipment of $21,000.

Net cash used in investing activities for the six months ended June 30, 2017, consisted of purchase of property and equipment of $125,000, partially offset by proceeds from sale of property and equipment of $65,000.

We have no material commitments for capital expenditures as of June 30, 2018.

Financing Activities

Net cash provided by financing activities for the six months ended June 2018 was $630,000, an increase of $434,000, compared to $196,000 for the six months ended June 30, 2017.

Net cash provided by financing activities for the six months ended June 2018, consisted of proceeds from bank loans which represents the utilization of the line of credit as of June 30, 2018 secured by Messrs. Hurgin and Aurovsky.

Net cash provided by financing activities for the six months ended June 2017, consisted of amounts due from the controlling shareholders in connection with an Israeli arbitration.

Business

Overview

We are a holding company operating through our subsidiaries, Ability and ASM, which provide advanced interception, geolocation and cyber intelligence products and solutions that serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement agencies and homeland security agencies worldwide. We believe that our advanced comprehensive capabilities in both the areas of interception of communications and geolocation set us apart from our competitors.

Founded in 1994, Ability has proven experience in the fields of interception and geolocation. We specialize in off-air interception of voice, SMS and data communication from both cellular (GSM/CDMA/UMTS/LTE) and satellite communication networks and deciphering solutions for both cellular and satellite communications.

Our portfolio of cellular communications solutions includes, in addition to interception of voice, SMS, and data, an advanced geolocation system and cyber solutions. The geolocation solutions we offer geographically target mobile phones and are sold independently or as an additional feature within other systems. The cyber solutions provide the user with the ability to extract and view information from mobile phones. We also offer a system that can detect the existence of active interception systems (such as active cellular interception systems, fake SMS advertising systems and IMSI/IMEI catchers), can prevent interception by such systems and “intercept the interceptor,” allowing the user to listen to and manipulate the intercepted information.

Our portfolio of satellite solutions includes advanced interception systems for Iridium, Thuraya, IsatPhone and VSAT communications.

Both our cellular and satellite interception solutions can be used either as portable stand-alone tactical systems or can be integrated into larger scale fixed strategic systems.

We believe that the products and solutions we offer enable security agencies, law enforcement agencies and armed forces to gain a tactical and situational advantage over highly mobile and covert adversaries and we believe that we are among the few companies with an offering and suite of solutions that targets all segments of the lawful interception market.

We sell to our customers a variety of products and also offer customized solutions designed to meet their specific needs. Our solutions include both tactical and strategic systems. We work closely with our customers to design solutions for their specific configuration needs, including facilitating integration with larger scale systems. Most of these systems are scalable in functionality, capacity, coverage area and communications protocol types in order to meet the budgets and needs of our customers. The systems are available either as tactical, transportable solutions or as strategic, fixed installations and can be installed in many fixed or transportable configurations, including in vehicles, ships, aerial platforms and on personnel.

Our headquarters, operations and sales office are located in Tel Aviv, Israel.

Industry

The increasing threat of global terrorism as well as ordinary criminal activity over the past few decades has created a demand for the increased ability of military intelligence agencies and law enforcement agencies to intercept communications upon which such activity is based and to decipher these communications. We believe interception of communications has become the most crucial task in intelligence and surveillance. Reliable, portable, robust solutions are critical to the success of any such operation.

In response to this need, we have integrated solutions to cover the many facets of communications interception and decryption. We provide solutions to a variety of customer needs, with both off-the-shelf and customized systems for customers around the world.

Our customers’ operational demands are becoming increasingly diverse and extensive due to advances in technology of the targeted communications, requiring industry participants to enhance their offerings to include advanced location and cyber solutions as well as solutions for new generations of cellular communications, such as 4G/LTE and the proposed 5G networks.

The tactical lawful interception industry is dominated by a limited number of international suppliers, including us. We believe that entry into this market by new participants is limited due to the nature of the government agencies that comprise the market and its customers. Although this market has continually grown, we believe that the number of suppliers has not grown materially due to the significant barriers to entry into the market as a result of the nature of governmental agencies, privacy laws and the complexity of the required technology.

Our Portfolio of Solutions and Products

In the area of cellular communications, we offer turnkey integrated solutions for all cellular communications standards (GSM, CDMA, UMTS and LTE). These solutions provide real-time interception, robust, ultra-portable design and user-friendly operations. We offer strategic and tactical cellular interception systems, which are used for intercepting mobile phone traffic and tracking mobile phone users.

With respect to satellite communications, we offer field-proven, cutting-edge solutions for Iridium, Thuraya, IsatPhone Pro and other satellite links.

Cellular Interception and Geolocation

ULIN

ULIN, which was introduced in November 2015, is we believe to be the first-to-market SaaS strategic system for interception and geolocation in GSM, UMTS and LTE cellular networks. Unlike any other strategic lawful interception system known to us, ULIN does not require, in most cases, the involvement of mobile network operators. Unlike tactical interception systems, ULIN does not need to be in the vicinity of intercepted targets. In most instances, ULIN requires only the mobile device’s phone number or IMSI to start the interception, however, there are some network operators for which ULIN is currently not capable of intercepting cellular communication. ULIN detects dialing/dialed phone numbers and provides the geographic location of participating mobile devices. ULIN incorporates our legacy Hunter geolocation solution. All our ULIN sales are based on the Reseller Agreement, which automatically terminates in January 31, 2019 and may be terminated by either party under certain specific circumstances. See “Manufacturing and Suppliers” for a description of the agreement.

ULIN represents a new technological approach to cellular interception and provides operational capabilities that we believe did not previously exist, primarily the ability to intercept cellular communications without the need to be in the vicinity of intercepted targets. During the year ended December 31, 2016, we completed our first ULIN sale. During the year ended December 31, 2017, we suspended recognizing revenues for this sale due to collectability issues. In January 2018, we completed an additional sale of ULIN however due to technical implementation issues encountered with the solution, we have not recognized any revenue from such sale to date. We have two other ongoing projects that include the sales of ULIN however the sales have not been completed and therefore we have not recognized any revenue from such sales to date. While we have seen significant interest in ULIN and its advanced capabilities, we believe that the limited customer adoption to date of ULIN, notwithstanding its competitive advantage over tactical interception solutions, is primarily due to its increased costs compared to tactical interception solutions, as well as the market’s desire for a product capable of intercepting data communication in addition to cellular communication, and ULIN’s inability to intercept cellular communication within some network operators. For additional information, see “Risk Factors—Our revenues are highly dependent on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Trend Information.”

IBIS

IBIS (In-Between Interception System) is a tactical stand-alone solution used for off-air interception of GSM, UMTS and LTE cellular communications in a seamless way, without requiring involvement from the cellular network provider on which the targeted mobile device is operated. IBIS is an advanced integrated solution that includes all relevant sub-systems in a single unit, allows the user to scan, analyze, monitor, record, track and intercept cellular mobile devices for voice, SMS, data traffic and call-related information, regardless of implemented encryption type.

The IBIS system can operate with a variety of power sources, which enables it to be installed and operated in many types of applications and environments, in fixed or transportable installations, including in vehicles, and ships, or can be carried in backpacks. We also provide an IBIS system compatible for airborne platforms. Applications of the IBIS airborne system include surveillance missions, border control, tracking of kidnappers and drug dealers and detection of active mobile devices in disaster areas. The latest version of IBIS incorporates all the technological capabilities and functionalities of our legacy TouchDown solution.

ACIS

ACIS (Advanced CDMA Interception System) is a fast, reliable, portable and undetectable interception device for cellular CDMA network traffic that intercepts and records off-the-air voice communication, SMS and other call-related data. ACIS automatically searches for active CDMA cellular network frequencies and active channels. Cooperation from network providers is not required. ACIS works with all CDMAone and CDMA 2000 networks and supports all CDMA frequency bands, including 450 MHz, 800 MHz and 1900 MHz.

IMSI Catchers

We offer a variety of GSM/UMTS/LTE/IMSI catchers, in different installations and configurations, which can be customized to customer needs.

AGIS

AGIS (Advanced GSM Interception System) provides real-time GSM interception. The AGIS system is integrated into a small unit, making it easily portable, and be installed and operated in many types of applications and environments, either in fixed or transportable installations, including in vehicles, ships, helicopters and on personnel.

Satellite Interception

IRIS

IRIS (Iridium Interception System) is a portable tactical system that intercepts voice, SMS and data in Iridium communication channels. The Iridium satellite is a system of active communication satellites in orbit and on the ground, which allows voice and data communications across the globe. IRIS is completely passive and does not interfere with satellite communication. IRIS can be easily installed in vehicles, ships, helicopters and on personnel.

ATIS

ATIS (Advanced Thuraya Interception System) intercepts information transmitted through Thuraya network channels. The Thuraya network is an advanced communication network of two satellites that covers the majority of Europe, Asia and Africa. ATIS provides interception of voice, facsimile, SMS, data and call-related information, as well as a determination of the geographical position of Thuraya terminals.

ATIS intercepts uplink and downlink, and accordingly, both sides of a satellite call can be monitored, depending on interception conditions. All communications intercepted by ATIS and related data are stored in the system database for off-line analysis and playback. In addition to the call-related data, when an uplink is intercepted, the user can obtain the handset location. ATIS is offered in both tactical (L-band only) and strategic configuration (C-band with one or multiple L-band posts) and can be provided in various portable, remote control and fixed formats.

SLIS

SLIS (Satellite Link Interception System) monitors information transmitted through satellite communication channels. The information monitored by this system includes the satellite systems Intelsat, Eutelsat, Arabsat, Domsat, Indosat and other global or regional satellite communication operators. SLIS has the capacity to intercept the following communication links:

●	E1/T1 standard, and their derivatives with various types of compression, including DCME and many others;

●	public and private computer networks;

●	different standards of the global VSAT system; and

●	GSM-operators, including GSM-A and Abis.

The type of information that can be monitored from these sources include voice communications, facsimile messages (analogue or digital), SMS, videoconferences and communication sessions using the Internet or private networks.

Cyber

Our IBIS solution incorporates offensive cyber capabilities. IBIS can remotely control mobile devices and extract information that is not typically transmitted over cellular networks.

Intellectual Property

General

As a company that operates within a rapidly changing technological environment, the protection of the proprietary technology embedded in the products and solutions that we sell may have a significant impact on our business. We and our suppliers and technology providers rely on a both trade secret laws and confidentiality and non-disclosure restrictions to protect the proprietary interests in the products and solutions that we sell.

On November 12, 2015, a lawsuit was submitted to the Lod District Court in Israel by a company and an individual against Ability and our controlling shareholders. The lawsuit amount for registration fee purposes is NIS 5.0 million (approximately $1.4 million), however the plaintiffs did not specify the demanded compensation amount. The plaintiffs allege that certain of Ability’s GSM interception and decryption systems apparently fall within the claim of an Israeli patent owned by the plaintiffs. Furthermore, the plaintiffs demand that Ability and or its shareholders immediately cease any patent infringement as well as cease from any further use of the claimed technology, including the further manufacture, export, sale or marketing of the alleged infringing products. For additional information see “Risk Factor—Intellectual Property and Data/Systems Security—The products and solutions we sell may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer” and note 8.a.6 to our audited consolidated financial statements for the year ended December 31, 2017. Defending against infringement claims or other intellectual property claims could involve substantial costs and diversion of management resources. In addition, to the extent we are not successful in defending such claims, we may be subject to injunctions with respect to the use or sale of certain of the products in our portfolio or to liabilities for damage and may be required to obtain licenses which may not be available or available on reasonable terms.

Licenses

We engage in inbound licensing of certain components for our solutions. While it may be necessary in the future to seek or renew licenses relating to various aspects of the solutions we offer, we believe, based on industry practice, such licenses generally could be obtained from alternative sources on commercially reasonable terms.

Trademarks and Service Marks

We have not registered any trademarks or service marks.

Customers

The principal customers for our solutions are governments and governmental agencies, such as security and intelligence agencies, military forces, law enforcement agencies and homeland security agencies worldwide. We have sold to governments and government agencies in over 50 countries, many of which are repeating customers.

The following unaudited table presents our revenues for the years ended December 31, 2017, 2016 and 2015 by geographical region.

(U.S. dollars; in thousands)	Year Ended December 31,
Region	2017	2016	2015
Asia	$555	$9,230	$8,373
Latin America	754	5,320	34,603
Europe	210	1,750	495
Israel (1)	1,325	—	8,365
Other	128	208	315
Total	$2,972	$16,508	$52,151

(1)	Sales in Israel during 2017, 2016 and 2015 include sales to Israeli integrators that have been sold to end users in Asia and Africa, which represented 45%, 0% and 16% of revenues during such periods, respectively.

For the years ended December 31, 2017, 2016 and 2015, one significant reseller accounted for 45%, 47% and 66% of our revenues, respectively, and one other reseller in each such fiscal period accounted for 25%, 32% and 13% of our revenues, respectively. Our sales to relatively few significant resellers and customers could continue to account for a substantial percentage of our sales in the foreseeable future.

Substantially all of our resellers and customers do not permit us to identify them due to the sensitive nature of the solutions we sell to them and projects we undertake on their behalf. Accordingly, we are not able to identify our customers in our marketing and sales materials or the specific purpose for which certain solutions were sold or projects were undertaken. Moreover, we are unable to use substantially all of our customers as referral sources. These limitations could adversely affect our marketing and sales efforts.

The timing in which transactions are entered into may shift from one quarter to another. Among other things, this is due to our customers choosing to shift their buying decisions, which may result in the shifting of bookings and revenues from one quarter to another.

Customer Service

We typically provide our customers with on-site training for our products and solutions. Our standard warranty period is 12 months and is included in the price. Support and maintenance is offered upon the expiry of the warranty period to the customer on an annual basis for a fee equal to between 7% and 15% of the price. This technical support is provided over the phone, by email or by remote access (subject to end user consent) in the first instance and, if an issue is not resolved, technical teams are sent to the customer’s premises.

Selling and Marketing

Sales are generated through three principal channels:

(i)      Sales through resellers in various regions. We have a network of independent sales representatives active in most regions in which we sell.

(ii)     A direct sales channel. Our direct sales efforts are led by our Chief Executive Officer, Chief Technology Officer and two additional senior sales executives on a worldwide basis from our Tel Aviv headquarters.

(iii)    Sales to integrators as a component of larger projects, in which case we act as subcontractor to the integrator who acts as the prime contractor.

Our subsidiary, ASM, an Israeli company registered with the Israeli Defense Export Controls Agency as a certified exporter, promotes and executes sales of our solutions that involve technologies controlled by the Israeli Defense Export Controls Agency. In October 2013, Ability entered into a joint venture agreement with ASM, pursuant to which ASM exclusively provided contract management services to Ability. At the closing of the Business Combination, we acquired 16% of ASM from Eyal Tzur, formerly ASM’s sole shareholder, and Mr. Tzur had the right to put all, but not less than all, of the remaining shares of ASM to us (or our designated entity) during the 14 month period following the closing of the Business Combination in exchange for 48,000 of our ordinary shares and, if same was not exercised by Mr. Tzur, then, we had the right exercisable during the 90 days immediately following the foregoing option period, to purchase all of the remaining ASM shares in exchange for 43,200 of our ordinary shares. On January 24, 2016, Mr. Eyal Tzur exercised the foregoing put option, as a result of which ASM became our wholly-owned subsidiary, in exchange for 48,000 of our ordinary shares that were released from escrow to Mr. Tzur. Upon the closing of the Business Combination, the joint venture agreement was terminated.

Competition

We believe that the solutions and products we sell have several competitive advantages, including:

●	product performance, functionality and portability;

●	product quality, stability and reliability;

●	customization of solutions to meet customer demands;

●	innovative solutions;

●	breadth of product portfolio;

●	global presence and high-quality, responsive customer service and support;

●	specific industry knowledge and experience; and

●	price.

We believe that our flexibility and ability to react quickly to our customers’ requirements and needs provide us with a competitive advantage.

Despite these competitive advantages, we face competition in most of our markets. In each of our markets, we face competition from companies with products that compete with the solutions or products we sell.

In the cellular interception market, our principal competitors include Neosoft Technologies, Inc. and Verint Systems, Inc.

In the satellite interception market, our principal competitors include Arpege Defence SAS, L3 TRL Technology Ltd. and Rohde & Schwarz GmbH & Co KG.

In the cyber market, our principal competitors include Gamma International GmbH, Hacking Team S.r.L., Magen Ltd., NSO Group Wintego Systems Ltd. and several others.

Certain of these competitors are also suppliers and/or customers of ours. We believe that our competitive success depends primarily on our ability to provide technologically advanced and cost-effective solutions and services.

Research and Development

We do not conduct any research and development by ourselves, however, oftentimes, we assist and are involved in research and development performed by third parties, mainly suppliers or contractors of ours. Such assistance and involvement may enable us to gain access to new and advanced products, strengthens our relationships with our suppliers and contractors and ultimately introduce to the market more suitable and advanced products and solutions, as well as enhance our existing products and solutions.

We believe that the introduction of advanced products and solutions and the enhancement of existing products and solutions are essential to our future success and depend on a number of factors, including among others, our ability to:

●	attract, recruit and retain highly skilled and experienced personnel, as well as engaging suitable contractors and suppliers;

●	identify and respond to emerging technological trends and areas of growth in our markets; and

●	continue to offer and maintain competitive solutions and enhance our existing solutions to respond to our customers’ changing needs and challenges and differentiate our solutions from those of our competitors.

Our business strategy involves rolling out initial releases of the products and solutions in our portfolio and typically over time features are added or enhanced. Product feedback received from our customers is incorporated into the development process.

Manufacturing and Suppliers

During the years ended December 31, 2017, 2016 and 2015, expenses incurred with respect to our three largest suppliers comprised 27%, 72% and 70% of our cost of revenues, respectively, and one supplier accounted for 17%, 40% and 43% of our costs of revenues in such periods, respectively.

On October 20, 2015, Ability entered into an agreement with a third party supplier who develops and licenses ULIN, or the Reseller Agreement. This agreement may account for a significant portion of our vendor costs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tabular Disclosure of Contractual Obligations,” as well as a significant part of our revenues, see “Risk Factors—Our revenues are highly dependent on the successful implementation and customer adoption of ULIN, the customer adoption of which has been limited” and “Risk Factors—-ULIN sales are dependent on a reseller agreement with one supplier, which automatically terminates in January 31, 2019.” According to the agreement, the supplier (an unrelated company) granted us an exclusive and non-transferable right and license to market, promote, advertise, sell and distribute its products, none of which is sold or marketed under the supplier’s trademark, directly to customers worldwide in consideration for 50% of our revenue relating to those sales, net of commissions. The agreement provides for minimum annual sales of ULIN by Ability in the amount of $10 million revenues, net of commissions. If we do not satisfy this minimum commitment at the end of any contract year, we are required to pay such supplier a 15% penalty against any shortfall, up to a maximum penalty of $1.5 million per year. Under the agreement and subject to the amendment described below, we are required to pay the supplier $125,000 each month on account of the minimum commitment (which may be set-off against any sales over the duration of the three-year contract term). The agreement originally had a three year term automatically terminating in October 2018, and may be terminated by a party in case of the other party’s material breach, bankruptcy, insolvency, creditor assignment, liquidation, receivership or loss of control of all or substantially all of its business. We may not be able to extend the agreement or may not be able to do so on terms favorable to us. Further, during the term of the agreement, we must obtain the supplier’s consent to, among other things, manufacture, sell or market any product which competes with ULIN.

  On August 7, 2018, Ability entered into an amendment to the Reseller Agreement which, effective as of October 20, 2018, extends the term of the Reseller Agreement until January 31, 2019. In addition, under the amendment, our minimum monthly commitment has been reduced from $125,000 to 30,000 Euros, effective as of October 20, 2018. As part of the amendment, the parties agreed to negotiate in good faith the acquisition of certain rights under the Reseller Agreement, with the intent that the terms of such acquisition shall be agreed upon on or prior to January 31, 2019.

During the year ended December 31, 2016, we completed our first ULIN sale, and in January 2018 we completed an additional sale. In connection with the first ULIN sale the supplier waived its right to receive its payment equal to the excess of the 50% of the net revenues, in order to support marketing efforts of ULIN in the relevant region.

Our reliance on a limited number of suppliers involves risks. In the event that a key supplier ceases operations or otherwise ceases to do business with us, it may take a substantial amount of time and expense for us to secure other suppliers.

We have long-term relationships with most of our suppliers. Although we do not have redundant and immediate procurement solutions for ULIN, we do have such solutions for most of the other products and solutions we sell. To date, we have been able to obtain adequate supplies of all components in a timely manner from our suppliers or alternative sources, when necessary.

Our quality management system is certified under the ISO 9001:2015 standards promulgated by the International Organization for Standardization for assembling (installation) of interception systems.

Export Control Regulatory Matters

General

We and some of our suppliers are subject to export control regulations in countries from which they export goods and services. These controls may apply by virtue of the country from which the products or components are exported. If the export controls of a particular country apply, the level of control generally depends on the nature of the goods and services in question as well as the identity of the end user.

Applicable Israeli Laws

Israeli Defense Export Regime. The Israeli Defense Export Control Law, 2007, or the 2007 Law, regulates the marketing and export of certain defense equipment, software, technology, services and the transfer of defense know-how (collectively, “Defense Products”), taking into account national security considerations, foreign relations considerations, international obligations and other interests of the State of Israel. The 2007 Law provides that the marketing, sale and export of Defense Products require a license from the Israeli Ministry of Defense, or IMOD, via the Israeli Defense Export Controls Agency, or DECA. These licenses are issued by the IMOD for a certain period of time and are non-transferable. Fines and criminal sanctions may be imposed for non-compliance with the 2007 Law. The 2007 Law also includes the regulation of brokerage activity relating to Defense Products; however, these regulations have not been implemented, as required, by executive order, and therefore have not entered into force to date. The IMOD issued the Export Control Order (Military Equipment), 2008, which lists all of the items that are controlled pursuant to the 2007 Law. The Israeli Ministry of Economy and Industry, or IMOE, has also promulgated the Export Control Order (Dual-Use Controlled Equipment), 2008, or the Dual Use Order, which refers to commercial items that may also be used for either military or defense purposes. The export of all these items are ordinarily regulated by the IMOE, except in the case of government end-users, in which case the IMOD (DECA) regulates the marketing and export of such items. The Dual Use Order also incorporates annually the updated lists from Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies.

Israeli Encryption Order. Our activities may also be subject to the Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974, as amended in 1998, or the Encryption Order, and the Declaration Regarding the Control of Commodities and Services (Engagement in Encryption Items) 1974, as amended in 1998, or the Declaration, both of which were issued under the authority of the Minister of Defense derived from the Law Governing the Control of Commodities and Services, 1957, or the 1957 Law, or, collectively, the Encryption Order. The Encryption Order regulates all activities relating to encryption and decryption in Israel and/or by Israelis, including the development of encryption technology, as well as the marketing, import, export, sale and license of encryption products.

Applicable Export Practices

Overview. ASM, a wholly-owned subsidiary of ours, is an Israeli company registered with DECA as a certified exporter. Our solutions that are subject to export control pursuant to the 2007 Law, as well as the Dual Use Order, are marketed, sold and exported exclusively by ASM. Notwithstanding the foregoing, Ability and ASM apply directly to IMOD for encryption permits, as required.

Encryption Items. Our interception systems that contain decryption capabilities are subject to the Encryption Order. Even though our activities in this area rely on non-Israeli suppliers and are not developed in or exported from Israel (or related to Israeli know-how), Ability has determined that all of its decryption items are regulated by the Israeli Encryption Order and each of Ability and ASM requests and obtains the necessary licenses as needed on an ongoing basis.

Non-Israeli Components. Any components that are manufactured outside of Israel (and would be deemed Defense Products under the 2007 Law if they were imported into Israel) are “drop-shipped” to the customers directly by the foreign suppliers of such components, which are located outside of Israel. In cases where Ability and/or its non-Israeli suppliers supply foreign-sourced components to an integrator in Israel and the export from Israel to the end-user is performed by the Israeli integrator, the integrator assumes full responsibility to apply for the required marketing and export licenses from DECA.

Israeli Components. Any systems that include components that are imported into Israel and/or manufactured in Israel and are Defense Products pursuant to the 2007 Law, are marketed and sold exclusively by ASM, except in certain cases as described above under “Non-Israeli Components.”

Non-Israeli Aspects

If we expand our geographic scope, we may also be subject to applicable export control regulations in other countries from which we export goods and services, including the United States. Such regulations may apply with respect to product components that are developed or manufactured in, or shipped from, the United States. In the event that the products and services we offer are subject to such additional controls and restrictions, we may be required to obtain an export license or authorization and comply with other applicable requirements pursuant to such regulations.

Any regulatory aspects of the export of goods and services by non-Israeli suppliers in relation to non-Israeli regulatory requirements is the responsibility of the foreign supplier.

Organizational Structure

We are a holding company operating through our subsidiaries, Ability and ASM, both Israeli companies. The shares of Ability are held in trust through a trust of which we are the beneficiary and over which we have voting and dispositive power. Such trust was established in connection with a pre-ruling of the Israel Tax Authority to ensure payment of any tax due to the Israel Tax Authority in connection with the Merger Agreement.

At the closing of the Business Combination, we purchased 16% of ASM from its former sole shareholder, Eyal Tzur. On January 24, 2016, Eyal Tzur exercised his put option and we purchased the remaining shares of ASM, following which ASM became our wholly-owned subsidiary. For additional information, see “Merger Agreement – JV Share Purchase Agreement.”

Property, Plants and Equipment

We do not own any real property. We have entered into lease agreements for our headquarters and laboratory, each on the 7th floor of 14 Yad Harutzim Street, Tel Aviv, Israel, and installation and our quality assurance facility at 10/28-30 HaAvoda Street, Ariel, Israel.

The lease details are as follows:

Headquarters: 4300 square feet. The term of the lease was originally from December 1, 2012 through November 30, 2017, with an option to extend for an additional 60 months. The rent for the headquarters is NIS 25,000 (approximately $7,210) per month.

Laboratory: 3,875 square feet. The term of the lease was originally from May 1, 2015 through November 30, 2017, with an option to extend for 60 months. The rent for the laboratory is NIS 16,350 (approximately $4,715) per month.

Both options of the headquarters and laboratory leases were exercised on terms of monthly rent in the aggregate amount of NIS 44,430 (approximately $12,815), for additional five years, up to November 30, 2022.

Installation and Quality Assurance Facility: 645 square feet. The initial term of the lease was from August 15, 2015 through August 15, 2016 and the term was extended until August 15, 2018. We had an option to extend the lease until August 15, 2019, however, we did not exercise the option. The monthly rent for the facility for the initial term and the option period is NIS 5,000 (approximately $1,442).

Principal Capital Expenditures and Divestitures

We have not had material commitments for capital expenditures and divestitures as of December 31, 2017, 2016 and 2015.

Legal Proceedings

See “Prospectus Summary—Legal Proceedings”.

Our History

We were incorporated under the laws of the Cayman Islands under the name “Cambridge Holdco Corp.”, as an exempted company on September 1, 2015. We were formed as a wholly-owned subsidiary of Cambridge, a company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Cambridge was incorporated under the laws of Delaware on October 1, 2013. On December 23, 2013, Cambridge closed its initial public offering and a simultaneous private placement.

On December 23, 2015, Cambridge merged with and into Holdco with Holdco surviving the merger and becoming the public entity, and Holdco consummated the Business Combination by acquiring Ability, following which Ability became a wholly-owned subsidiary of Holdco, as further described below.

Effective as of the closing of the Business Combination, Holdco changed its name to “Ability Inc.” We are now a holding company operating through our subsidiaries Ability and ASM. Upon the closing of the Business Combination, our ordinary shares and warrants began trading on the NASDAQ Capital Market under the symbol “ABIL” and “ABILW,” respectively. Our warrants were delisted on April 18, 2016 and since such date have traded on the OTC Pink under the symbol “ABIWF.” Our ordinary shares have been listed for trading on the Tel Aviv Stock Exchange since January 12, 2016 under the symbol “ABIL.”

Merger Agreement

On December 23, 2015, Cambridge merged with and into Holdco in the Redomestication Merger with Holdco surviving the merger and becoming the public entity, and Holdco consummated a business combination whereby it acquired Ability by way of the Share Exchange, following which Ability became a wholly-owned subsidiary of Holdco, pursuant to Agreement and Plan of Reorganization, dated as of September 6, 2015, or the Merger Agreement.

In the Redomestication Merger, Holdco issued one ordinary share for each outstanding share of Cambridge and as of the closing of the Redomestication Merger, each outstanding warrant of Cambridge automatically represents the right to purchase one ordinary share of Holdco in lieu of one share of Cambridge common stock. Additionally, upon consummation of the Business Combination, (i) the holders of outstanding unit purchase options of Cambridge, which represented the right to acquire up to 420,000 ordinary shares and 420,000 warrants of Cambridge, exchanged such unit purchase options for an aggregate of 150,000 ordinary shares of Holdco and (ii) the holder of outstanding promissory notes of Cambridge converted the entire principal amount of notes into an aggregate of 35,000 ordinary shares and 35,000 warrants of Holdco in accordance with the terms of such promissory notes. Upon consummation of the Redomestication Merger, holders of 213,676 shares of Cambridge common stock sold in its initial public offering converted those shares, at their election, to cash at a conversion price of approximately $101.0 per share, or an aggregate of approximately $21.6 million. The aggregate conversion price was paid out of Holdco’s trust account, which had a balance immediately prior to the closing of the Business Combination of approximately $81.3 million. Of the remaining funds in the trust account: (i) approximately $2.0 million was used to pay Ability’s transaction expenses in connection with the Business Combination, (ii) $18.1 million was used to pay the cash portion of the merger consideration payable to Messrs. Hurgin and Aurovsky, as described below, (iii) $11.9 million is being reserved and was deposited in escrow for the put option of Messrs. Hurgin and Aurovsky, as described below, (iv) approximately $7.8 million was used to pay the outstanding accounts payable and accrued expenses of Cambridge, (v) $0.9 million was used to purchase 16% of the shares in ASM from Eyal Tzur, as described below, and (vi) the balance of approximately $19 million was released to Ability.

In connection with the Share Exchange, as consideration for their outstanding ordinary shares of Ability, Messrs. Hurgin and Aurovsky received an aggregate of 1,621,327 of our ordinary shares and $18.1 million in cash. In addition, Messrs. Hurgin and Aurovsky have (or had) the right to receive an additional number of our ordinary shares to be issued upon and subject to us achieving certain net income targets in the fiscal years ending December 31, 2015, 2016, 2017 and 2018, as set forth in table below.

In the event that we fail to satisfy the net income target for any fiscal year but net income for such fiscal year is ninety percent (90%) or more of the net income target for such fiscal year, then we shall issue to Messrs. Hurgin and Aurovsky, in the aggregate, such number of our ordinary shares equal to the product obtained by (x) the number of our ordinary shares that would have been issued to Messrs. Hurgin and Aurovsky had the net income target been achieved multiplied by (y) the quotient obtained by (A) the net income for such fiscal year divided by (B) the net income target for such fiscal year.

Under the Merger Agreement, in the event that the 2015 net income target is not achieved but the 2016 net income target is achieved, then we shall issue to Messrs. Hurgin and Aurovsky, in addition to the ordinary shares required to be issued by us as a result of us achieving the 2016 net income target, the ordinary shares relating to the 2015 net income target. In addition, if the 2015 net income target is not achieved and net income is less than ninety percent (90%) of the 2015 net income target but net income for 2016 is ninety percent (90%) or more of the 2016 net income target, then we shall issue to Messrs. Hurgin and Aurovsky, in addition to the pro rata of ordinary shares relating to the 2016 net income target, such number of our ordinary shares for 2015 based on the same percentage of net income for 2016 as compared to the 2016 net income target. The net income targets for 2015, 2016 and 2017 were not achieved.

To the extent any ordinary shares are issuable to Messrs. Hurgin and Aurovsky upon Ability’s achievement of the above-described net income targets, 3% of such shares shall be issuable to each of (i) Migdal Underwriting & Business Initiatives Ltd. as an additional portion of its fee in connection with the Business Combination, and (ii) Mr. Tzur as further consideration for the exercise of the put right related to ASM. Accordingly, the number of ordinary shares issuable to Messrs. Hurgin and Aurovsky in the Business Combination shall be reduced ratably between Messrs. Hurgin and Aurovsky by the total number of ordinary shares issuable to Mr. Tzur and Migdal Underwriting & Business Initiatives Ltd.

The following table sets forth the net income targets and the number of our ordinary shares issuable upon the achievement of such targets:

		Number of Ordinary Shares
Year Ending December 31,	Net Income Target	Messrs. Hurgin and Aurovsky	Migdal Underwriting & Business Initiatives Ltd	Eyal Tzur	Total
2015	$27,000,000	338,400	10,800	10,800	360,000
2016	$40,000,000	173,900	5,550	5,550	185,000
2017	$60,000,000	188,000	6,000	6,000	200,000
2018	$80,000,000	94,000	3,000	3,000	100,000

Net income targets for years 2015 through 2017 were not met, and we do not expect to meet the net income target for 2018.

Under the Merger Agreement, each of Messrs. Hurgin and Aurovsky had the right, on one occasion during January 1, 2018 through March 1, 2018, or the Put Option Period,  to put to us all or part of his pro rata portion of 117,327 of our ordinary shares that he received in the Share Exchange for an amount in cash equal to (1) (x) the number of shares being put multiplied by (y) $101.00 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow account that was established. Pursuant to an escrow agreement dated December 23, 2015 among the Company, Anatoly Hurgin and Alexander Aurovsky (together as shareholders) and the Bank Leumi Le-Israel Trust Company Ltd. as escrow agent, $11.9 million was deposited into an escrow account, referred to as the put option escrow account, by us at closing of the Business Combination to fund the payment of the purchase price for the put if it is exercised. On November 13, 2017, the parties amended the escrow agreement to change the Put Option Period to the period commencing on January 1, 2019 and ending on March 1, 2021.

Indemnity Escrow Agreement

Of our ordinary shares issued to Messrs. Hurgin and Aurovsky as consideration for the Share Exchange, an aggregate of 94,852 of such shares, or the Escrow Shares, were placed in escrow at the closing of the Business Combination pursuant to an indemnity escrow agreement, dated as of December 23, 2015, or the Indemnity Escrow Agreement, by and among us, Messrs. Hurgin and Aurovsky, Mr. Ben Gordon in his capacity as a representative of ours, or the Company Representative, and Continental Stock Transfer & Trust Company, as escrow agent. The Escrow Shares were set aside to fund post-closing indemnification claims related to breaches of representations and warranties made by, or breaches of covenants and other obligations of, Ability in the Merger Agreement. The Escrow Shares are our sole and exclusive remedy for our rights to indemnification under the Merger Agreement. No indemnification claims are payable from the Escrow Shares until the aggregate amount of our damages exceeds a $1,500,000 deductible. Once the aggregate amount of our damages exceeds such $1,500,000 deductible, all our damages in excess of such amount are reimbursable, subject to certain exceptions. According to the Indemnity Escrow Agreement, on December 23, 2016, fifty percent (50%) of the Escrow Shares were to be released to Messrs. Hurgin and Aurovsky, less amounts previously applied in satisfaction of, or reserved with respect to indemnification claims made prior to that date. The remaining Escrow Shares would be released on the date that is the earlier of (x) June 23, 2017 and (y) the thirtieth (30th) day after we file our Annual Report on Form 20-F for the year ended December 31, 2016 with the SEC.

Pursuant to a tolling agreement, dated as of November 30, 2016, by and among us, Messrs. Hurgin and Aurovsky, the Company Representative and the Escrow Agent, as amended on June 23, 2017, Messrs. Hurgin and Aurovsky agreed to delay the release of the Escrow Shares until December 31, 2017 in order to, among other things, allow our board of directors or an authorized committee thereof an opportunity to review certain specified claims, including certain restatements of our financial reports filed with the SEC, certain alleged discrepancies between our financial projections and our actual results, certain of our disclosures provided to investors relating to our pipeline and backlog and certain of our disclosures related to ULIN.

JV Share Purchase Agreement

In connection with and as a condition to the consummation of the Merger Agreement, Cambridge, Holdco, Ability, Messrs. Hurgin and Aurovsky, ASM and Eyal Tzur, ASM’s sole shareholder, entered into a share purchase agreement (the “JV Share Purchase Agreement”), dated as of September 6, 2015, pursuant to which (a) at the closing of the Business Combination, Holdco purchased 16 shares, or 16%, of ASM for $900,000 in cash and (b) Mr. Tzur had the right to put all, but not less than all, of the remaining shares of ASM to us (or our designated entity) during the 14 month period following the closing of the Business Combination in exchange for 48,000 of our ordinary shares, plus 3% of any earn-out consideration (i.e., the net income shares) that may otherwise become payable to Messrs. Hurgin and Aurovsky under the terms of the Merger Agreement following the consummation of the Business Combination. If this right was not exercised by Mr. Tzur, then we had the right exercisable during the 90 days immediately following the put option period, to call all, but not less than all, of the remaining ASM shares in exchange for 43,200 of our ordinary shares. The parties entered into an escrow agreement, pursuant to which all of the shares of ASM, other than those purchased at the closing of the Business Combination, were placed in escrow to secure the obligations of Mr. Tzur under the terms of the JV Share Purchase Agreement prior to exercise of the put or call rights thereunder. In addition, the parties entered into an escrow agreement with respect to our ordinary shares issuable to Mr. Tzur upon exercise of the put or call rights, under which (a) all of the up to 48,000 ordinary shares issuable to him upon exercise of such rights were placed in escrow at the closing of the Business Combination and (b) 5% of any such ordinary shares issued to him upon exercise of the put or call right shall be held in escrow for not less than one year following closing of the put or call right to secure his indemnification obligations under the JV Share Purchase Agreement. On January 24, 2016, Mr. Eyal Tzur exercised his put option, as a result of which 48,000 of our ordinary shares were released from escrow to Mr. Tzur, and ASM became our wholly-owned subsidiary. Upon the closing of the Business Combination, the JV Share Purchase Agreement was terminated while maintaining its terms for the existing projects.

Lock-Up Agreements

At the closing of the Business Combination, Messrs. Hurgin and Aurovsky entered into lock-up agreements pursuant to which they agreed not to sell any of our ordinary shares that they received as a result of the Business Combination (subject to limited exceptions) until the second anniversary of the closing of the Business Combination.

Management

Executive officers, directors and director nominees

The following table sets forth information concerning our executive officers and directors:

Name	Age	Position(s)
Anatoly Hurgin	60	Chief Executive Officer and Chairman of the Board of Directors
Alexander Aurovsky	66	Chief Technology Officer and Director
Avi Levin	43	Chief Financial Officer
Avraham Dan (1)	73	Director
Naftali Granot (2)(3)	67	Director
Limor Beladev (1)(2)(3)	47	Director
Yair Cohen (2)(3)	64	Director
Joseph Tenne (1)	63	Director

(1)	Member of audit committee.

(2)	Member of nominating committee.

(3)	Member of compensation committee.

Anatoly Hurgin has served as our Chief Executive Officer and a director since the closing of the Business Combination, and has served as the Chief Executive Officer and a director of Ability since 1994. Mr. Hurgin currently serves as our Chairman, having served in that position from the Business Combination until December 2016, and from July 2017 to present. Mr. Hurgin has served as a director of ASM since March 2016. Additionally, Mr. Hurgin has served as Chief Executive Officer of Active Intelligence Labs Ltd., a company that develops solutions for the cyber security market, since August 2011, and Chief Executive Officer of UAB Communication Technologies Ltd., a company formed for the purpose of purchasing equipment from a Cypriote supplier, since September 2013. Mr. Hurgin holds a Master’s degree in radio electronics from the High Military College of Radio-electronics of Air Defense Troops in Vilnius, Lithuania.

Alexander Aurovsky has served as our Chief Technology Officer and a director since the closing of the Business Combination, and has served as the Chief Technology Officer and a director of Ability since 1994. Mr. Aurovsky has served as a director of ASM since March 2016. Mr. Aurovsky holds a Master’s degree in radio electronics from the Bonch-Bruevich Saint Petersburg State University of Telecommunications in Russia.

Avi Levin has served as our Chief Financial Officer since November 2015. Mr. Levin has served as a director of ASM since March 2016. Previously, Mr. Levin served as an investment banker at Credit Suisse Securities, a multinational financial services institution. Prior to that, Mr. Levin served in corporate finance positions at Broadridge Financial Solutions, Inc. a software company that provides services to banks and other financial institutions, and at Overseas Shipholding Group, Inc., a global company engaged in ocean transportation of oil, natural gas. Mr. Levin started his career at the international accounting firm, PricewaterhouseCoopers, where he worked at the Tel Aviv, Israel and San Jose, California offices. Mr. Levin is a CPA in the United States and Israel. Mr. Levin has an undergraduate degree in Economics and Accounting from Ben-Gurion University of the Negev in Israel, and an MBA degree from New York University Stern School of Business.

Avraham Dan joined our board on July 5, 2017. Mr. Dan chairs the audit committee. Mr. Dan is an entrepreneur with global experience in various financial and business management. Mr. Dan’s experience includes strategic planning, accounting and control, investments and business development, mergers and acquisitions, re-engineering and spin-offs. He served as a director in Pangae Israel Ltd. and Amir-Marketing & Investment in Agriculture Ltd. Mr. Dan served as economic and financial advisor and managing director in ICTS International N.V., an international company in the field of security. Mr. Dan provided strategic and financial consultation to corporations in Israel and overseas. Mr. Dan is a CPA in Israel and holds an MBA from Pace University, New York.

Naftali Granot joined our board on July 5, 2017. Mr. Granot chairs the nominating committee and serves on the compensation committee. Mr. Granot served with the Special Forces of the Israel Defense Forces, or IDF, retired as a Major and joined the Israeli Mossad in 1982 as field operative, was nominated at 2002 as head of a certain division of the organization and in 2005 as deputy director, and retired in 2007. During his tenure with the Mossad, Mr. Granot accumulated considerable managerial and intelligence experience in various fields relevant to the Company’s activities. Since his retirement from the Mossad, Mr. Granot worked as the CEO of a subsidiary of Bronfman-Fisher group of companies in Israel and was involved in various fields of business in Africa and China, such as obtaining mining license on behalf of a Canadian firm Tau Capital and representing Israeli security companies.

Limor Beladev joined our board on July 5, 2017. Ms. Beladev chairs the compensation committee and serves on both the audit committee and the nominating committee. Ms. Beladev is an independent attorney, mostly practicing commercial and real estate law. She has served as director in several public, government owned, and private companies in Israel and she has significant corporate governance experience. Ms. Beladev serves as a member in several committees of the Israeli Bar Association. Ms. Beladev holds an LL.B. degree in law from Netanya Academic College.

Brigadier General (Ret.) Yair Cohen joined our board on July 24, 2017. Brig Gen Cohen is a member of the compensation committee and the nominating committee. He is an advisor for Cyber and Intelligence with 32 years of military service in the IDF. In his last position in the military, Mr. Cohen headed the IDF’s Cyber and Sigint Intelligence unit (8200). Since his retirement from the military in 2005, Mr. Cohen has held numerous positions in Israeli technology companies, in addition to being a director in several companies. From 2005 to 2009, Mr. Cohen was Vice President of Elron Electronic Industries Ltd., a leading Israeli holding company dedicated to build technology companies in diverse fields which trades on NASDAQ. From 2006 to 2009, Mr. Cohen was Chairman of ECtel Ltd., a company providing integrated revenue management solutions which was traded on NASDAQ. From 2009 to 2015, Mr. Cohen established and was the first CEO of the Cyber Division in Elbit Systems Ltd. (NASDAQ: ESLT), the largest non-governmental defense company in Israel. From 2015 to 2016 Mr. Cohen served as the CEO of the investment fund PeriTech for Investment and Technology where he led investments in technology companies and currently still serves on the board of a number of portfolio companies. Mr. Cohen also currently serves as director in Electra Consumer Products 1970 and Infinity Funds Ltd. Mr. Cohen holds a BA degree from Bar Ilan University in Jewish History and Arabic Language and Literature and MA degree from ICAF, in the National Defense University (NDU), Washington DC, in Management of National Resources, and is currently teaching Cyber for MA in Tel Aviv University and Bar Ilan University.

Joseph Tenne joined our board on October 15, 2017. Mr. Tenne is a member of the audit committee. He serves as a financial consultant to Itamar Medical Ltd., an Israeli TASE-listed company, and from August 2014 to April 2017 served as vice president finance and chief financial officer of that company. Mr. Tenne also serves on the board of directors of AudioCodes Ltd., an Israeli NASDAQ and TASE-listed company, Orbotech Ltd, an Israeli NASDAQ-listed company, MIND C.T.I. Ltd., an Israeli NASDAQ-listed company, Ratio Oil Explorations (Finance) Ltd., an Israeli TASE-listed company, OPC Energy Ltd., an Israeli TASE-listed company and Orgenesis Ltd., an Israeli private company. From September 2013 to January 2018, Mr. Tenne served on the board of directors of Enzymotec Ltd., which was an Israeli NASDAQ-listed company. From March 2014 to July 2014, Mr. Tenne served as the chief financial officer of Orgenesis Inc., a U.S. company traded on the NASDAQ. From 2005 to 2013, Mr. Tenne served as the chief financial officer of Ormat Technologies, Inc., a NYSE-listed company and from 2006 to 2013, also served as the chief financial officer of Ormat Industries Ltd. Prior to that, from 2003 to 2005, Mr. Tenne was the chief financial officer of Treofan Germany GmbH & Co. KG, a German company. From 1997 to 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel and a member of PricewaterhouseCoopers International Limited (PwC Israel). Mr. Tenne is a certified public accountant in Israel and holds a bachelor’s degree in accounting and economics and master’s degree in business administration from Tel Aviv University.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

Arrangements for Election of Directions and Members of Management

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our executive management or our directors were appointed.

Compensation of Executive Officers and Directors

The aggregate compensation incurred or accrued by us in relation to our Senior Management, for the year ended December 31, 2017, was approximately $861,000. This amount includes approximately $160,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, professional and business association dues and expenses reimbursed to executive officers.

We accrued a bonus of NIS 135,000 (approximately $38,938) on account of Mr. Levin, our Chief Financial Officer for the year ended on 2016, however such bonus was not paid as of the date of this report. Anatoly Hurgin, our Chief Executive Officer, and Alexander Aurovsky, our Chief Technology Officer, are not entitled to an annual bonus for the year ended December 31, 2017.

We pay each of our directors (other than our executive directors) an annual fee of $55,000 and a per meeting fee of $2,000 for attendance in person and $1,250 for attendance by telephone and for written consents. In addition, we pay the Chairman of our Audit Committee an annual fee of $15,000 and pay all other members of our Audit Committee an annual fee of $6,000, and pay all members of our Audit Committee a per meeting fee of $1,500 for attendance in person and $1,250 for attendance by telephone and for written consents. We pay the Chairman of each of our Nominating Committee and Compensation Committee an annual fee of $5,000 and pay all other members of such committees an annual fee of $3,000, and pay all members of such committees a per meeting fee of $1,500 for attendance in person and $1,250 for attendance by telephone and for written consents. We pay such fees on a quarterly basis. In addition, we reimburse directors for reasonable travel and other expenses in connection with the services rendered in such capacity.

We do not have any written agreements with our current or incoming directors providing for benefits upon the termination of such director’s relationship with us.

To our knowledge, there are no agreements and arrangements between our current or incoming directors and any third party relating to compensation or other payment in connection with their candidacy or service on our board of directors.

Employment Agreements with Senior Management

On September 6, 2015, simultaneously with the execution of the Merger Agreement, Ability entered into an employment agreement with each of (i) Anatoly Hurgin for Mr. Hurgin to serve as its Chief Executive Officer, and (ii) Alexander Aurovsky for Mr. Aurovsky to serve as its Chief Technology Officer. Each of the employment agreements will remain in effect unless terminated as described below. Pursuant to the employment agreements, the executives’ gross salary is NIS 120,000 (approximately $34,612) per month; however, each of the executives agreed to a temporary 50% reduction in their salaries, effective as of May 2017. Each executive is also entitled to receive the following benefits:

●	Ability will pay to an insurance company or a pension fund for such executive, as amount equal to 8.33% of his salary which shall be allocated to a fund for severance pay, and an additional 5% of salary in the case of an insurance policy (or an additional 6% in the case of a pension fund) which shall be allocated to a provident fund or pension plan. In addition, if the executive elects to allocate his pension payments (5% of salary in case of an insurance policy or 5.5% in case of a pension plan, either case, which will be deducted from the executive’s salary), Ability will contribute an amount up to 2.5% of the executive’s salary for disability insurance, provided that such insurance is available for the executive;

●	Ability will contribute to a recognized educational fund an amount equal to 7.5% of such month’s salary for the benefit of each executive; and

●	Ability will provide such executive with a luxury motor vehicle and pay or reimburse the executive for all reasonable expenses relating to the use of the motor vehicle.

Each employment agreement provides that the executive shall be entitled to receive an annual performance bonus of up to NIS 360,000 (approximately $103,836) based on annual performance goals agreed upon by Ability and the executive. Each employment agreement may be terminated by Ability or the executive upon 120 days’ prior written notice, in which case the executive shall be entitled to receive salary and benefits during such 120 days and for a period of eight months thereafter. The executive will be entitled to accept new employment after the expiration of such eight month period. In addition, Ability, by resolution of its board of directors, may terminate the employment agreements at any time by written notice for cause (as defined in the employment agreements).

In November 2015, Ability retained Avi Levin to serve as its Chief Financial Officer. Under the employment agreement entered into with Mr. Levin in December 2015, effective as of November 8, 2015, Ability agreed to pay Mr. Levin a gross salary of NIS 45,000 (approximately $12,979) per month. In addition, Mr. Levin will be eligible to receive an annual performance-based bonus of up to NIS 135,000 (approximately $38,938). Mr. Levin is also entitled to the following benefits:

●	Ability will pay to an insurance company or a pension fund for Mr. Levin, as amount equal to 8.33% of his salary which shall be allocated to a fund for severance pay, and an additional 5% of salary in the case of an insurance policy (or an additional 6% in the case of a pension fund) which shall be allocated to a provident fund or pension plan. In addition, if Mr. Levin elects to allocate his pension payments (5% of salary in case of an insurance policy or 5.5% in case of a pension fund, either case, which will be deducted from Mr. Levin’s salary), Ability will contribute an amount up to 2.5% of Mr. Levin’s salary for disability insurance, provided that such insurance is available for the executive;

●	Ability will contribute to a recognized educational fund an amount equal to 7.5% of such month’s salary for the benefit of Mr. Levin; and

●	Ability will provide Mr. Levin with a motor vehicle and pay or reimburse him for all reasonable expenses relating to the use of the motor vehicle.

The employment agreement may be terminated by Ability or Mr. Levin upon 60 days’ prior written notice, in which case Mr. Levin shall be entitled to receive salary and benefits during such 60 day period. In addition, Ability, by resolution of its board of directors, may terminate the employment agreement at any time by written notice for cause (as defined in the employment agreement).

Board Practices

Board of Directors

Our board of directors is currently comprised of seven directors.

On April 9, 2017, we received letters from each of Amnon Dick, Efraim Halevy, Amos Malka, Meir Moshe and Shalom Singer, representing all our former independent directors, tendering their resignation as a member of our board of directors and committees thereof, effective immediately. At the time of their resignations, Mr. Dick was Chairman of our board of directors and a member of the audit and compensation committees; Mr. Halevy was a member of the nominating committee; Mr. Malka was a member of the compensation committee; Mr. Moshe was Chairman of the audit committee and Chairman of the nominating committee; and Mr. Singer was Chairman of the compensation committee and a member of the audit and nominating committees. Each of Messrs. Dick, Malka, Moshe and Singer stated in their respective resignation letter that their resignation was due to his approach to risk assessment and management of our affairs not being aligned with that of our founding directors and controlling shareholders, which made them unable to contribute to us in a productive way. Each noted that, in view of the various challenges that we are currently facing, a shared vision and broad cooperation among our controlling shareholders and directors is required and that in view of the foregoing, and especially as they served as a director for only a few months, they do not believe it would be appropriate to continue to serve as a director. Mr. Halevy did not state any reason for his resignation in his resignation letter. Following the resignation of the former independent directors, on May 15, 2017 we appointed Levi Ilsar, Brigadier General (Ret.) Eli Polak and Nimrod Schwartz to serve as independent directors on our board of directors and the audit, compensation and nominating committees thereof, in each case effective as of May 17, 2017. However, on June 29, 2017, Levi Ilsar, Eli Polak and Nimrod Schwartz, representing all of our independent directors, tendered their written resignations with immediate effect. Each of Messrs. Ilsar, Polak and Schwartz stated in his respective resignation notice that his resignation was due, among other things, to the lack of cooperation by management which prevented him from fulfilling his duties as an independent director.

On July 5, 2017, our board appointed three new independent directors, Avraham Dan, Naftali Granot and Limor Beladev, effective immediately. On July 24, 2017 and October 15, 2017, our board appointed additional independent directors, Brigadier General (Ret.) Yair Cohen and Joseph Tenne, respectively, effective immediately.  All of our directors were reelected by the General Meeting of the Company held on December 27, 2017 and shall serve until our next annual general meeting, subject to our amended and restated memorandum and articles of association.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)      a duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)     a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)    directors should not improperly fetter the exercise of future discretion; and

(v)     a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests;

In addition to the above, directors also owe a duty of care, diligence and skill which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As described above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Audit Committee

Our audit committee is currently comprised of three members, Avraham Dan, Limor Beladev and Joseph Tenne. Mr. Dan chairs the audit committee.

Under SEC rules and the NASDAQ Listing Rules, we are required to maintain an audit committee consisting of at least three independent directors, within the meaning of SEC rules and the NASDAQ Listing Rules, each of whom must be able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and cash flow statement (and one of whom has had past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication) and none of whom has participated in the preparation of our or any of our subsidiary’s financial statements at any time during the prior three years. All members who have been appointed to our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Listing Rules. Our board of directors has determined that each of Mr. Dan and Mr. Tenne is an “audit committee financial expert,” as defined by SEC rules and has the requisite financial sophistication required by the NASDAQ Listing Rules.

Our audit committee generally provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and internal control functions by reviewing the services of our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our audit committee also oversees the audit efforts of our independent accountants. Our board of directors has adopted an audit committee charter setting forth the specific responsibilities of the audit committee consistent with the rules and regulations of the SEC and the NASDAQ listing requirements, which include: retaining and terminating our independent registered public accounting firm; pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm; and reviewing and recommending to the board of directors approval of our quarterly and annual financial reports.

Nominating Committee

Our nominating committee is currently comprised of three members, Naftali Granot, Limor Beladev, and Yair Cohen. Mr. Granot chairs the compensation committee.

Under the NASDAQ Listing Rules, director nominees must be either selected, or recommended for selection by the board of directors, by a nomination committee comprised solely of independent directors within the meaning of the NASDAQ Listing Rules. Our board of directors has affirmatively determined that each member of our nominating committee qualifies as an “independent director” under the NASDAQ Listing Rules. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. Our board of directors has adopted a nominating committee charter setting forth the specific responsibilities of the compensation committee and addressing the nominating process, consistent with the requirements of the NASDAQ Listing Rules.

The nominating committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should be accomplished in his or her field and have a reputation, both personal and professional, that is consistent with our image and reputation;

●	should have relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise; and

●	should be of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

Our compensation committee is currently comprised of three members, Limor Beladev, Naftali Granot and Yair Cohen. Ms. Beladev chairs the compensation committee.

Under the NASDAQ Listing Rules, we are required to maintain a compensation committee consisting of at least two directors, each of whom is an independent director within the meaning of the NASDAQ Listing Rules. Our board of directors has affirmatively determined that each member of our compensation committee qualifies as an “independent director” under the NASDAQ Listing Rules. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including the authority to make and modify awards under such plans. Our board of directors has adopted a compensation committee charter setting forth the specific responsibilities of the compensation committee, consistent with the requirements of the NASDAQ Listing Rules.

Indemnification and Insurance of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that a provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No indemnified person is liable to us for any loss or damage incurred by us as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such indemnified person. No person is found to have committed actual fraud or willful default unless or until a court of competent jurisdiction has made a finding to that effect. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to these provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Under our amended and restated memorandum and articles of association, our directors, on behalf of us, may purchase and maintain insurance for the benefit of any director or other officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to us. We have procured a directors’ and officers’ liability & company reimbursement insurance policy for our officers and directors and our wholly-owned subsidiaries, with an aggregate limit of liability for all losses of $ 20 million.

Listing requirements

Under the NASDAQ Capital Market corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Capital Market corporate governance rules. Our board of directors has determined that each of Mr. Birger and Mr. Machover is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NASDAQ Marketplace Rules.

Each of the members of the audit committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

The approval of the audit committee is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. See “Fiduciary duties and approval of specified related party transactions and compensation under Israeli law.” The audit committee may not approve an action or a transaction with a controlling shareholder or with an office holder unless at the time of approval the audit committee meets the composition requirements under the Companies Law.

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a civil or administrative fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

Employees

Number of Employees

As of October 28, 2018, we employed 14 employees on a full-time basis and two employees on a part-time basis, comprised of administrators and marketing and technical personnel, all of whom were located in Israel. In addition to our employees, we utilize the services of a number of independent contractors worldwide for selling and marketing.

We consider our relationship with our employees to be good and a critical factor in our success. While we are not a party to any collective bargaining or other agreement with any labor organization in Israel, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Laborers in Israel) and the Coordinating Bureau of Economic Organizations (including the Manufacturers’ Association of Israel) may be applicable to our Israeli employees by virtue of expansion orders of the Israeli Ministry of Industry, Trade and Labor.

Under Israeli law, Israeli employees are required to make, and employers are required to pay and withhold, certain payments to the National Insurance Institute (similar, to some extent, to the United States Social Security Administration), on account of social security and health tax payments. In addition, Ability is required to maintain employee benefit plans for the benefit of its employees. Each month, both Ability and its employees contribute sums to the employee benefit plans. The employee benefit plans provide a combination of savings plan (for pension), insurance and severance pay to the Israeli employees. Some of the sums Ability contributes monthly to the employee benefit plans are used to satisfy severance pay to which the employees may be entitled under Israeli law. Since the end of 2015, Ability’s agreements with its employees are in accordance with Section 14 of Israel’s Severance Pay Law, according to which its monthly contributions for severance pay for its employees are in lieu of its severance liability. Ability has set aside additional reserves for severance pay of $241,000 as of December 31, 2017 for potential future obligations to make severance payments to Ability’s employees with respect to periods prior to the application of Section 14 of Israel’s Severance Pay Law.

2015 Long-Term Equity Incentive Plan

On November 18, 2015, our board of directors approved and adopted a 2015 Long-Term Equity Incentive Plan, or the 2015 Plan, which became effective upon the consummation of the Business Combination. On April 25, 2016, our board of directors approved and adopted the Israeli Sub-Plan to the Ability Inc. 2015 Long-Term Equity Incentive Plan, or the Israeli Sub-Plan, and together with the 2015 Plan, collectively, the Plan. The purpose of the Plan is to attract and retain personnel of the highest caliber, provide incentive for officers, directors, employees and other key persons and to provide to officers, directors, employees, consultants and other independent contractors who perform services for us, through the granting of stock options, restricted stock, deferred stock or other stock-based awards, the opportunity to participate in the value and/or appreciation in value of the our ordinary shares.

Awards. The Plan provides for the grant of any or all of the following types of awards (collectively, “Awards”): (a) stock options, (b) restricted stock, (c) deferred stock and (d) other stock-based awards. Awards may be granted singly, in combination, or in tandem, as determined by our board of directors or the Committee (as defined below). Subject to anti-dilution adjustments as provided in the Plan, (i) the Plan provides for a total of 8% of the outstanding ordinary shares following the closing of the Business Combination to be available for distribution pursuant to the Plan and subject to the provisions of the immediately preceding paragraph, all of such shares may be granted or measured to any participant under the Plan during any calendar year or part thereof. If any outstanding Award is canceled, forfeited, delivered to us as payment for the exercise price or surrendered to us for tax withholding purposes, ordinary shares allocable to such Award may again be available for Awards under the Plan.

Administration. The Plan may be administered by our board of directors or a committee, or the Committee, consisting of two or more members of the board of directors appointed by the board of directors. The board of directors or the Committee will determine, among other things, the persons to whom Awards will be granted, the type of Awards to be granted, the number of shares subject to each Award and the share price. The board of directors or the Committee will also determine the term of each Award, the restrictions or limitations thereon, and the manner in which each such Award may be exercised or, if applicable, the extent and circumstances under which ordinary shares and other amounts payable with respect to an Award will be deferred. The board of directors or Committee may delegate some of the functions referred to above to our Chief Executive Officer or Chief Financial Officer. No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan.

Eligibility and Participation. Officers and other employees of the Company or any parent or subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the Plan with the requirements of Rule 16b-3) who are at the time of the grant of an award under the Plan employed by us or any parent or subsidiary of ours, and who are responsible for or contribute to the management, growth and/or profitability of our business or any parent or subsidiary of ours are eligible to be granted options or other Awards under the Plan. In addition, non-qualified stock options and other Awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the board of directors or the Committee, as the case may be, believes has contributed or will contribute to our success. Eligibility under the Plan shall be determined by our board of directors or the Committee, as the case may be. A participant’s right, if any, to continue to serve as a director, executive officer, other key employee, or otherwise, will not be enlarged or otherwise affected by his or her designation as a participant under the Plan. Participants may receive one or more Awards under the Plan.

Forms of Awards

Stock Options. The Plan provides for the grant of incentive stock options and non-qualified stock options. The board of directors or the Committee, as the case may be, shall determine those persons to whom stock options may be granted.

Incentive stock options granted pursuant to the Plan are nontransferable by the optionee during his lifetime. Options granted pursuant to the Plan will expire if not exercised within 10 years of the grant (five years in the case of incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all our shares or the shares of a parent or subsidiary of ours immediately before the grant (a “10% Stockholder”)), and under certain circumstances set forth in the Plan, may be exercised within three (3) months following termination of employment (one year in the event of death, retirement at normal retirement age or disability of the optionee), unless the term of the option, pursuant to the stock option agreement, expires earlier or unless the board of directors or the Committee determines to shorten or extend the exercise periods. Options may be granted to optionees in such amounts and at such prices as may be determined, from time to time, by the board of directors or the Committee. The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% Stockholder may not be less than 110% of such fair market value. The exercise price of a non-qualified stock option may be less than such fair market value on the date of grant.

Under the Plan, we may not, in the aggregate, grant incentive stock options that are first exercisable by any optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

The Plan contains anti-dilution provisions authorizing appropriate adjustments in certain circumstances. Shares subject to Awards which expire without being exercised or which are cancelled as a result of the cessation of employment are available for further grants. No ordinary shares may be issued upon the exercise of any option granted under the Plan until the full option price has been paid by the optionee. The board of directors or the Committee may grant individual options under the Plan with more stringent provisions than those specified in the Plan.

Options become exercisable in such amounts, at such intervals and upon such terms and conditions as the board of directors or the Committee provides. Stock options granted under the Plan are exercisable until the earlier of (i) a date set by the board of directors or Committee at the time of grant or (ii) the close of business on the day before the tenth anniversary of the stock option’s date of grant (the day before the fifth anniversary in the case of an incentive stock option granted to a 10% Stockholder).

Restricted and Deferred Stock Awards. Under the Plan, the board of directors or the Committee may grant restricted ordinary shares either alone or in tandem with other Awards. Restricted and deferred stock give the recipient the right to receive a specified number of ordinary shares, subject to such terms, conditions and restrictions as the board of directors or the Committee deems appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time. In addition, a participant in the Plan who has received a deferred stock Award may request, under certain conditions, the board of directors or the Committee to defer the receipt of an Award (or an installment of an Award) for an additional specified period or until the occurrence of a specified event.

Performance-Based Awards and Performance Goals. Certain Awards made under the Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the Chief Executive Officer, or any of the four most highly compensated executive officers (other than the Chief Executive Officer) exceeds $1,000,000 in any one tax year. Among other criteria, Awards only qualify as performance-based awards if at the time of grant the Committee is administrating the Plan and the Committee is comprised solely of two or more “outside directors” (as this term is used in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and the regulations thereunder). The board of directors or the Committee may use certain performance measures set forth in the Plan (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as performance-based Awards.

All stock options and certain stock Awards, performance Awards, and other Awards granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as performance-based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Code Section 162(m).

Other Stock Based Awards. Other stock-based Awards, which may include performance shares and shares valued by reference to the performance of the Company or any parent or subsidiary of the Company, may be granted either alone or in tandem with other Awards.

Effect of a Change of Control. Upon a “Change of Control” (as defined in the Plan), unless a majority of the board of directors determines otherwise prior to such Change of Control, generally, all outstanding options which have been outstanding for at least one year shall become exercisable in full, and shall remain exercisable in full until it expires pursuant to its terms and all restrictions and deferral limitations contained in any restricted stock Award, deferred stock Award and other stock-based Award granted under the Plan shall lapse. All restrictions and deferral limitations with respect to a 409A deferred stock Award or with respect to a participant’s deferred restricted stock account shall not lapse unless the “Change of Control” qualifies as a “409A Change” (as defined in the Plan).

Termination of Employment. The Plan provides for certain periods after termination of employment during which a participant may exercise an option if the participant’s employment is terminated due to death or disability or normal retirement (as defined in the Plan). A participant whose employment is terminated for any reason, including, without limitation, retirement, death or disability, forfeits all unvested, unexercisable and unearned Awards granted to the participant. Except as set forth above, the board of directors or Committee, as the case may be, determines the post-employment rights of a participant with respect to an Award that was vested or earned prior to termination. The Plan’s provisions relating to termination of employment may be modified in the discretion of the board of directors or the Committee.

Term and Amendment. The Plan became effective as of consummation of the Business Combination and no award will be granted more than ten years after the effective date. The board of directors may at any time, and from time to time, amend any of the provisions of the Plan, and may at any time suspend or terminate the Plan; provided, however, that no such amendment is effective unless and until it has been duly approved by the holders of the outstanding shares if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of Rule 16b-3 or any other applicable law, rule or regulation. The board of directors or the Committee, as the case may be, may amend the terms of any option or other Award granted under the Plan; provided, however, that subject to certain provisions of the Plan, no such amendment may be made by the board of directors or the Committee, as the case may be, which in any material respect impairs the rights of a participant without the participant’s consent, except for such amendments which are made to cause the Plan to qualify for the exemption provided by Rule 16b-3. Moreover, no option previously granted under the Plan may be amended to reduce the exercise price of the option. Additionally, the board of directors or the Committee may amend the Plan in order to comply with local regulations as may be required for certain employees in other jurisdictions.

Israeli Sub-Plan. The Israeli Sub-Plan will apply to, and modify, awards granted to our employees, directors and officers who are resident in the State of Israel, or the Israeli Participants, so that any such Award granted under the Plan will be governed by the terms of the Israeli Sub-Plan in order to comply with the requirements of Israeli law, including, without limitation, Sections 102 and 3(i) of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance.

Awards granted under the Israeli Sub-Plan to Israeli Participants who are employees or office holders of ours or our affiliates and who are not controlling shareholders (within the meaning of the Ordinance) will be granted pursuant to the provisions of Section 102 of the Ordinance, and may be awarded either pursuant to (i) Section 102(b) of the Ordinance, in which case such Awards are granted or issued to a trustee and are to be held by the trustee for at least two years from the date of grant. We may elect to designate such Awards to qualify for either capital gains tax treatment or ordinary income tax treatment, and such election shall apply to all Awards made pursuant to Section 102(b) of the Ordinance and cannot be changed until after the passage of time prescribed in Section 102; or (ii) Section 102(c) of the Ordinance, which Awards are not required to be held in trust by a trustee. Under the Israeli Sub-Plan, Israeli Participants who are either non-employee consultants, advisers or service providers of the Company or our affiliates or controlling shareholders (within the meaning of the Ordinance) (whether or not an employee of ours or an affiliate) may only be granted Awards under Section 3(i) of the Ordinance, which does not provide for similar tax benefits as Section 102.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares as of October 28, 2018 by the members of our senior management and board of directors individually and as a group and as of August 16, 2018 with respect to each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of our outstanding ordinary shares. The percentage of ordinary shares beneficially owned prior to the offering is based on 3,304,677 ordinary shares outstanding as of October 28, 2018. The percentage of ordinary shares beneficially owned after the offering is based on the number of shares outstanding prior to the offering plus the ordinary shares that we are selling in this offering (assuming no sale of Pre-funded Units). For purposes of the table below, we deem shares subject to options or warrants that are currently exercisable or exercisable within 60 days of October 28, 2018, to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Ordinary Shares		Percentage of Shares Beneficially Owned Before This Offering	Percentage of Shares Beneficially Owned After This Offering
Senior Management and Directors
Anatoly Hurgin	832,500	(1)(3)	25.19%	12.46%
Alexander Aurovsky	832,500	(2)(3)	25.19%	12.46%
Avi Levin	314		*	*
Avraham Dan	—		—	—
Naftali Granot	—		—	—
Limor Beladev	—		—	—
Yair Cohen	—		—	—
Joseph Tenne	—		—	—
All senior management and directors as a group (8 individuals)	1,665,314		50.39%	24.92%
5% or More Shareholders
Sabby Healthcare Master Fund, Ltd (4)	326,631		9.88%	4.89%
Hudson Bay Master Fund Ltd.	326,631		9.88%	4.89%

*	Less than 1%.

(1)	Mr. Hurgin beneficially owns the referenced ordinary shares through a trust of which Mr. Hurgin is the beneficiary and over which Mr. Hurgin has voting and dispositive power. Such trust was established in connection with a pre-ruling of the Israel Tax Authority to ensure payment of any tax due to the Israel Tax Authority in connection with the Merger Agreement. Does not include ordinary shares which may become issuable to Anatoly Hurgin pursuant to the earn-out under the Merger Agreement.

(2)	Mr. Aurovksy beneficially owns the referenced ordinary shares through a trust of which Mr. Aurovsky is the beneficiary and over which Mr. Aurovsky has voting and dispositive power. Such trust was established in connection with a pre-ruling of the Israel Tax Authority to ensure payment of any tax due to the Israel Tax Authority in connection with the Merger Agreement. Does not include ordinary shares which may become issuable to Alexander Aurovsky pursuant to the earn-out under the Merger Agreement.

(3)	Under the Merger Agreement, each of Messrs. Hurgin and Aurovsky had the right, on one occasion during January 1, 2018 through March 1, 2018, or the Put Option Period, to put to us all or part of his pro rata portion of 117,327 of our ordinary shares that he received in the Share Exchange for an amount in cash equal to (1) (x) the number of shares being put multiplied by (y) $101.0 per share plus (2) his pro rata portion of interest, if any, and subject to the pre-ruling granted by the Israel Tax Authority, as generated in the put option escrow account that was established. Pursuant to an escrow agreement dated December 23, 2015 among the Company, Anatoly Hurgin and Alexander Aurovsky (together as shareholders) and the Bank Leumi Le-Israel Trust Company Ltd. as escrow agent, $11.9 million was deposited into an escrow account, referred to as the put option escrow account, by us at closing of the Business Combination to fund the payment of the purchase price for the put if it is exercised. On November 13, 2017, the parties amended the escrow agreement to change the Put Option Period to the period commencing on January 1, 2019 and ending on March 1, 2021.

(4)	Comprised of (i) Sabby Healthcare Master Fund, Ltd. beneficially owns 326,631 ordinary shares, and (ii) Sabby Management, LLC and Hal Mintz each beneficially own 326,631 ordinary shares. Sabby Management, LLC and Hal Mintz do not directly own any ordinary shares, but each indirectly owns 326,631 ordinary shares. Sabby Management, LLC, a Delaware limited liability company, indirectly owns 326,631 ordinary shares because it serves as the investment manager of Sabby Healthcare Master Fund, Ltd. Mr. Mintz indirectly owns 326,631 ordinary shares in his capacity as manager of Sabby Management, LLC. The principal business address of Sabby Healthcare Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007 Cayman Islands. The principal business address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. Based solely on a Schedule 13G filed with the SEC on August 20, 2018.

From our incorporation on September 1, 2015 and until December 23, 2015, we were a wholly-owned subsidiary of Cambridge. On December 23, 2015, as part of completion of the Business Combination, we merged with Cambridge, and acquired Ability by way of a share exchange. Effective as of the closing of the Business Combination, Mr. Hurgin, our Chief Executive Officer, and Mr. Aurovsky, our Chief Technology Officer, each received 810,664 ordinary shares, corresponding to 31.5% of our issued and outstanding shares. Between June 2016 and October 2016, Mr. Hurgin and Mr. Aurovsky purchased an aggregate 21,836 each, increasing each of their holdings to 32.32% of our issued and outstanding shares as of such date. Immediately following the registered direct offering that closed on August 16, 2018, the holdings of Messrs. Hurgin and Aurovsky each reduced to 25.19% and Sabby Healthcare Master Fund Ltd. and Hudson Bay Master Fund Ltd. each became 9.88% beneficial owners. To our knowledge, there have been no other significant changes in the percentage ownership held by any of our major shareholders since the Business Combination.

To our knowledge, based on information provided to us by our transfer agent in the United States, as of October 28, 2018, we had 19 shareholders of record who are registered with an address in the United States, holding approximately 51% of our outstanding ordinary shares. Such number is not representative of the portion of our shares held in the United States nor is it representative of the number of beneficial holders residing in the United States, since 1,558,197 ordinary shares or 47% of our outstanding ordinary shares are held of record by one U.S. nominee company, CEDE & Co.

To our knowledge, we are jointly controlled by Mr. Hurgin, our Chief Executive Officer, and Mr. Aurovsky, our Chief Technology Officer, who hold a total of 1,665,000 ordinary shares, corresponding to 50.4% of our outstanding shares as of October 28, 2018. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

Certain Relationships and Related Party Transactions

The following is a summary description of the material terms of those transactions with related parties to which we, or our subsidiaries, are party and which were in effect since October 26, 2015:

Alan and Ability Transactions

Anatoly Hurgin, our Chairman and Chief Executive Officer, owns 100% of Alan Ltd., or Alan, a company wholly-owned by Anatoly Hurgin, which holds a 60% interest in Active Intelligence Labs Ltd. (Israel), or AIL. Ability purchased an aggregate of $780,000 and $420,000 of equipment from AIL during the years ended December 31, 2015 and December 31, 2014, respectively.

On October 24, 2013, Ability entered into a loan agreement with Alan, pursuant to which Ability agreed to loan Alan an aggregate of $760,000. Ability made advances to Alan of $205,000 and $555,003 during the years ended December 31, 2013 and 2014, respectively. The loan accrued interest at the rate of 3.3%, subject to adjustment based on changes to the Israeli consumer price index. The loan (including accrued interest) was repaid in full in December 2015 upon the consummation of the Business Combination.

Prior to the completion of the Business Combination on December 23, 2015, Ability was a privately held company owned by Mr. Hurgin and Mr. Aurovsky. During the period from 2012 to 2015, each of Mr. Hurgin and Mr. Aurovsky withdrew funds from Ability on a monthly basis and certain other times, in addition to their respective salaries. From 2012 to 2014, the monthly withdrawal amounts totaled approximately NIS 20,000 and in 2015 totaled approximately NIS 25,000. No interest accrued on the outstanding balances. Since completion of the Business Combination on December 23, 2015, no such additional amounts have been withdrawn by our executives. The withdrawn amounts were recorded in Ability’s accounts and subsequently recognized in the financial statements as “Due from Controlling Shareholders.” As of December 31, 2015, a total of NIS 2,239,162 was outstanding, of which approximately $251,000 was owed by Mr. Hurgin and approximately $323,000 was owed by Mr. Aurovsky. Such amounts remained outstanding at the time that the Business Combination was completed. Section 402 of the Sarbanes-Oxley Act of 2002 prohibits SEC reporting companies from extending or maintaining personal loans to their directors or executive officers. On February 25, 2016, our audit committee determined that the outstanding withdrawals could potentially be deemed a violation of Section 402. As a result, we immediately sought repayment of the outstanding balance of the withdrawals in full. The outstanding balance was repaid in full that day.

Merger Related Amendments

On November 13, 2017, Messrs. Hurgin and Aurovsky, the Company and the Bank Leumi Le-Israel Trust Company Ltd. amended an escrow agreement to change the Put Option Period to the period commencing on January 1, 2019 and ending on March 1, 2021. Additionally on June 23, 2017, Messrs. Hurgin and Aurovsky entered into an amendment to a tolling agreement. See “Business-Our History”.

Irrevocable Undertaking

On February 21, 2018, Messrs. Hurgin and Aurovsky executed an Irrevocable Undertaking for our benefit. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity.”

Settlement Amount

In connection with a settlement arising out of an arbitration proceeding, (see “Prospectus Summary—Legal Proceedings” for further details) on March 30, 2017, and as clarified on April 13, 2017, a legal expert determined that a settlement amount of NIS 9,527,000 (approximately $2,747,908), including VAT (which is equal to NIS 8,142,735 plus VAT), shall be allocated as follows: 70% of the settlement amount and the VAT shall be paid by us and 30% of the settlement amount excluding VAT shall be paid by Messrs. Hurgin and Aurovsky. The settlement amount was paid in full by the Company and Messrs. Hurgin and Aurovsky.

Employment Agreements

We have entered into employment agreements with each of our senior management. See “Compensation - Employment Agreements with Senior Management.”

Additionally, on March 22, 2016, we entered into an employment agreement with Daniel Hurgin, the son of Anatoly Hurgin, pursuant to which Daniel Hurgin was employed by us until June 20, 2016 in a pre-sale and post-sales support position, for a monthly gross salary of NIS 10,000 (approximately $2,600) and social benefits.

Indemnification

Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. We have procured a directors’ and officers’ liability & company reimbursement insurance policy for our officers and directors and our wholly-owned subsidiaries. See “Management— Compensation – Indemnification and Insurance of Officers and Directors”.

Description of OFFERED SECURITIES

ordinary shares to be issued as part of thIS offering

General

We are currently authorized to issue 20,000,000 ordinary shares, par value $0.001, and 5,000,000 preferred shares, par value $0.0001.

Ordinary Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders.

At least five days’ notice must be given for each general meeting (although we will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preferred Shares

Our amended and restated memorandum and articles of association authorizes the issuance of preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. No preferred shares are being issued or registered in this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. We may issue some or all of the preferred shares to effect a business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66.6% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

(a)	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

(b)	the shareholders have been fairly represented at the meeting in question;

(c)	the arrangement is such as a businessman would reasonably approve; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

(a)	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

(b)	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

(c)	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

(a)	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

(b)	an exempted company’s register of members is not open to inspection;

(c)	an exempted company does not have to hold an annual general meeting;

(d)	an exempted company may issue negotiable or bearer shares or shares with no par value;

(e)	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

(f)	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

(g)	an exempted company may register as a limited duration company; and

(h)	an exempted company may register as a segregated portfolio company.

Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders.

The Companies Law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares who attend and vote at a general meeting. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide public shareholders with the opportunity to convert their public shares in connection with any such vote. The foregoing is set forth in our amended and restated memorandum and articles of association and cannot be amended.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity, the identity of their beneficial owners/controllers (where applicable), and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (2018 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority, or FRA, of the Cayman Islands, pursuant to the Proceeds of Crime Law (2018 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Law (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

Warrants

The following summary of certain terms and provisions of Warrants included in the Units and the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrant.

Exercisability

The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise

In the event that a registration statement covering the ordinary shares underlying the Warrants is not effective, and an exemption from registration is not available for the resale of ordinary shares underlying the Warrants, the holder may, in its sole discretion, exercise the Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the Warrant.

Exercise Price

The initial exercise price per ordinary share purchasable upon exercise of the Warrants is equal to $           and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions.

Fundamental Transaction

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires at least 50% of the outstanding ordinary shares, (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to the warrant agent, together with the appropriate instruments of transfer.

Warrant Agent and Listing

We do not plan on applying to list the Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the Warrant or by virtue of such holder’s ownership of ordinary shares, the holder of Warrants does not have rights or privileges of a holder of ordinary shares, including any voting rights, until the holder exercises the Warrants.

Pre-funded Warrants

The following summary of certain terms and provisions of Pre-funded Warrants included in the Units and the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrant.

The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or at the election of the investor, 9.99%) of our outstanding ordinary shares following the consummation of this offering the opportunity to invest capital into the Company without triggering such ownership restrictions. By receiving Pre-funded Warrants in lieu of the ordinary shares contained in the Units which would result in such holders’ ownership exceeding 4.99% (or at the election of the investor, 9.99%), such holders will have the ability to exercise their options to purchase the ordinary shares underlying the Pre-funded Warrants for nominal consideration of $0.01 per ordinary shares at a later date. Pre-funded Warrants that expire unexercised will have no further value and the holders of such warrants will lose the pre-funded amount.

Exercisability

The Pre-funded Warrants are exercisable until fully exercised. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Pre-funded Warrant, a holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) may not exercise any portion of the Pre-funded Warrants to the extent that the holder would own more than 4.99% of the outstanding ordinary shares after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding shares after exercising the holder’s warrants, as applicable, up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that at any time a registration statement covering the resale of the ordinary shares underlying the Pre-funded Warrants is not effective, or no current prospectus is available for the resale of the ordinary shares underlying the Pre-funded Warrants, the holder may, in its sole discretion, exercise Pre-funded Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the Pre-funded Warrant.

Exercise Price

The initial exercise price per ordinary share purchasable upon exercise of the Pre-funded Warrants is equal to $0.01.

Listing

We do not plan on applying to list the Pre-funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transaction

If, at any time while the Pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of its significant subsidiaries (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding ordinary shares, (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Pre-funded Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Pre-funded Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Shareholder

Except as otherwise provided in the form of Pre-funded Warrant or by virtue of such holder’s ownership of ordinary shares, the holder of Pre-funded Warrants does not have rights or privileges of a holder of ordinary shares, including any voting rights, until the holder exercises the warrants.

Material Tax Considerations

The following summary of certain Cayman Islands and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary, such as the tax consequences under state, local and other tax laws.

Prospective investors should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of such shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law
(2018 Revision)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary undertakes with Ability Inc. (the “Company”):

1.       That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.       In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1     On or in respect of the shares, debentures or other obligations of the Company; or

2.2      by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of twenty years from the date hereof.

United States Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of our ordinary shares or warrants. This description addresses only the U.S. federal income tax consequences to holders of our ordinary shares or warrants in the United States that will hold our ordinary shares or warrants as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This description does not address many of the tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

●	banks, certain financial institutions or insurance companies;

●	real estate investment trusts, regulated investment companies or grantor trusts;

●	dealers or traders in securities, commodities or currencies;

●	tax-exempt entities;

●	certain former citizens or long-term residents of the United States;

●	persons that received our shares or warrants as compensation for the performance of services;

●	persons that will hold our shares or warrants as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

●	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares or warrants through such an entity;

●	S-corporations;

●	persons whose “functional currency” is not the U.S. Dollar;

●	persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares; or

●	persons holding our ordinary shares or warrants in connection with a trade or business conducted outside the United States.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares or warrants.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the U.S. Internal Revenue Service, or IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or warrants or that the IRS’s position would not be sustained.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares or warrants that, for U.S. federal income tax purposes, is:

●	a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all of the substantial decisions of such trust; or (2) such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares or warrants, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.

Holders should consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares or warrants.

Allocation of Purchase Price to Ordinary Shares and Warrants

                For U.S. federal income tax purposes, a U.S. Holder’s acquisition of ordinary shares and warrants should be treated as an acquisition of an “investment unit” consisting of one share and a warrant to purchase one ordinary share. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by a U.S. Holder. This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the ordinary share and the warrant included in each unit. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for a unit.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to a U.S. Holder with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom generally will be includible in the U.S. Holder’s income as dividend income to the extent the distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, dividends on our ordinary shares will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” to the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of tax basis in our ordinary shares and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

Dividends paid to U.S. Holders with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from taxable income or credited against U.S. federal income tax liability. An election to deduct foreign taxes instead of claiming foreign tax credits for a taxable year applies to all foreign taxes paid or accrued in such taxable year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if certain minimum holding period requirements are not satisfied. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent they will be entitled to this credit.

The amount of a distribution will equal the U.S. dollar value of any foreign currency received, calculated by reference to the exchange rate in effect on the date that distribution is received, whether or not a U.S. Holder in fact converts any such foreign currency received into U.S. dollars at that time. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss with respect to the distribution. A U.S. Holder may have foreign currency gain or loss if the foreign currency is converted into U.S. dollars after the date of receipt, depending on the exchange rate at the time of conversion. Any gains or losses resulting from the conversion of foreign currency into U.S. dollars generally will be treated as ordinary income or loss, as the case may be, and generally will be treated as U.S. source.

Adjustments with respect to Warrants

The terms of each warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, U.S. Holders of warrants would be treated as receiving a constructive distribution from us, if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of our ordinary shares which is taxable to the U.S. Holders of such shares as described under “Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Sale, Exchange or Other Disposition of Ordinary Shares or Warrants

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” U.S. Holders generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares or warrants in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the holder’s tax basis in our ordinary shares or warrants, and any gain or loss will be capital gain or loss. The tax basis in an ordinary share or warrant generally will be equal to the cost of the ordinary share or warrant. See “Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in ordinary shares acquired pursuant to the exercise of a warrant. For non-corporate U.S. Holders, capital gain from the sale, exchange or other disposition of ordinary shares or warrants is generally eligible for a preferential rate of taxation in the case of long-term capital gain. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Exercise or Lapse of a Warrant

Except as discussed below with respect to a cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant for cash. An ordinary share acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the holding period of such share generally begins on the day after the date of exercise of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

In certain circumstances, the warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the cashless exercise of warrants, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

Passive Foreign Investment Company Considerations

If we were to be classified as a “passive foreign investment company”, or PFIC, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either

●	at least 75% of its gross income is “passive income”, or

●	at least 50% of the average quarterly value of its gross assets is attributable to assets that produce passive income or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income and amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as directly receiving its proportionate share of the other corporation’s income.

A foreign corporation’s PFIC status is an annual determination that is based on tests that are factual in nature, and our status for any year will depend on our income, assets, and activities for such year. Based upon our review of our financial data, we believe that we were not a PFIC for our 2017 taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2018 or for any other taxable year.

Default PFIC Rules. If we are a PFIC for any tax year, a U.S. Holder who does not make a timely “qualified electing fund” election, or “QEF election” or a mark-to-market election (as described below), referred to in this summary as a “Non-Electing U.S. Holder,” will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Holder on the ordinary shares or warrants in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Holder in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Holder’s holding period for the ordinary shares or warrants), and (ii) any gain realized on the sale or other disposition of such ordinary shares or warrants. Under these rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Holder’s holding period for such ordinary shares or warrants, as applicable;

●	the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

To the extent a distribution on our ordinary shares (or warrants, to the extent applicable) does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “Distributions.”

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Holder, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Holder is treated as a direct or indirect Non-Electing U.S. Holder even if we are not a PFIC for such years. A U.S. Holder is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Code Section 1298(b)(1) (which will be taxed under the adverse tax rules described above).

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that own PFICs. If we are classified as a PFIC, under attribution rules, U.S. Holders will be subject to the PFIC rules with respect to their indirect ownership interests in such PFICs, such that a disposition of the ordinary shares of the PFIC or receipt by us of a distribution from the PFIC generally will be treated as a deemed disposition of such ordinary shares or the deemed receipt of such distribution by the U.S. Holder, subject to taxation under the PFIC rules. There can be no assurance that a U.S. Holder will be able to make a QEF election or a mark-to-market election with respect to PFICs in which we invest. Each U.S. Holder is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a corporation that is a PFIC.

QEF Election. Certain of the adverse consequences of PFIC status can be mitigated for holders of our ordinary shares if a U.S. Holder makes a QEF election with respect to our ordinary shares. Generally, a shareholder making the QEF election is required for each taxable year to include in income a pro rata share of the ordinary earnings and net capital gain of the QEF, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. Any gain on sale or other disposition of a U.S. Holder’s ordinary shares would be treated as capital gain, and the interest penalty discussed above will not be imposed. A U.S. Holder may not make a QEF Election with respect to its warrants to acquire our ordinary shares. If an investor provides reasonable notice to us that it has determined to make a QEF election, we shall endeavor to timely provide annual financial information to such investor as may be reasonably required for purposes of filing United States federal income tax returns in connection with such QEF election.

Mark-to-Market Election. Alternatively, if our ordinary shares are treated as “marketable stock,” a U.S. Holder may make a “mark-to-market” election with respect to our ordinary shares (but not our warrants), provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If a mark-to-market election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our ordinary shares at the end of the taxable year over such holder’s adjusted tax basis in such ordinary shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to- market election. A U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.

Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is regularly traded on an exchange during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. To be marketable stock, our ordinary shares must be regularly traded on a qualifying exchange (i) in the United States that is registered with the SEC or a national market system established pursuant to the Exchange Act or (ii) outside the United States that is properly regulated and meets certain trading, listing, financial disclosure and other requirements. Our ordinary shares are expected to constitute “marketable stock” as long as they remain listed on the NASDAQ Capital Market and are regularly traded.

A mark-to-market election will not apply to our ordinary shares held by a U.S. Holder for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any PFIC subsidiary that we own. Each U.S. Holder is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our ordinary shares.

In addition, U.S. Holders should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of ordinary shares or warrants in a PFIC, including IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund.

The U.S. federal income tax rules relating to PFICs, QEF elections, and mark-to market elections are complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our ordinary shares or warrants, any elections available with respect to such ordinary shares or warrants and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our ordinary shares or warrants.

Backup Withholding and Information Reporting Requirements

U.S. backup withholding and information reporting requirements may apply to payments to holders of our ordinary shares or warrants. Information reporting generally will apply to payments of dividends on, and proceeds from the sale of, our ordinary shares or warrants, as applicable, made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares or warrants, other than an exempt recipient (including a corporation). A payor may be required to backup withhold from payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares or warrants, as applicable, within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. Any amounts withheld under the backup withholding rules generally should be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Additional Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts may be required to pay an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of shares of common stock or warrants, as applicable. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. U.S. Holders should consult with their own tax advisors regarding the application of the 3.8% Medicare tax to them as a result of their investment in our ordinary shares or warrants.

Certain Reporting Requirements

Certain U.S. Holders are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Holders may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “foreign financial assets,” which would include an investment in our ordinary shares or warrants, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (and in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our ordinary shares or warrants.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our ordinary shares or warrants. Holders should consult their tax advisors concerning the tax consequences of their particular situations.

Israeli Taxation

The following is a brief summary of the material Israeli tax laws applicable to us and certain Israeli Government programs that benefit us. This section also contains a brief discussion of material Israeli tax consequences concerning the ownership and disposition of our securities by non-Israeli resident shareholders. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Company Taxation -

Ability Inc. is managed and controlled from Israel and is considered by the Israel Tax Authority as a company resident in Israel and subject to Israeli corporate tax, capital gains tax and any other relevant taxes.

The standard corporate tax rate for Israeli companies was 26.5% for 2015 and was reduced to 25% for 2016, 24% for 2017 and 23% for 2018 and thereafter.

Prior to 2015, Ability was granted an “Approved Enterprise” status under the Investment Law for the ten years ended December 31, 2014. Ability received a deferral of corporate income tax on non-distributed income generated by the Approved Enterprise, or Approved Income. Distributed Approved Income is subject to 25% corporate income tax at the Ability level.

Beginning January 1, 2015, Ability elected to participate in the “Preferred Enterprise” program under the amendment to the Investment Law. Due to Ability’s “Preferred Enterprise” status, Ability expects to benefit from a reduced tax rate of 14.6% in 2015 and 2016 (based on a blended tax rate) and a reduced tax rate, not yet determined (but up to 16%), in 2017 and thereafter with respect to taxable income generated by the Preferred Enterprise, or Preferred Income, regardless of whether such Preferred Income is distributed, and all other taxable income will be subject to the standard corporate tax rate. If Ability does not meet the requirements for a Preferred Enterprise, it will be subject to tax at the ordinary corporate income tax rate, which is 24% in 2017 and may be required to pay incremental taxes over the reduced tax rates under the Preferred Enterprise as discussed above, plus indexation, and interest thereon, and possibly penalties thereon.

Taxation of non-Israeli shareholders on receipt of dividends

Shareholders are expected to be subject to a 15% withholding tax with respect to dividends from Approved Income and 20% with respect to dividends from Preferred Income, both subject to any applicable tax treaty between Israel and the country of residence of the shareholder. Dividends distributed out of income which is not Approved Income or Preferred Income are expected to be subject to withholding tax of 25% or 30%, subject to any applicable tax treaty between Israel and the country of residence of the shareholder.

Taxation of non-Israeli shareholders on disposition of securities

Subject to certain conditions set forth in the Ordinance (and any applicable tax treaty between Israel and the country of residence of the shareholder), the disposition of our securities by non-Israeli resident shareholders should be exempt from tax in Israel.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus on a reasonable best efforts basis. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent may engage sub-agents or selected dealers to assist with the offering.

Only certain institutional investors purchasing the securities offered hereby will execute a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of the securities offered pursuant to this prospectus. Therefore, those investors shall rely solely on this prospectus in connection with the purchase of securities in the offering.

The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

The securities purchase agreement to be entered into with certain investors provides that the obligations of the investors of the securities are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and receipt of customary legal opinions, letters and certificates. We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about          , 2018.

The placement agent may distribute this prospectus electronically.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the placement agent and any profit realized on the resale of the securities sold by the placement agent while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Commissions and Expenses

We have agreed to pay the placement agent a total cash fee equal to 7.5% of the gross proceeds of this offering. We will also pay the placement agent a management fee equal to 1.0% of the gross proceeds of this offering, a reimbursement for non-accountable expenses of $20,000 and a reimbursement for the placement agent’s legal fees and expenses in the amount of up to $80,000. This fee will be distributed among the placement agent and any selected-dealers that it has retained to act on their behalf in connection with this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $246,000.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent warrants to purchase up to            ordinary shares (which represents 5.0% of the aggregate number of ordinary shares sold in this offering (including the number of ordinary shares issuable upon exercise of the Pre-funded Warrants) at an assumed exercise price of $          per ordinary share (representing 125% of the assumed public offering price per Unit to be sold in this offering), exercisable for five years from the date of the effectiveness of this offering. The placement agent warrants will have substantially the same terms as the warrants being sold to the investors in this offering. Pursuant to the Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5110(g), the placement agent warrants and any ordinary shares issued upon exercise of the placement agent warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

We have also granted the placement agent certain rights of first refusal for a period of 18-months following the closing of the offering and we have also agreed to pay the placement agent a tail fee during the 18-month period following expiration or termination of our engagement letter.

Lock-up Agreements

Pursuant to certain “lock-up” agreements, our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or engage in any short selling of, or make any demand or request or exercise any right with respect to the registration of, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any ordinary shares or securities convertible into or exchangeable or exercisable for any ordinary shares without the prior written consent of the placement agent for a period of 90 days after the date of the pricing of the offering.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Determination of offering price

The actual offering price of the securities we are offering will be negotiated between us and the placement agent based on the trading of our ordinary shares prior to the offering, among other things, and may be at a discount to the current market price.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market and the TASE under the symbol “ABIL.” Our listed warrants trade on the OTC Pink under the symbol “ABIWF.” Our ordinary shares may be delisted from the Nasdaq Capital Market (See “Our Business – Nasdaq Delisting Determination” on page 7  and “Risk Factors—Our ordinary shares could be delisted from the Nasdaq Capital Market if we fail to regain compliance with the Nasdaq’s stockholders’ equity continued listing standards on the schedule required by the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our ordinary shares could be adversely affected if we are delisted from the Nasdaq Capital Market” on page 15). We do not intend to apply for listing of the Warrants and Pre-funded Warrants on any securities exchange or other nationally recognized trading system.

Other Relationships

The placement agent and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent acted as our placement agent in connection with our registered direct offering in August 2018, for which it received compensation.

Selling Restrictions outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the placement agent has undertaken that it will not, directly or indirectly, offer or sell any Ordinary Shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016, and for each of the three years then ended, included in this prospectus and in the Registration Statement have been so incorporated in reliance on the reports (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the ordinary shares offered hereby will be passed upon for us by Maples and Calder, Cayman Islands. Certain matters of United States federal securities law relating to this offering will be passed upon for us by McDermott, Will & Emery LLP, New York, New York. Certain matters related to Israeli law will be passed on us by Barnea Jaffa Lande & Co., Israel. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the placement agent in connection with this offering.

Enforceability of Civil Liabilities

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside in Israel, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and all of our directors and officers are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Barnea, Jaffa, Lande & Co, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the judgment may no longer be appealed;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find Additional Information

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. In addition, the SEC maintains a web site that contains reports and other information regarding issuers that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.

This prospectus is part of the registration statement on Form F-1 filed with the SEC in connection with this offering and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

Expenses Related to Offering

The following table sets forth the costs and expenses, other than placement agent’s fees and expenses, payable by us in connection with the offer and sale of securities in this offering. All amounts listed below are estimates except the SEC registration fee, and the FINRA filing fee.

Itemized expense	Amount
SEC registration fee	$4,925
FINRA filing fee	$6,594
Printing and engraving expenses	$10,000
Legal fees and expenses	$175,000
Transfer agent and registrar fees	$5,000
Accounting fees and expenses	$30,000
Miscellaneous	$15,000
Total	$246,519

Ability Inc.

Consolidated Financial Statements

As of December 31, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ability Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ability Inc. and Subsidiaries ("the Group") as of December 31, 2017 and 2016 and the related consolidated statements of comprehensive loss, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with   accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 1.f, the company has suffered recurring losses, negative cash flow and negative operating cash flow, these matters, along with other matters, which also described in Note 1.f. raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1.f. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matters

 As discussed in Note 8 to the financial statements, the Group, its former directors and current management are defendants in several class actions relating to certain of the Group’s public statements, fillings and financial statements. Moreover, the Group received a subpoena from the Securities and Exchange Commission.

We have served as the Company’s auditor since 2015.

April 30, 2018	/s/ Ziv Haft
Tel Aviv, Israel	Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Ability Inc.

Consolidated Balance Sheets

	December 31,
	2017	2016
	(U.S. dollars in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,944	$11,840
Restricted deposits	-	1,758
Restricted deposit for put option	-	12,028
Accounts receivable	1,975	3,173
Inventory	50	481
Accumulated costs with respect to Projects in excess of progress payments	-	151
Due from controlling shareholders	-	196
Income tax receivable	162	267
Other receivables	2,351	353

Total Current Assets	6,482	30,247

NON-CURRENT ASSETS:
Restricted deposit for put option	12,143	-
Property and equipment, net	1,388	1,588

Total Non-Current Assets	13,531	1,588

Total Assets	$20,013	$31,835

The accompanying notes are an integral part of the consolidated financial statements.

Ability Inc.

Consolidated Balance Sheets

	December 31,
	2017	2016
	(U.S. dollars in thousands)
LIABILITIES & SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accrued payroll and other compensation related accruals	$135	$270
Trade payables, accrued expenses and other accounts payable	4,056	4,952
Put option liability	-	11,900
Income tax payable	-	32
Accrued expenses and accounts payable with respect to Projects	2,541	4,734
Progress payments in excess of accumulated costs with respect to projects	306	-

Total Current Liabilities	7,038	21,888

NON-CURRENT LIABILITIES:
Put option liability	12,143	-
Accrued severance pay	241	245

Total Non-Current Liabilities	12,384	245

Total Liabilities	$19,422	$22,133

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares $0.0001 par value, 20,000,000 shares authorized, 2,576,415 shares issued and outstanding at December 31, 2017 and 2016*	3	3
Preferred shares $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2017 and 2016*	-	-
Additional paid-in-capital	18,560	18,560
Accumulate deficit	(17,972)	(8,861)

Total Shareholders’ Equity	591	9,702

Total Liabilities and Shareholders’ Equity	$20,013	$31,835

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

The accompanying notes are an integral part of the consolidated financial statements.

Ability Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Revenues	$2,972	$16,508	$52,151
Cost of revenues	2,957	8,617	29,654
Gross profit	15	7,891	22,497
Selling and marketing expenses	3,033	5,323	3,305
General and administrative expenses	6,016	9,662	1,317
Operating income (loss)	(9,034)	(7,094)	17,875
Financial expenses (income), net	77	(127)	99
Income (loss) before income taxes	(9,111)	(6,967)	17,776
Income tax expenses	-	1,086	3,023
Net and comprehensive income (loss)	$(9,111)	$(8,053)	$14,753
Earnings (loss) per ordinary share - basic and diluted (U.S. dollars)*	$(3.71)	$(3.27)	$6.00

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

The accompanying notes are an integral part of the consolidated financial statements.

Ability Inc.

Consolidated Statements of Changes in Shareholders’ Equity

	Preferred shares		Ordinary Shares		Additional paid-in-	Retained earnings (accumulated
	Shares*	Amount	Shares*	Amount	capital	deficit)	Total
		(U.S. dollars in thousands)		(U.S. dollars in thousands)

Balance as of January 1, 2015	-	$-	2,528,415	$3	$32	$1,690	$1,725
Recapitalization of Cambridge accumulated deficit and issuance of ordinary shares as part of the Reverse Merger	-	-	-	-	18,528	-	18,528
Dividends	-	-	-	-	-	(17,251)	(17,251)
Net and comprehensive income	-	-	-	-	-	14,753	14,753

Balance as of December 31, 2015	-	-	2,528,415	3	18,560	(808)	17,755
Issuance of shares as part of the Reverse Merger	-	-	48,000	**	-	-	*
Net and comprehensive loss	-	-	-	-	-	(8,053)	(8,053)

Balance as of December 31, 2016	-	-	2,576,415	3	18,560	(8,861)	9,702
Net and comprehensive loss	-	-	-	-	-	(9,111)	(9,111)

Balance as of December 31, 2017	-	$-	2,576,415	$3	$18,560	$(17,972)	$591

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

**	Less than $0.5 thousand

The accompanying notes are an integral part of the consolidated financial statements.

Ability Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,111)	$(8,053)	$14,753
Adjustments to reconcile net income or loss to net cash provided by (used in) operating activities:
Depreciation	168	149	132
Amortization	321	193	-
Impairment of inventory	-	201	-
Impairment of property and equipment	-	114	-
Capital (gain) loss from sale of property and equipment	30	(10)	18
Changes in operating assets and liabilities:
Restricted deposits	1,758	(1,433)	162
Accounts receivable	1,198	631	(3,756)
Inventory	(50)	(311)	(799)
Deferred tax	-	-	(423)
Other receivables	(1,773)	1,459	(1,180)
Interest earned on restricted deposit for put option	128	(128)	-
Accrued payroll and other compensation related accruals	(135)	210	(291)
Trade payables, accrued expenses and other accounts payable	(896)	3,108	1,030
Income tax payable	73	(2,674)	2,426
Accrued expenses and accounts payable with respect to Projects	(2,193)	(2,233)	2,618
Due to related company	-	(600)	600
Progress payments in excess of accumulated costs with respect to Projects (accumulated costs with respect to Projects in excess of progress payments)	457	(1,170)	(5,304)
Accrued severance pay	(4)	(25)	171

Total Adjustments	(918)	(2,519)	(4,596)

Net cash provided by (used in) operating activities	$(10,029)	$(10,572)	$10,157

The accompanying notes are an integral part of the consolidated financial statements.

Ability Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$(187)	$(182)	$(353)
Proceeds from sale of property and equipment	124	10	158
Loans repaid by related company, net	-	-	709

Net cash provided by (used in) investing activities	(63)	(172)	514

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the Reverse Merger, net of transaction costs	-	-	18,995
Dividends paid	-	-	(14,951)
Due from / to controlling shareholders, net	196	378	(595)
Withholding tax paid by the Company on behalf of the controlling shareholders’ with respect to dividend distributed	-	(4,393)	-
Withholding tax paid by the controlling shareholders’ to the Company with respect to dividend distributed, to be paid by the Company to the Israel Tax Authority	-	770	-

Net cash provided by (used in) financing activities	196	(3,245)	3,449

Net change in cash and cash equivalents	(9,896)	(13,989)	14,120
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	11,840	25,829	11,709

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$1,944	$11,840	$25,829

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Cash paid during the years for:
Interest and banks’ charges	$18	$36	$40

Income tax	$7	$3,758	$568

The accompanying notes are an integral part of the consolidated financial statements.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 1 - organization and business operation:

a.	General:

Ability Inc. (the “Company” or “INC”) was incorporated under the laws of the Cayman Islands on September 1, 2015, originally as Cambridge Holdco Corp., an exempted company. INC was formed as a wholly-owned subsidiary of Cambridge Capital Acquisition Corporation (“Cambridge”), a special purpose acquisition corporation, incorporated under the laws of Delaware on October 1, 2013. Cambridge closed its initial public offering and a simultaneous private placement on December 23, 2013. On December 23, 2015, upon a merger of Cambridge into INC, with INC surviving the merger and becoming the public entity, INC consummated a business combination whereby it acquired Ability Computer & Software Industries Ltd., an Israeli company (“ACSI”), by way of a share exchange (the “Reverse Merger”), following which ACSI became INC’s wholly-owned subsidiary. Upon the closing of the Reverse Merger, INC’s ordinary shares and warrants began trading on the NASDAQ Capital Market under the symbols “ABIL” and “ABILW”, respectively. INC’s warrants were delisted on April 18, 2016 and since such date have traded on OTC Pink under the symbol “ABIWF”. On January 12, 2016 INC’s ordinary shares were listed for trading on the Tel Aviv Stock Exchange. The Company, ACSI and Ability Security Systems Ltd. (“ASM”) are jointly defined as the “Group”. On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, the effect of such consolidation was applied retrospectively for all amount of shares, warrants, related par value and others presented in the notes below.

b.	The Reverse Merger:

1)	ACSI’s shareholders prior to the closing of the Reverse Merger, Anatoly Hurgin and Alexander Aurovsky, (the “Controlling Shareholders”) received in the Reverse Merger: 1,621,327 ordinary shares of INC (reflecting approximately 63% of INC’s issued and outstanding ordinary shares immediately following the Reverse Merger); $18.1 million in cash and an additional number of ordinary shares of INC to be issued upon and subject to ACSI achieving certain net income targets following the Reverse Merger, as described below (the “Net Income Shares”), as consideration for their shares of ACSI. Furthermore, of the ordinary shares received, each of the Controlling Shareholders have the right, on one occasion during the 60 day period following the third anniversary of the closing of the Reverse Merger, to put to INC all or part of his pro rata portion of 117,327 ordinary shares that he received in the share exchange for an amount in cash equal to (1) (x) the number of shares being put multiplied by (y) $101.0 per share plus (2) his pro rata portion of interest, if any, on $11.9 million deposited into an escrow account by INC to fund the payment of the purchase price for the put option if it is exercised. The put option terms were updated subsequently, see Note 3 for additional information.

2)	Migdal Underwriting and Business Initiatives Ltd. (“Migdal”) received in the Reverse Merger: 48,000 ordinary shares of INC; $1.2 million in cash and up to 25,350 Net Income Shares, all in consideration for services provided by them with respect to the Reverse Merger.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND BUSINESS OPERATION (CONT.):

b.	The Reverse Merger (cont.):

3)	INC acquired from the sole shareholder of ASM, Eyal Tzur, (the “ASM Former Shareholder”) 16% of the shares of ASM, a variable interest entity with ACSI as its primary beneficiary, for $0.9 million in cash and a put option to sell his remaining holdings to INC in exchange for 48,000 of INC’s ordinary shares and up to 25,350 Net Income Shares. The put option was exercised in January 2016.

4)	ACSI’s transaction costs with respect to the Reverse Merger were $6.3 million and include Migdal’s service fees ($1.2 million in cash and ordinary shares valued at $4.3 million as detailed above) and other consulting expenses (the “Transaction Costs”).

5)	The Controlling Shareholders, Migdal and ASM Former Shareholder are entitled to receive Net Income Shares based on ACSI’s achievement of specified net income targets in the fiscal years 2015 to 2018 as set out below:

		Number of the Company’s ordinary shares
Year Ending December 31,	Net Income Target	Controlling Shareholders	Migdal	ASM Former Shareholder	Total

2015	$27,000,000	338,400	10,800	10,800	360,000
2016	$40,000,000	173,900	5,550	5,550	185,000
2017	$60,000,000	188, 000	6,000	6,000	200,000
2018	$80,000,000	94,000	3,000	3,000	100,000

In the event that the INC fails to satisfy the net income target for any fiscal year but net income for such fiscal year is ninety percent (90%) or more of the net income target for such fiscal year, then INC is required to issue to the Controlling Shareholders, Migdal and ASM Former Shareholder, the pro rata portion of Net Income Shares relating to the percentage achieved.

The net income targets for the years ended December 31, 2017, 2016 and 2015 were not achieved.

6)	The remaining funds in the restricted trust account of Cambridge amounted to $81.3 million of which: $21.6 million was paid to the holders of 213,676 ordinary shares of Cambridge who elected to convert their shares into cash upon consummation of the Reverse Merger; $18.1 million and $11.9 million were paid to the Controlling Shareholders and deposited in an escrow account to secure their put option, respectively; $0.9 million was paid to ASM Former Shareholder; $7.8 million was used to pay outstanding accounts payable and accrued expenses of Cambridge; $2 million was used to pay for the Company’s Transaction Costs. The balance of $19 million was released to ACSI.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND BUSINESS OPERATION (CONT.):

c.	Business operations:

The Group provides advanced interception, geolocation, monitoring and cyber intelligence tools to serve the needs and increasing challenges of security and intelligence agencies, military forces, law enforcement and homeland security agencies worldwide.

d.	Regulatory matters:

The Israeli Control Order Regarding the Engagement in Encryption Items, 1998 regulated under the Encryptions Export Control Department in the Israeli Ministry of Defense (the “IMOD”) controls development, import, export, and sale of all encrypted items (the “Decryption Regime”).

The Israeli Defense Export Control Law, 2007 (the “2007 Law”) regulated under DECA (the Defense Export Control Agency in IMOD) regulates the marketing and export of defense equipment, transfer of defense know-how and the provision of defense services, taking into account national security considerations, foreign relations considerations, international obligations and other interests of the State of Israel.

ACSI exports from Israel certain products and components that are not subject to Israeli export control.

ASM, a wholly owned subsidiary of the Company, is an Israeli company registered with DECA as a certified exporter for the marketing and export of “controlled” products of Israeli origin, or “controlled” products that are exported from Israel.

However, for the most part, the ACSI’s products are manufactured outside of Israel and therefore are not subject to the general provisions of the 2007 Law. Thus, ACSI strives to ensure that components of ACSI’s systems (that otherwise would be subject to DECA control) are sent to the customers directly by the foreign suppliers of such components, which are located outside of Israel, and are installed or integrated there by ACSI or others under its responsibility.

The interception systems that contain decryption capabilities of ACSI and ASM may be subject to the Decryption Regime and therefore have obtained necessary licenses thereunder.

e.	ASM:

ACSI and the ASM Former Shareholder were parties to a long-term agreement (the “JV Agreement”) pursuant to which ACSI contributed substantial business efforts while ASM was responsible mainly for the regulatory aspects of pursuing business opportunities in the field of DECA controlled products. The JV Agreement could be terminated and/or the activities could be transferred to ACSI’s full ownership at any time, subject to ACSI’s exclusive discretion.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND BUSINESS OPERATION (CONT.):

e.	ASM (Cont.):

ACSI and the Controlling Shareholders were significantly involved in the redesign of ASM’s operations, in such manner that in essence, the operations are conducted only in favor of ACSI (ASM had no other activities other than on behalf of ACSI). Moreover, according to the JV Agreement, ASM was required to negotiate and determine any project terms and sign contracts with the clients - all with full transparency, coordination and advance consent from ACSI, as applicable. Upon the closing of the Reverse Merger, the JV Agreement was terminated while maintaining its terms for the existing projects. As mentioned above, in January 2016, the ASM Former Shareholder exercised his put option, resulting in ASM becoming a wholly-owned subsidiary of the Company. ACSI had the power to govern ASM’s operations through the provision requiring its consent of any new client which ASM wishes to accept. ACSI was entitled to all but 3% commission (the return that ASM Former Shareholder was entitled to as a service provider) of ASM’s net results which are transferred to the Company, and was fully responsible for indemnifying ASM for any losses incurred as part of their joint operations (the ASM Former Shareholder does not have any obligation to absorb ASM’s losses) or any negative consequences with respect to the performance of a project.

When the activities of ASM commenced (following conclusion of the JV Agreement) it did not have equity at risk (no equity and no subordinated loans). All the equity that ASM has achieved is based on transactions involving ACSI. There were no restrictions on ASM’s assets. Any required financial guarantees were provided by ACSI.

Given ACSI’s exposure and rights to the outcome of ASM’s operations, among other factors described above, ACSI concluded that ASM was a variable interest entity (“VIE”) prior to the time the ASM Former Shareholder exercised his put option and that ACSI was its primary beneficiary. Therefore, the consolidated results for the year ended December 31, 2015 include the financial information of all three entities (the Company, ACSI and ASM).

f.	Going concern:

As of December 31, 2017, the Company had an accumulated deficit of $17,972 thousand, cash and cash equivalents of $1,944 thousand, a negative working capital of $556 thousand and a net loss of $9,111 thousand for the year ended December 31, 2017. Due to a significant decline in revenues and an increase in legal and professional services fees, the Company has suffered losses from operations, and it has an accumulated deficit that, among other reasons, raises substantial doubt about its ability to continue as a going concern. The Company’s independent registered public accounting firm, in their report on the Company’s audited financial statements for the year ended December 31, 2017 expressed substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon, among other things, cash flow from customers for ongoing projects, the Controlling Shareholders’ financial support of the Company, a decrease in litigation costs, the Company’s ability to remain listed on the NASDAQ Capital Market and favorable resolution of the pending lawsuits and SEC investigation. The Company expects to continue incurring losses and negative cash flows from operations in the foreseeable future. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company only has sufficient cash on its balance sheet to finance its operations for a period of up to two months from the date of filing with the SEC of the Company’s Annual Report on Form 20-F for the year ended December 31, 2017.

The accompanying consolidated financial statements do not include any adjustments that might result relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this risk and uncertainty.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND BUSINESS OPERATION (CONT.):

f.	Going concern (Cont.):

The net loss for the year ended December 31, 2017 includes significant legal and professional expenses.

Management is investing significant marketing efforts in order to generate additional revenue and simultaneously is continuing to decrease its expenses, primarily its legal and professional services fees in order to regain profitability. Additionally, the Company plans to raise capital through the sale of equity securities or debt and settling certain of the lawsuits that are pending.

On February 21, 2018 the Controlling Shareholders executed an irrevocable undertaking (the “Undertaking”) for the benefit of the Group. According to the Undertaking, the Controlling Shareholders agreed to make available to ACSI from, March 1, 2018, a $3.0 million line of credit or loan in favor of the Group. The Undertaking provided that the term of the line of credit or loan is to be for a period of no less than six months. The Undertaking further provided that at the end of the term of the line of credit or loan, the Company’ Board of Directors will determine whether repayment of the line of credit or the loan will compromise the ability of the Group to meet its obligations during the twelve months following repayment. The Controlling Shareholders undertook to renew the line of credit or extend the term of the loan on the same terms for an additional period of no less than six months in accordance with a resolution of the Board of Directors with respect to the necessity of the support of the Controlling Shareholders. On April 11, 2018, ACSI obtained a six-month line of credit from an Israeli commercial bank in the amount of NIS 11 million (approximately $3.1 million). On amounts drawn under the line of credit, an interest rate in an amount to be determined at the time of draw down shall apply in addition to a semi-annual bank commission of NIS 27,500. Subsequently at a meeting of the board of directors on April 23, 2018, it was resolved to amend the terms of the Undertaking to provide that the Company will bear the costs and interest of the line of credit.

There is no assurance however, that the Company will be successful in regaining profitability or obtaining the level of financing needed for its operations. If the Company is unsuccessful in generating additional revenue to support its operations or raising additional capital, it may need to further reduce activities, curtail or cease operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of presentation:

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Group’s financial position, results of operations, changes in shareholders’ equity and cash flows for the periods presented.

The Reverse Merger was accounted for as a reverse merger whereby the Company was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on ACSI comprising the ongoing operations of the combined company, ACSI’s senior management comprising the senior management of the combined company, and that the former shareholders of ACSI are the controlling shareholders of the Company after the Reverse Merger. The Reverse Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Reverse Merger was treated as the equivalent of ACSI issuing shares for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Merger are those of ACSI, and therefore the historical consolidated financial statements presented are the consolidated financial statements of ACSI and the ordinary shares and the corresponding capital amounts pre-merger have been retroactively restated as ordinary shares reflecting the exchange ratio in the Reverse Merger.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

b.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries, ACSI and ASM. All intercompany accounts and transactions have been eliminated in the consolidation.

c.	Use of estimates:

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

d.	Foreign currency:

The currency of the primary economic environment in which the operations of the Group is conducted is the U.S. dollar (“dollar” or “$”); thus, the dollar is the functional currency of the Group. Therefore, the Group’s transactions and balances denominated in dollars are presented at their original amounts, while non-dollar transactions and balances have been re-measured to dollars and the relating gains and losses are reflected in the statements of comprehensive income (loss) as financial income or expenses, as appropriate.

All amounts are presented in dollars, unless otherwise indicated, and are rounded to the nearest thousand.

e.	Revenue recognition:

The Group generates revenues from sales of products, which include hardware, software, connection to supportive infrastructure, integration services, training and warranty, as well as revenues from Software as a Service (“SaaS”). The Group sells its products (the “Products”) and provides services (the “Services”) directly to end users and resellers and also participates as a subcontractor of prime contractors in joint projects and as a prime contractor in projects with resellers (the “Projects”).

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

e.	Revenue recognition (Cont.):

Products and Services:

Revenues from sales of Products of which the final acceptance of the product is specified by the customer, and the acceptance is deemed substantive, are recognized when the Group has delivered the Products to the customer and received final acceptance, the revenue can be reliably measured and collectability of the receivables is reasonably assured. The revenues are deferred until the acceptance criteria have been met.

Revenues from sales of Services are recognized ratably in the period in which the services are rendered (connection to supportive infrastructure is generally over one year).

The Group provides a one year warranty for the majority of its Products. Based on the Group’s experience, the provision is de minims.

Projects:

Revenues from Projects are recognized upon final acceptance from the customers, as such acceptance is deemed substantive.

Under such method, costs are accumulated on the balance sheet until final acceptance is received. Similarly, amounts billed to customers are also deferred until final acceptance is received. To the extent that the amount of accumulated costs exceeds the amount of advance (or progress) payments received or billed by the Group, the excess is reflected on the balance sheet as a current asset, separated from inventory. To the extent that the amount of advance (or progress) payments received or billed by the Group exceeds the amount of accumulated costs, the excess is reflected as a liability on the balance sheet.

In instances where revenues are derived from sales of third-party vendors’ products or services, revenues are recognized on a gross basis and the related costs are recognized within cost of revenues, when the Group has the following indicators for gross reporting: (i) it is the primary obligor of the sales arrangements; (ii) it is subject to inventory risks of physical loss; (iii) it has latitude in establishing prices; and (iv) it has discretion in suppliers’ selection and assumes credit risks on receivables from customers.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

e.	Revenue recognition (Cont.):

SaaS Revenues:

The Group’s SaaS multiple-element arrangements are typically comprised of subscription and support fees from customers accessing the Group’s software and set-up fees. The Group does not provide the customer the contractual right to take possession of the software at any time during the hosting period under these arrangements. The Group recognizes revenue for subscription and support services over the arrangement period originating when the subscription service is made available to the customer and the contractual hosting period has commenced.

Usage based fees:

Revenues are recognized in the period in which subscribers use the related services.

Other multiple elements arrangements:

When a sale arrangement contains multiple elements, the Group allocates revenues to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”), if available, third party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE nor TPE is available. The Group establishes VSOE of selling price using the price charged for a deliverable when sold separately. When VSOE cannot be established, the Group attempts to establish selling price of each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Group’s go-to-market strategy typically differs from that of its peers and its offerings contain a significant differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Group is unable to reliably determine what similar competitor products’ selling prices are on a standalone basis. Therefore, the Group is typically not able to determine TPE. The best ESP is established considering several external and internal factors including, but not limited to, historical sales, pricing practices and geographies in which the Group offers its products. The determination of ESP is based on applying significant judgment to weigh such factors.

f.	Advertising costs:

Advertising costs are expensed as incurred. In 2017, 2016 and 2015, advertising expenses were $53 thousand, $24 thousand and $26 thousand, respectively.

g.	Related parties:

Related parties include the Controlling Shareholders and entities controlled by them.

h.	Fair value measurements:

Fair value is defined as the price that would be received by selling an asset or paid to transfer a liability (i.e. the ‘exit price’) in an arms’ length transaction between willing market participants at the measurement date. The applicable financial accounting rules establish a hierarchy for inputs used in measuring fair value. The hierarchy is divided into three levels based on the reliability of inputs:

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Group has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active but for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Group’s financial assets and liabilities as of December 31, 2017 and 2016 are measured based on Level 1 inputs.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

i.	Inventory:

The inventory items consist of purchased systems and are stated at the lower of cost or market. Cost is determined using the “First-In, First-Out” method of inventory accounting. The valuation of inventory items requires the Group to make estimates regarding excess or obsolete inventories.

The purchased systems are utilized typically for one of the following purposes: (i) future projects; (ii) demo; and (iii) spare parts for installed systems. The first utilization suggests that the systems should be classified as inventory while the second and third suggest it should be classified as property and equipment. In order to reflect those utilizations appropriately between the inventory and property and equipment line items, the Group performed an aggregated analysis which suggested that such systems should be classified as inventory for the first year from purchase date, on such date tested for impairment and then classified to property and equipment and amortized over four years from that date, see also below for the amortization period.

j.	Property and equipment, net:

Property and equipment are stated at cost, less accumulated depreciation and amortization. Upon the retirement or disposition of property and equipment, the related costs and accumulated depreciation and amortization are removed and any related gain or loss is recorded in the statements of operations and comprehensive income (loss). Repairs and maintenance that do not extend the life, or improve an asset are expensed in the periods incurred.

The Group evaluates its property and equipment for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. Should impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s estimated fair value.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

j.	Property and equipment, net (Cont.):

Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

	%	Useful life (years)

Software systems (from classified date, see also above)	25	4
Vehicles	15	7
Leasehold improvements	10-20	5-10
Office furniture and equipment	7-10	10-14
Computers, electronics and related	15-33	3-7

k.	Income taxes:

Deferred tax asset and liability accounts’ balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Group accounts for deferred tax on non-distributed income that are subject to income tax once distributed and when there is an intent to distribute them.

The Group applies the two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

l.	Earnings (loss) per share:

The Group calculates basic earnings or loss per share by dividing net income or loss by the weighted-average number of ordinary shares outstanding during the year. However, consistent with the reverse merger accounting, the calculation of the weighted-average number of ordinary shares includes 2,459,088 shares (which include also 48,000 ordinary shares that were issued to the ASM Former Shareholder upon exercise of its put option on its remaining ordinary shares of ASM) assumed to be outstanding as of January 1, 2013. Further, the outstanding shares subject to put options were excluded, consistent with the accounting treatment of a put option liability.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

l.	Earnings (loss) per share (Cont.):

Diluted earnings (loss) per share would give effect to dilutive warrants and other potential ordinary shares outstanding during the period, considering the treasury stock method. The outstanding warrants were “out-of-the-money” and the issuance of the Net Income Shares was not probable at any given year and therefore excluded from the calculation.

Basic and diluted earnings (loss) per ordinary share data were computed as follows:

	Year Ended December 31,
	2017	2016	2015

Net income (loss) (U.S. dollars in thousands)	$(9,111)	$(8,053)	$14,753

Weighted-average ordinary shares outstanding - basic and diluted*	2,459,088	2,459,088	2,459,088

Earnings (loss) per ordinary basic and diluted (U.S. dollars)	$(3.71)	$(3.27)	$6.00

*

On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

Refer to Note 7.b. for warrants assumed by the Company which may result in an additional outstanding ordinary shares.

m.	Contingencies:

The Group is involved in various commercial, government investigation and other legal proceedings that arise from time to time. The Group records accruals for these types of contingencies to the extent that the Group concludes their occurrence is probable and that the related liabilities are estimable. When accruing these costs, the Group will recognize an accrual in the amount within a range of loss that is the best estimate within the range. When no amount within the range is a better estimate than any other amount, the Group accrues for the minimum amount within the range. The Group records anticipated recoveries under existing insurance contracts that are virtually certain of occurring at the gross amount that is expected to be collected. Legal costs are expensed as incurred.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

n.	Recently Issued Accounting Pronouncements:

Not yet adopted in current period:

1)	In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC 605”), Revenue Recognition, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. ASU 2014-09 permits the use of either a retrospective or cumulative effect transition method. The Group adopted ASU 2014-09 along with the related additional ASUs on Topic 606 (Collectively, “ASC 606”) on January 1, 2018, using the modified retrospective transition method. Contracts that are substantially completed will be excluded from the transition adjustment.

The Group has reviewed all of its contracts with customers and has implemented the required process, data, and system changes to comply with the requirements of ASC 606.

The Group did not have any material cumulative-effect adjustment as a result of the adoption of ASC 606. In addition, the adoption of ASC 606 will not have any material impact on the Group consolidated financial statement line items in the year of adoption. The Group will make the additional required disclosures under Topic 606, starting with the Group’s consolidated financial statements that include the initial adoption date.

2)	In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a Consensus of the FASB Emerging Issues Task Force). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This update also requires an entity to disclose the nature of restrictions on its cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU No. 2016-18 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years with early adoption permitted, including adoption in an interim period.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies (Cont.):

n.	Recently Issued Accounting Pronouncements (Cont.):

The Group typically has restrictions on certain amounts of cash and cash equivalents, primarily consisting of amounts used to secure bank guarantees in connection with sales contract performance obligations, and expect to continue to have similar restrictions in the future. The Group currently reports changes in such restricted amounts as cash flows from operating activities on its consolidated statement of cash flows. This standard will change that presentation. The Group adopted ASU No. 2016-18 on January 1, 2018 and is currently reviewing it to assess other potential impact on its consolidated financial statements.

3)	In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require lessees to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a financial or operating lease. However, unlike current GAAP, which requires only capital leases to be recognized on the balance sheet, the new guidance will require both types of leases to be recognized on the balance sheet. The new guidance is effective for all periods beginning after December 15, 2018. The Group is currently evaluating the effects that the adoption of ASU No. 2016-02 will have on its consolidated financial statements.

NOTE 3 - Restricted DEPOSITS:

The restricted deposits as of December 31, 2016 totaled NIS 6,760 thousand ($1,758 thousand) relates to a deposit in connection with one of the legal proceedings, see Note 8.a.8. for additional information.

Regarding the restricted deposit in connection with the put option provided to the Controlling Shareholders - on November 13, 2017, the Company, the Controlling Shareholders and the Bank Leumi Le-Israel Trust Company Ltd., as escrow agent entered into an amendment (the “Amendment”) to the escrow agreement among such parties dated December 23, 2015, the terms of such escrow agreement presented in Note 1.b.1. Pursuant to the Amendment, the Put Option Period will now commence on January 1, 2019 and will end on March 1, 2021. Such change resulted in a classification of the restricted deposit and the put option liability from current assets and current liabilities to non-current assets and non-current liabilities, respectively as of December 31, 2017.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 4 - Property and Equipment, Net:

Composition:

	December 31,
	2017	2016
	(U.S. dollars in thousands)

Cost:
Software Systems	$1,361	$1,105
Vehicles	554	606
Leasehold improvements	347	355
Office furniture and equipment	121	121
Computers, electronics and related	13	13
	$2,396	$2,200
Less: accumulated depreciation and amortization	1,008	612
Property and equipment, net	$1,388	$1,588

NOTE 5 -	Accumulated costs with respect to projects in excess of progress payments (Progress payments in excess of accumulated costs with respect to Projects):

Composition:

	December 31,
	2017	2016
	(U.S. dollars in thousands)

Accumulated costs	$547	$548
Advanced payments from customers	(853)	(397)
Accumulated costs with respect to projects in excess of progress payments (progress payments in excess of accumulated costs with respect to projects)	$(306)	$151

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 6 - Related Parties:

a.	Purchases from related parties, loans to related parties and due from Controlling Shareholders:

1.	Anatoly Hurgin owns 100% of Alan Ltd. (“Alan”) which holds a 60% interest in Active Intelligence Labs Ltd. (Israel) (“AIL”). ACSI purchased products which are integrated into its innovative tailored solutions totaling $780 thousand and $420 thousand from AIL in the years ended December 31, 2015 and 2014, respectively. The debt as of December 31, 2015 ($600 thousand) was repaid at August 2, 2016.

2.	In in the years ended December 31, 2014 and 2013, ACSI granted Alan loans in the aggregate amounts of $555 thousand and $205 thousand, respectively. The loans bore annual interest of 3.3%, linked to the Israeli consumer price index, and were repaid in December 2015.

3.	The amounts due from the Controlling Shareholders as of December 31, 2016 were repaid to ACSI on April 19, 2017. See Note 8.a.8. for additional information.

b.	Dividends:

In the year ended December 31, 2011, ACSI declared dividends of NIS 10,760 thousand ($2,833 thousand) of which 15% income tax was withheld (the “Net Amount”) and NIS 1,140 thousand ($300 thousand) and NIS 474 thousand ($125 thousand) were paid to the Israel Tax Authority in the years ended December 31, 2013 and 2014, respectively. NIS 894 thousand ($197 thousand), NIS 1,379 thousand ($231 thousand), NIS 2,350 thousand ($817 thousand) and NIS 4,523 thousand ($1,163 thousand) of the Net Amount were paid to the Controlling Shareholders in the years ended December 31, 2012, in 2013, 2014 and 2015, respectively.

Additionally, in the fourth and the second quarters of 2015, ACSI declared dividends of NIS 42,825 thousand ($11,000 thousand) and NIS 23,560 thousand ($6,251 thousand), respectively, of which 20% income tax was withheld and outstanding as of December 31, 2015 (income tax of NIS 13,277 thousand ($3,404 thousand) was paid to the Israel Tax Authority in January 2016), while the net amounts were paid to the Controlling Shareholders. It was agreed as part of ACSI’s tax assessments for the three years ended December 31, 2014 that were finalized on May 30, 2016 that the Controlling Shareholders withholding tax for the 2015 dividends should be NIS 16,400 thousand ($4,260 thousand). ACSI paid the difference to the Israel tax authority and the Controlling Shareholders compensated ACSI for such difference.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 6 - Related Parties (CONT.):

c.	Related parties’ employment agreements and compensation:

1.	The Group entered into new employment agreements with each of its two Controlling Shareholders. One of the Controlling Shareholders is the Chairman of the Board of Directors and the Chief Executive Officer and the other is a member of the Board of Directors and the Chief Technology Officer. Each of the employment agreements will remain in effect unless terminated as described below. Pursuant to each employment agreement, the executive’s gross salary is NIS 120,000 ($31,200) per month commencing on January 1, 2016. Each executive is also entitled to receive social benefits: however, each of the executives agreed to a temporary 50% reduction in the salaries, effective as from May 2017.

Each employment agreement provides that the executive is entitled to receive an annual performance bonus of up to NIS 360,000 ($93,600) based on annual performance goals agreed upon by the Group and the executive (such performance goals were not met during the years ended December 31, 2017 and 2016 and therefore no performance bonus was recorded or paid). Each employment agreement may be terminated by the Group or the executive upon 120 days’ prior written notice, in which case, the executive is entitled to receive salary and benefits during such 120 days and for a period of eight months thereafter. The executive will be entitled to accept new employment after the expiration of such eight month period. In addition, the Group, by resolution of the Company’s Board of Directors, may terminate the employment agreements at any time by a written notice with cause (as defined in the employment agreements).

The Controlling Shareholders’ compensation related expenses in the years ended December 31, 2017, 2016 and 2015 amounted to NIS 2,391 thousand ($664 thousand), NIS 3,562 thousand ($928 thousand) and NIS 487 thousand ($125 thousand), respectively.

2.	The Group entered into a new employment agreement with a Controlling Shareholder’s son commencing March 22, 2016 and was employed by the Group until June 20, 2016. Based on the agreement he was entitled to a monthly gross salary of NIS 10,000 ($2,600) and other related social benefits.

NOTE 7 - ordinary shares, PREFERRED shares and warrants:

a.	Ordinary shares:

The Company is authorized to issue 20,000,000 ordinary shares with a par value of $0.001 per share, of which 2,528,415 were issued and outstanding as of December 31, 2015. During January 2016, the Company issued 48,000 ordinary shares par value $0.001 in connection with ASM Former Shareholder’s exercising his put option on his remaining shares in ASM. As a result the ordinary shares issued and outstanding as of that that date and as of December 31, 2017 and 2016 were 2,576,415.

The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.001 per share, of which none were issued and outstanding as of December 31, 2017 and 2016.

On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018. The effect of such consolidation was applied retrospectively for all the amount of shares, warrants, related par value and others presented in this note and elsewhere in the consolidated financial statements.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 7 - ordinary shares, PREFERRED shares and warrants (CONT.):

b.	Warrants:

Since its inception, Cambridge issued 855,744 warrants which were assumed by the Company in the merger (see Note 1). Each warrant entitles its holder to purchase one ordinary share at a price of $115.00 and expires on December 17, 2018. The Company may redeem the warrants in the event that the traded ordinary share price is at least $175.00 per share (for any 20 trading days within a 30-day trading period) on a “cashless basis”.

On March 21, 2016, the Company received a letter from NASDAQ informing that its warrants did not meet the minimum 400 Round Lot Holder requirement for initial listing on the NASDAQ and that the Staff had determined to initiate procedures to delist the Company’s warrants from NASDAQ. As the Company did not appeal this determination, the Company’s warrants were delisted from NASDAQ on April 18, 2016 and since such date have traded on the “OTC Pink” market under the symbol “ABIWF”.

NOTE 8 - commitments and contingencies:

a.	Legal proceedings:

1)	SEC Investigation

As the Company disclosed in its Report on Form 6-K furnished with the United States Securities and Exchange Commission (“SEC”), on February 16, 2017, the Company received a subpoena from the SEC. The subpoena requests, among other things, information regarding the transaction with Cambridge Capital Acquisition Corporation, the restatement that occurred in May 2016, and financial and business information. In furtherance of the investigation, the SEC has been obtaining testimony from the Company’s officers among others. The Company and its officers are fully cooperating with the investigation. As a result of the investigation, the Company may incur significant legal and accounting expenses. Furthermore, the Company cannot predict what, if any, actions the SEC may take against the Company or any of its officers, or the timing or duration of the investigation.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

2)	Re. Ability, Inc. Securities Litigation

On May 25, 2016, a purported class action lawsuit, captioned In re Ability Inc. Securities Litigation, Master File No. 16-cv-03893-VM (S.D.N.Y) was filed against the Company, Anatoly Hurgin and Avi Levin in the Southern District of New York in the United States. The complaint asserts claims pursuant to Section 10(b) and 20(a) of the Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The complaint broadly alleges that certain of the Company’s public statements were false, and that the Company materially overstated its income and failed to disclose that it had material weaknesses in its internal controls. The complaint does not specify the amount of damages sought. On July 25, 2016, a second purported class action lawsuit was filed against the Company, Anatoly Hurgin and Avi Levin in the Southern District of New York in the United States. The complaint asserts claims pursuant to Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The complaint broadly alleges that the Company’s financial statements were false and misleading and were not prepared in conformity with GAAP, nor was the financial information a fair presentation of the Company’s operations. The complaint does not specify the amount of damages sought. These two putative class actions have been consolidated into one action and co-lead plaintiffs have been appointed. In accordance with a schedule adopted by the court, co-lead plaintiffs filed an amended complaint on April 28, 2017. In the amended complaint, co-lead plaintiffs have added Benjamin Gordon and BDO Ziv Haft as defendants. The amended complaint asserts claims pursuant to Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder against all defendants, a claim pursuant to Section 20(a) of the Exchange Act against Messrs. Hurgin, Levin and Gordon, a claim pursuant to Section 11 of the Securities Act against the Company, BDO Ziv Haft and Messrs. Hurgin and Gordon, and a claim pursuant to Section 15 of the Securities Act against Messrs. Hurgin, Levin and Gordon on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The amended complaint does not specify the amount of damages sought. The complaint broadly alleges that certain of the Company’s public statements were false, that it had material weaknesses in its internal controls, that its financial statements were false and misleading and were not prepared in conformity with GAAP, nor was the financial information a fair presentation of the Company’s operations, and that its registration statement contained material misstatements and omissions. On August 17, 2017, the court ordered a stipulated schedule recognizing that all parties had agreed to a mediation on October 17, 2017 and all deadlines were reset until after that mediation took place.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

2)	(Cont.):

On December 21, 2017, the Company entered into a Memorandum of Understanding (“MOU”) to memorialize an agreement in principle to settle all claims of participating class members in the class actions consolidated in the lawsuit captioned In re Ability Inc. Securities Litigation, No. 16-cv-03893 (VM), pending in the Southern District of New York (the “New York Class Action Litigation”). The MOU provides for an aggregate settlement payment of $3.0 million, which includes all plaintiffs’ attorneys’ fees and expenses, as well as any other class notice and administrative fees related to the resolution of the New York Class Action Litigation. On April 25, 2018, the motion for settlement was filed with the court. The settlement includes the dismissal of all claims against the Company and the named individuals in the New York Class Action Litigation. It is expected that $250,000 of the $3.0 million settlement amount will be funded by the Company and the remaining $2.75 million will be funded with the Company’s insurance proceeds or contributed by other defendants. The ultimate impact of this class action settlement on the Levy Litigation (Case No. 2015-CA-003339), Pottash Litigation (Case No. 502016CA013823), Hammel Litigation (Case No. 50-2018-CA-000762-MB-AG) and the Ladragor Litigation (C.A. 8482-05-16), each as further described herein, has yet to be determined, however, some or all of the claims raised in such other actions may be deemed to be resolved, settled and disposed of as part of such class action settlement.

The Company intends to continue to attempt to settle and resolve the litigation. There is no assurance that the court will approve the settlement.

In connection with the entry into of the MOU, the Company entered into an agreement with its insurer (the “Discharge Agreement”) pursuant to which the Company agreed to discharge the insurer from liability with respect to any U.S. claims (excluding the Ladragor Litigation in Israel) in consideration for an aggregate settlement amount of $5.0 million, of which $2.5 million is to be used for settlement of the New York Class Action Litigation and the remaining amount is to be used to cover various defense and legal costs. Accordingly, no insurance proceeds will be available for any U.S. claims other than with respect to the settlement of the New York Class Action Litigation.

3)	Levy Litigation

On October 15, 2015, plaintiff Brian Levy, purportedly on behalf of himself and all others similarly situated, filed a first amended class action and derivative complaint against Cambridge Holdco Corp., ACSI, the individual members of the Cambridge board of directors, and plaintiff also named Cambridge Capital Acquisition Corp. and the Company as nominal defendants in case number 2015CA003339 in the Circuit Court of the 15th Judicial Circuit in Palm Beach County, Florida.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

3)	(Cont.):

The complaint generally alleged, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the contemplated merger with ACSI, and that ACSI was aiding and abetting the Cambridge board of directors in the alleged breach of their fiduciary duties.

The action sought injunctive relief, damages and reimbursement of fees and costs, among other remedies. On February 17, 2016, ACSI filed a motion and supporting memorandum of law to dismiss the plaintiff’s amended complaint on the grounds that the Court lacks personal jurisdiction over ACSI; the derivative aiding and abetting claim was extinguished by the closing of the Business Combination and the claims against ACSI are insufficiently pleaded. On September 15, 2016, the Court granted the defendants’ motion to dismiss in its entirety without prejudice, and the Judge dismissed the amended complaint. However, the court provided the plaintiff with 45 days within which to file a further amended complaint. On October 22, 2016, a second amended complaint was filed by the plaintiff. On January 17, 2017, the defendants filed a motion to dismiss the second amended complaint on multiple grounds, including various pleading deficiencies that the plaintiff has failed to adequately correct. On March 9, 2017, the plaintiff filed a response to the motion to dismiss. On June 21, 2017, the Judge entered an order (the “June 21 Order”) granting a partial motion to dismiss as to the counts against ACSI due to lack of personal jurisdiction over ACSI. ACSI was therefore dismissed from the case without prejudice, and it is unclear at this stage whether the plaintiff will attempt to bring ACSI directly back into the action in the future. On the other hand, pursuant to the Judge’s ruling, the Company still remains as a necessary party and named defendant in the case. In the June 21 Order, the Judge also partially denied the motion to dismiss the second amended complaint, and the purported class action and derivative claims against the individual defendants for alleged breach of fiduciary duties, failure to disclose and ultra vires acts still remain pending.

On July 21, 2017, the Company and each of the individual defendants filed their answer and affirmative defenses raising numerous substantive and legal defenses to the alleged claims set forth in the second amended complaint. On August 7, 2017, plaintiff’s counsel filed a motion for class certification and incorporated memorandum of law. The Company and defendants filed papers in opposition to such motion, and on March 13, 2018, the Court entered an order denying plaintiff’s motion for class certification and providing that the plaintiff may attempt to file a further amended complaint within 30 days after the order denying the request for class certification.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

3)	(Cont.):

Plaintiff has now filed a verified third amended class action and derivative complaint attempting to assert the same type of claims raised in the defective second amended complaint. The Company intends to vigorously defend against such claims, and to continue to explore potential opportunities to settle and resolve the litigation. If the case does not settle, it is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early stage of the proceedings.

4)	Pottash Litigation

On December 13, 2016, a complaint, captioned Pottash v. Benjamin Gordon et. al., Case No. 50-2016-CA-013823, was filed in the 15th Circuit, Palm Beach County, Florida in the United States, against the Company, its former director, Benjamin Gordon, BG Strategic Advisors, LLC, Cambridge Capital, LLC and Jonathan Morris, in his capacity as trustee of the Gordon Family 2007 Trust. On January 23, 2017, the plaintiff filed an amended complaint. On March 2, 2017, the Company filed a motion to dismiss all of the claims asserted against it in the amended complaint. On the same day, Mr. Gordon and BG Strategic Advisors also filed motions seeking the dismissal of the amended complaint in its entirety. On November 27, 2017, the plaintiff filed a second amended complaint against the Company, Benjamin Gordon and Jonathan Morris. The complaint alleges violations of Florida State securities laws, common law fraud, negligent misrepresentation and conspiracy. On January 17, 2018, the Company filed a motion to dismiss seeking the dismissal of all claims asserted against it on various legal grounds. The co-defendants also filed motions seeking dismissal of the second amended complaint. The Court will be scheduling a special set hearing on the pending motions to dismiss. The Company intends to continue vigorously defend against this action. It is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early stage of the proceedings.

5)	Hammel Litigation

On January 19, 2018, a complaint, captioned Hammel v. Benjamin Gordon et. al (Case No. 50-2018-CA-000762-MB-AG), was filed in the 15th Circuit, Palm Beach County, Florida in the United States, against the Company, Benjamin Gordon and Jonathan Morris. The complaint alleges that the defendants, through a series of misrepresentations and omissions, induced the plaintiff, Robert Hammel, to invest in the stock of Cambridge. Plaintiff alleges to have lost more than $1.6 million due to the defendants’ conduct. In a summons issued in February 26, 2018, the Company was also named as one of the defendants. The Company has received a service copy of the complaint, and will be filing a motion to dismiss the claims asserted in the complaint on or before May 1, 2018. The Company intends to vigorously defend against this action. Given that these proceedings are in the preliminary stage, the timing or outcome of this matter cannot be predicted at this time.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

6)	Patent Infringement Litigation

On October 27, 2015, ACSI received a notice alleging that its GSM interception and decryption systems allegedly fall within the claims of an Israeli patent owned by the claimant. The notice demands an accounting of all such products manufactured, exported, sold or otherwise commercialized by ACSI and/or any entity on its behalf. On November 12, 2015, a lawsuit, captioned Dr. Elad Barkan et al. v. Ability Computer & Software Industries Ltd. et al. C.C. 29551-11-15, alleging patent infringement, violation of a non-disclosure agreement, trade secret misappropriation and unjust enrichment, was filed with the Central District Court in Israel by a company and an individual against ACSI and its controlling shareholders. The amount sought in the lawsuit for registration fee purposes is NIS 5.0 million (approximately $1.4 million), however the plaintiffs have not yet quantified the amount of the compensation demanded. Furthermore, the plaintiffs demanded that ACSI and/or its controlling shareholders immediately cease any infringement of the patent as well as any further use of the claimed technology, including the further manufacture, export, sale or marketing of the alleged infringing products. On April 5, 2016, ACSI and its controlling shareholders filed a statement of defense, and on April 13, 2016 a preliminary hearing was held. On May 23, 2016, the plaintiffs filed a petition to add the Company, Ability Limited, a company wholly-owned by Anatoly Hurgin, and ASM as defendants and to amend the statement of claim. The parties then agreed to appoint a mediator in an attempt to settle the dispute out of court, and agreed, with the approval of the court, on a stay of proceedings until September 2016. However, the parties did not reach an agreement by that time. On October 9, 2016, upon the Company’s application and with the plaintiffs’ consent, the court decided to stay the proceedings until a decision is handed down on a related pending application to the Israeli Patent Registrar to revoke the patent in dispute. On August 23, 2017, the Deputy Patent Registrar decided to reject the revocation application, and on August 28, 2017 the plaintiffs informed the court of the deputy registrar’s decision, and requested to resume the proceedings and instruct the defendants (the Company and its controlling shareholders) to file their response to the petition to join the Company, Ability Limited and ASM as defendants (a response was filed on September 25, 2017, and a rejoinder was filed by the plaintiffs on October 22, 2017). On December 25, 2017, the defendants filed a petition to order the plaintiffs to deposit a guarantee for costs of the trial (a response was filed on January 14, 2018, and a rejoinder was filed on January 17, 2018). A second preliminary hearing was held on January 17, 2018, in which the court decided that the plaintiffs were allowed to amend the statement of claim without having the consent either of the defendants or of the Company, Ability Limited and ASM to the content of the amended statement of claim, and without waiving the right to request dismissal of the amended suit (partially or completely). The court also decided that the petition to order the plaintiffs to deposit a guarantee will be adjudicated after the statement of case is amended. On March 15, 2018 the plaintiffs filed an amended statement of claims against the original defendants, as well as against the Company, Ability Limited and ASM.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

6)	(Cont.):

The defendants are required to file an amended statement of defense by May 15, 2018. A third preliminary hearing was set to June 13, 2018. The Company intends to continue vigorously defend against this action. The Group believes that the suit’s probability of success, as filed, is less than even, and we intend to vigorously defend against it.

In addition, after the Deputy Patent Registrar decided to reject the revocation application on August 23, 2017, the patentee, Dr. Barkan, filed an amended version of certain claims on September 28, 2017. The amendment was subject to opposition by third parties until December 28, 2017. On December 27, 2017, the Company filed with the Patent Registrar an opposition to the request to have the specification of the patent amended. On March 15, 2018, the Company filed its statement of claims, arguing that the request should be dismissed for various reasons. Dr. Barkan is required to file his statement of claims by June 15, 2018.

7)	Ladragor Litigation

On May 4, 2016, the Company was served with a lawsuit and a motion for the certification of the lawsuit as class action, captioned Ladragror v. Ability Inc. et al. C.A. 8482-05-16, in the Tel Aviv District Court in Israel, filed, against the Company, Anatoly Hurgin, Alexander Aurovsky, and Benjamin Gordon and Mitchell Gordon. The claim alleges, among other things, that the Company misled the public in our public filings with regard to its financial condition and included misleading information (or omitted to include relevant information) in its financial statements published in connection with the January 12, 2016 listing of shares for trading on the Tel Aviv Stock Exchange. In addition, the claim alleges that the defendant directors breached their fiduciary duty under Israeli law towards the Company and its public shareholders. The claim alleges that the plaintiff suffered personal damages of NIS 137.7 (approximately $39.7), and estimates that its shareholders suffered damages of approximately NIS 23.3 million (approximately $6.72 million). On September 15, 2016, the Company filed a motion for a stay of proceedings, due to other pending class action lawsuits in the United States that also relate (among other things) to the stated causes of action and based on similar claims. The Court required the parties to update the Court on the status of the United States class actions by March 15, 2017. On March 15, 2017, the plaintiff filed an update and requested that proceedings be stayed until the completion of the internal investigation of the audit committee. On the same day, the Company filed a separate update with respect to the United States class actions, together with a motion for a stay of proceedings pending resolution of the consolidated United States class actions. On March 16, 2017, the Court held that the plaintiff must respond to the motion to stay proceedings pending resolution of the consolidated United States class actions. On March 26, 2017, the plaintiff filed a partial response, requesting an extension until May 15, 2017 to file a full response, alleging that the publication of the Company’s annual financial statements, together with the findings of the internal investigation, would affect its position on its motion to stay proceedings. On May 23, 2017, the Court granted the plaintiff the requested extension. On May 15, 2017, the plaintiff filed a motion asking for an additional three month extension to file a full response, among other things, as the Company had not filed its annual financial statements or published the findings of the internal investigation. On August 14, 2017, the Company and Messrs. Hurgin and Aurovsky filed a notice regarding their counsel substitution. In light of this, the judge decided on August 27, 2017 to recuse herself from the case. On August 21, 2017, the plaintiff filed a motion and an updated notice in which he claimed that the Company had not yet published the report of the internal investigation, and hence the reasons for granting him a continuance to file his response to the motion to stay of proceedings are still relevant. The plaintiff also informed the Court that in the U.S. proceedings, the parties agreed to mediation, and the mediation meeting was scheduled in October 2017. The plaintiff asked the Court to file an update notice in 90 days. On August 28, 2017, the Court ordered the parties to file an update notice on September 28, 2017. On September 28, 2017 and November 7, 2017 the plaintiff, the Company, and Messrs. Hurgin and Aurovsky updated the Court that the mediation process in the U.S. was still pending. On November 8, 2017, the Court ordered the parties to file an update notice in 90 days. On February 7, March 7 and April 12, 2018, the parties updated the Court that they are holding negotiations in order to settle the case, and requested extensions for filing the update notice. The parties are required to file the abovementioned notice on May 8, 2018. The Company intends to attempt to settle and resolve the litigation. If the case does not settle, the Company intends to continue vigorously defend against this action. Given that the proceeding is currently suspended, the timing or outcome of this matter cannot be predicted at this time. As referenced above in Note 8.a.2, the Ladragor Litigation is not subject to the Discharge Agreement.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

8)	Israeli Arbitration

In January 2015, ACSI, Messrs. Anatoly Hurgin and Alexander Aurovsky, and a third party plaintiff entered into an arbitration process, following a claim filed with the Tel Aviv Magistrates Court in October 2014 by the plaintiff against ACSI and its former shareholders, claiming a right to review ACSI’s accounts and reserving the right to file a monetary claim. On September 14, 2016, the plaintiff presented the defendants with a settlement proposal for the resolution of all claims against the defendants and any entity affiliated with them in exchange of the full and final payment of an amount of NIS 8,450,000 (approximately $2,437,265), which was subsequently approved by the Company’s Board of Directors. On or about the time of the Board of Director's meeting at which (among things) the settlement proposal was approved, the plaintiff made claims that the proposal did not include VAT and that a settlement agreement has not been entered into between the parties. This dispute was referred to a new arbitration process, at the conclusion of which, a settlement was reached, according to which the parties agreed that the plaintiff would receive a total of NIS 8,142,000 (approximately $2,348,428), plus VAT. Thereafter, on February 20, 2017, such settlement was approved by the arbitrator and was made an arbitral award. Following the arbitral award and according to the determination of the Company’s Board of Directors, ACSI appointed an independent legal expert acting as an arbitrator to make a final determination as to the allocation of the settlement amount between the Company and Messrs. Hurgin and Aurovsky. On March 30, 2017, and as clarified on April 13, 2017, the legal expert determined that the Company shall be required to pay 70% of the settlement amount and the VAT and the remaining 30% of the settlement amount shall be paid by Messrs. Hurgin and Aurovsky. During the year ended December 31, 2017, the Company paid the entire settlement amount which was recorded during the year ended December 31, 2016 and in connection therewith, on April 19, 2017, each of Messrs. Hurgin and Aurovsky paid to the Company NIS 376,410 (approximately $98,000), or a total of NIS 752,820 (approximately $196,000) constituting their portion of the settlement amount.

b.	Lease commitments:

The Group has the following lease agreements:

1)	A 5 year lease agreement, with respect to an office space, expiring on November 30, 2017, with an option to extend for an additional five years. The monthly rent is NIS 25 thousand ($7 thousand) linked to the Israeli consumer products index.

A 2.5 year lease agreement with respect to an office space, expiring on November 30, 2017, with an option to extend for an additional five years. The monthly rent is NIS 16 thousand ($4 thousand) linked to the Israeli consumer products index.

Both options were exercised for additional five years up to November 30, 2022 based on an aggregate monthly rent of NIS 44 (approximately $13 thousand).

2)	A lease for an installation and quality assurance facility with an initial term from August 15, 2015 through August 15, 2016 which was extended until August 15, 2018. The Group has an option to extend the lease until August 15, 2019. The monthly rent for the facility for the initial term and the option period is NIS 5 thousand (approximately $1 thousand).

In the years ended December 31, 2017, 2016 and 2015, the rent expenses amounted to $130 thousand, $152 thousand and $128 thousand, respectively.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

c.	Agreement with a Provider:

On October 20, 2015 (the “Effective Date”), ACSI entered into an agreement with an unrelated company which is a service provider and an owner and licensor of telecommunications solutions (the “Provider”). The Provider granted ACSI an exclusive and non-transferable right and license for three years to market, promote, advertise, sell and distribute the Provider’s products directly to customers worldwide, in consideration for 50% of ACSI’s net income relating to those sales. The agreement sets minimum annual sales at $10 million. In case ACSI does not satisfy this minimum commitment at the end of any contract year, ACSI is required to pay the Provider a 15% penalty against the shortfall amount (maximum $1.5 million per year). In order to secure minimum sales and penalty, it was also agreed that ACSI pay the Provider monthly payments of $125 thousand. During the year ended December 31, 2015, ACSI paid the Provider $375 thousand. Those payments were recorded as prepayments in other receivables in the consolidated balance sheet as of December 31, 2015, as ACSI believed it will satisfy those sales. During the year ended December 31, 2016, ACSI continued to pay the monthly payments and paid the Provider an aggregated amount of $1,500 thousand. Those payments (along with the $375 thousand that were paid during the year ended December 31, 2015 and recorded initially as part of the balance sheet) were recorded as part of the selling and marketing expenses since ACSI succeeded to sell only one of the Provider products during the year ended December 31, 2016. The Provider waived its rights to the 50% net income share in connection with that sole 2016 sale in order to support his product marketing efforts in the relevant region.

During the year ended December 31, 2016, ACSI and the Provider agreed that ACSI will be able to utilize the monthly payments through the entire agreement period and not only on an annual basis.

d.	Resignation and appointment of independent directors:

On April 9, 2017, the Company received letters from each of Amnon Dick, Efraim Halevy, Amos Malka, Meir Moshe and Shalom Singer, representing all of the Company’s independent directors, tendering their resignation as a member of the Company’s Board of Directors and committees thereof, effective immediately (each, a “Resignation Letter” and collectively, the “Resignation Letters”).

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 8 - commitments and contingencies (CONT.):

d.	Resignation and appointment of independent directors (cont.):

At the time of their resignations, Mr. Dick was the Chairman of the Board of Directors and a member of the Company’s audit committee and compensation committee; Mr. Halevy was a member of the Company’s nominating committee; Mr. Malka was a member of the Company’s compensation committee; Mr. Moshe was the Chairman of the Company’s audit committee and Chairman of its nominating committee; and Mr. Singer was the Chairman of the Company’s compensation committee and a member of its audit committee and nominating committee.

Each of Messrs. Dick, Malka, Moshe and Singer stated in his respective Resignation Letter that his resignation was due to his approach to risk assessment and management of the Company’s affairs not being aligned with that of the Controlling Shareholders, which made him unable to contribute to the Company in a productive way. Each noted that, in view of the various challenges that the Company is currently facing, a shared vision and broad cooperation among the Company’s Controlling Shareholders and directors is required and that in view of the foregoing, and especially as he served as a director for only a few months, he does not believe it would be appropriate to continue to serve as a director of the Company Mr. Halevy did not state any reason for his resignation in his Resignation Letter.

Following the resignation of the former independent directors, on May 15, 2017 the Company appointed Levi Ilsar, Brigadier General (Ret.) Eli Polak and Nimrod Schwartz to serve as independent directors on the Company’s Board of Directors and the audit, compensation and nominating committees thereof, in each case effective as of May 17, 2017. However, on June 29, 2017, Levi Ilsar, Eli Polak and Nimrod Schwartz, representing all of the Company’s independent directors, tendered their written resignations with immediate effect. Each of Messrs. Ilsar, Polak and Schwartz stated in his respective resignation notice that his resignation was due, among other things, to the lack of cooperation by management which prevented him from fulfilling his duties as an independent director.

On July 5, 2017, the Company’s Board of Directors appointed three new independent directors, Avraham Dan, Naftali Granot and Limor Beladev, effective immediately. On July 24, 2017 and October 15, 2017, the Company’s Board of Directors appointed additional independent directors, Brigadier General (Ret.) Yair Cohen and Joseph Tenne, respectively, effective immediately.

e.	Other:

During the first quarter of 2015, through an internal investigation conducted by ACSI, it was discovered that ACSI was a victim of fraud from an outside, unrelated third party. The fraud resulted in an unauthorized outgoing transfer to the third party by ACSI in the amount of $462 thousand. While ACSI reported the fraud to the police and to its bank, there can be no assurance that the funds will be recovered. Accordingly, the wire transfer amount has been recorded within general and administrative expenses in the statement of operations and comprehensive income for the year ended December 31, 2015.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 9 - rEVENUE CLASSIFIED BY GEOGRAPHICAL AREA:

	Year Ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Asia	$555	$9,230	$8,373
Latin America	754	5,320	34,603
Europe	210	1,750	495
Israel*	1,325	-	8,365
Other	128	208	315
	$2,972	$16,508	$52,151

*	Sales in Israel during the years ended December 31, 2017, 2016 and 2015 include sales to Israeli integrators that have been sold to end users in Asia and Africa, which represented 45%, 0% and 16% of revenues during such periods, respectively.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 10 – GENERAL and administrative expenses:

	Year Ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Legal fees*	$2,741	$3,849	$36
Professional services fees	2,126	2,821	339
Settlement in connection in one of the legal proceedings (see Note 8.a.8.)	-	1,664	-
Salaries and related	620	681	224
Fraud from an unrelated third party (see Note 8e)	-	-	462
Impairment of fixed assets	-	114	-
Office maintenance (including rent)	76	98	59
Others	453	435	197

	$6,016	$9,662	$1,317

*	The 2017 legal fees includes a deduction of $2 million legal fees refund in connection with the 2016 directors and officers insurance policy based on a settlement agreement. Such amount was received on February 23, 2018 and presented within the other receivables as of December 31, 2017.

NOTE 11 - income taxes:

a.	Tax rates:

The Israeli corporate tax rates applicable to ACSI and ASM:

2015 - 26.5%

2016 – 25%

2017 – 24%

2018 and thereafter – 23%

b.	“Approved Enterprise” status:

ACSI was granted an ‘approved enterprise’ status for the 10 years ended December 31, 2014, under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Encouragement Law”). The tax benefit is a reduced corporate income tax rate on non-distributed income generated in approved areas (“Approved Income”). Distributed Approved Income is subject to 25% corporate income tax at the company level and 15% withholding income tax at the shareholder level.

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 11 - income taxES (CONT.):

b.	“Approved Enterprise” status (Cont.):

As of December 31, 2011, upon a tax assessment by the Israel Tax Authority, all of the accumulated Approved Income was distributed as dividends to the Controlling Shareholders and the applicable income tax was applied. As ACSI distributes its Approved Income to its Controlling Shareholders, a deferred tax liability was recorded on the non-distributed Approved Income as generated, on the difference of the reduced corporate income tax rate applied and the regular corporate tax rates, as well as related deferred income tax expenses.

On May 30, 2016, ACSI and the Israel Tax Authority signed a tax assessment agreement for the three years ended December 31, 2014 according to which all of the accumulated Approved Income was distributed as dividends to the Controlling Shareholders and the applicable income tax were applied. As part of that tax assessment ACSI was also required to pay $1.1 million in excess accrued tax provision for that period; such additional tax was recorded as part of the 2016 income tax.

ACSI has final tax assessments for the years up to 2014 inclusive.

c.	“Preferred Enterprise” status:

Commencing January 1, 2015, ACSI has elected the “Preferred Enterprise” program under the amendment of the Encouragement Law, whereby ACSI is subject to corporate income tax rate on non-Preferred Income and 16% reduced income tax rate on its Preferred Income generated in all areas other than Development Area A. As part of the tax assessment for the three years ended December 31, 2014 as mentioned above, it was agreed that ACSI will be subject to a 14.6% (based on blended tax rates) for the tax years 2015 and 2016 and a reduced tax rate, not yet determined (but up to 16%) in the tax year 2017 and thereafter.

d.	Income tax expenses:

	Year Ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Current	$-	$32	$3,446
Previous year	-	1,054	-
Deferred	-	-	(423)

Income tax expenses	$-	$1,086	$3,023

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 11 - income taxES (CONT.):

e.	Deferred income taxes:

In assessing the realization of deferred tax assets, the Group considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. As described in Note 1. regarding the substantial doubt about the Group’s ability to continue as a going concern, the Group applied a full valuation allowance for its deferred tax assets.

Composition:

	December 31,
	2017	2016
	(U.S. dollars in thousands)

Net and comprehensive loss	$3,271	$1,338
Temporary difference of expense in connection with the working capital received as part of the reverse merger	-	271
Temporary differences of expense in connection with employees benefits	41	42
Deferred tax assets before valuation allowance	3,312	1,651
Valuation allowance	(3,312)	(1,651)
	$-	$-

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 11 - income taxES (CONT.):

f.	Reconciliation of income tax expenses:

As the Company and ASM stand-alone net results during the years ended December 31, 2017 and 2016 are relatively immaterial and zero during the year ended December 31, 2015, the Group’s overall effective tax rate is attributable to Israeli income tax and therefore a reconciliation between the theoretical income tax, assuming corporate tax rates and the actual income tax expenses (benefit) as reported in the consolidated statements of comprehensive income (loss) is calculated based on the Israeli corporate tax rates and is as follows:

	Year ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Income (loss) before income tax	$(9,111)	$(6,967)	$17,776

Israeli corporate income tax rate	25%	25%	26.5%
Theoretical income tax expenses (benefit)	(2,278)	(1,742)	4,711
Valuation allowance for deferred tax	2,278	1,109	-
Tax rates differences	-	725	(1,659)
Previous year	-	1,054	-
Other, net	-	(60)	(29)
Income tax expenses	$-	$1,086	$3,023

g.	Uncertain tax positions:

The following is a roll-forward of the total amounts of the Group’s unrecognized tax benefits at the beginning and at the end of the years ended December 31, 2017, 2016 and 2015:

	Year ended December 31,
	2017	2016	2015
	(U.S. dollars in thousands)

Balance at beginning of year	$-	$-	$-
Increase as a result of tax position taken in prior period	-	1054	-
Decrease due to settlement with the Israeli tax authorities	-	(1054)	-
Balance at end of year	$-	$-	$-

Ability Inc.

Notes to the Consolidated Financial Statements

NOTE 12 - CONCENTRATION Risk:

Major customers and vendors are defined as those from whom the Group derives at least 10% of its revenues and cost of revenues, respectively.

During the years ended December 31, 2017, 2016 and 2015, revenues from the major customers reflected 89% (three customers), 79% (two customers) and 91% (three customers) of the total consolidated revenues, respectively.

During the years ended December 31, 2017, 2016 and 2015, the cost of revenues from major vendors reflected 17% (one vendor), 72% (three vendors) and 70% (three vendors) of the total consolidated cost of revenues, respectively.

As of December 31, 2017, accounts receivables from one of the Group’s customers represented 99% of total accounts receivables.

NOTE 13 - Subsequent events:

On February 21, 2018, the Controlling Shareholders executed an Undertaking for the benefit of the Group. According to the Undertaking, the Controlling Shareholders agreed to make available to ACSI from, March 1, 2018, a $3.0 million line of credit or loan in favor of the Group. On April 11, 2018, the Group obtained a six-month line of credit from an Israeli commercial bank in the amount of NIS 11 million (approximately $3.1 million). For additional information, see Note 1.f.

Ability Inc.

Condensed Consolidated Interim Financial Statements

As of June 30, 2018

(Unaudited)

F-41

Ability Inc.

Condensed Consolidated Interim Balance Sheets

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
	U.S. dollars in thousands
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$150	$1,944
Restricted deposits	153	-
Restricted deposit for put option	12,264	-
Accounts receivable	1,975	1,975
Inventory	-	50
Income tax receivable	155	162
Other receivables	522	2,351

Total current assets	15,219	6,482

NON-CURRENT ASSETS:
Restricted deposit for put option	-	12,143
Property and equipment, net	1,197	1,388

Total non-current assets	1,197	13,531

Total assets	$16,416	$20,013

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-42

Ability Inc.

Condensed Consolidated Interim Balance Sheets

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
	U.S. dollars in thousands
LIABILITIES & SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Bank loans	$630	$-
Accrued payroll and other compensation related accruals	197	135
Trade payables, accrued expenses and other accounts payable	4,918	4,056
Put option liability	12,264	-
Accrued expenses and accounts payable with respect to projects	2,039	2,541
Progress payments in excess of accumulated costs with respect to projects	1,307	306

Total current liabilities	21,355	7,038

NON-CURRENT LIABILITIES:
Put option liability	-	12,143
Accrued severance pay	165	241

Total non-current liabilities	165	12,384

Total liabilities	$21,520	$19,422

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Ordinary shares of $0.0001 par value, 20,000,000 shares authorized, 2,576,415 shares issued and outstanding at June 30, 2018 and December 31, 2017*	3	3
Preferred shares of $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2018 and December 31, 2017*	-	-
Additional paid-in-capital	18,560	18,560
Accumulated deficit	(23,667)	(17,972)

Total shareholders’ equity (capital deficiency)	(5,104)	591

Total liabilities and shareholders’ equity (net of capital deficiency)	$16,416	$20,013

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-43

Ability Inc.

Condensed Consolidated Interim Statements of Operations and Comprehensive Income

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)
	U.S. dollars in thousands, except per share data

Revenues	$25	$35	$412	$832
Cost of revenues	369	543	864	1,163
Gross loss	(344)	(508)	(452)	(331)

Selling and marketing expenses	734	819	1,406	1,565
General and administrative expenses	1,590	1,833	3,851	4,319
Operating loss	(2,668)	(3,160)	(5,709)	(6,215)

Financial expenses (income), net	6	(58)	(14)	(125)
Loss before income taxes	(2,674)	(3,102)	(5,695)	(6,090)

Income tax expenses	-	11	-	23
Net and comprehensive loss	$(2,674)	$(3,113)	$(5,695)	$(6,113)

Weighted-average ordinary shares outstanding - basic and diluted *	2,459,088	2,459,088	2,459,088	2,459,088

Loss per ordinary share - basic and diluted (U.S. dollars)	$(1.09)	$(1.27)	$(2.32)	$(2.49)

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-44

Ability Inc.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity (Capital Deficiency)

	Preferred shares		Ordinary Shares		Additional paid-in-	Accumulated
	Shares*	Amount	Shares*	Amount	capital	deficit	Total
	(Unaudited)
		U.S. dollars in thousands		U.S. dollars in thousands

Balance as of January 1, 2018 (Audited)	-	$-	2,576,415	$3	$18,560	$(17,972)	$591
Net and comprehensive loss	-	-	-	-	-	(5,695)	(5,695)

Balance as of June 30, 2018	-	$-	2,576,415	$3	$18,560	$(23,667)	$(5,104)

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-45

Ability Inc.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

	Preferred shares		Ordinary Shares		Additional paid-in-	Accumulated
	Shares*	Amount	Shares*	Amount	capital	deficit	Total
	(Unaudited)
		U.S. dollars in thousands		U.S. dollars in thousands

Balance as of January 1, 2017 (Audited)	-	$-	2,576,415	$3	$18,560	$(8,861)	$9,702
Net and comprehensive loss	-	-	-	-	-	(6,113)	(6,113)

Balance as of June 30, 2017	-	$-	2,576,415	$3	$18,560	$(14,974)	$3,589

*	On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, which was applied retrospectively for the calculation of the basic and diluted earnings (loss) per ordinary share.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-46

Ability Inc.

Condensed Consolidated Interim Statements of Cash Flows

	Six months ended
	June 30,
	2018	2017
	(Unaudited)
	U.S. dollars in thousands
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,695)	$(6,113)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	74	87
Amortization	172	158
Capital loss from sale of property and equipment	3	15
Change in operating assets and liabilities:
Restricted deposits	(153)	1,736
Accounts receivable	-	1,198
Inventory	-	(50)
Other receivables	1,829	(263)
Interest earned on restricted deposit for put option	-	(98)
Accrued payroll and other compensation related accruals	62	(41)
Trade payables, accrued expenses and other accounts payable	862	(1,464)
Income tax payable	7	131
Accrued expenses and accounts payable with respect to projects	(502)	(2,248)
Progress payments in excess of accumulated costs with respect to projects	1,001	963
Accrued severance pay	(76)	4
Total adjustments	3,279	128
Net cash used in operating activities	$(2,416)	$(5,985)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-47

Ability Inc.

Condensed Consolidated Interim Statements of Cash Flows

	Six months ended
	June 30,
	2018	2017
	(Unaudited)
	U.S. dollars in thousands

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$(29)	$(125)
Proceeds from sale of property and equipment	21	65
Net cash used in investing activities	(8)	(60)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term bank loans received	630	-
Due from controlling shareholders, net	-	196
Net cash provided by financing activities	630	196

Net change In cash and cash equivalents	(1,794)	(5,849)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	1,944	11,840
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$150	$5,991

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest and banks’ charges	$33	$8
Income tax	$1	$5

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-48

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 1 - gENERAL:

a.	General:

Ability Inc. (the “Company” or “INC”) was incorporated under the laws of the Cayman Islands on September 1, 2015, originally as Cambridge Holdco Corp. as an exempted company. INC was formed as a wholly-owned subsidiary of Cambridge Capital Acquisition Corporation (“Cambridge”), a special purpose acquisition corporation, incorporated under the laws of Delaware on October 1, 2013. On December 23, 2013, Cambridge closed its initial public offering and a simultaneous private placement. On December 23, 2015, upon a merger of Cambridge into INC, with INC surviving the merger and becoming the public entity, INC consummated a business combination whereby it acquired Ability Computer & Software Industries Ltd., an Israeli company (“ACSI”), by way of a share exchange (the “Reverse Merger”), following which ACSI became INC’s subsidiary. Upon the closing of the Reverse Merger, INC’s ordinary shares and warrants began trading on the Nasdaq Capital Market under the symbols “ABIL” and “ABILW”, respectively. INC’s warrants were delisted on April 18, 2016 and since such date have traded on the OTC Pink under the symbol “ABIWF”. On January 12, 2016, INC’s ordinary shares were listed for trading on the Tel Aviv Stock Exchange. The Company, ACSI and Ability Security Systems Ltd. (“ASM”) are jointly defined as the “Group”. On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018, the effect of such consolidation was applied retrospectively for all amount of shares, warrants, related par value and others presented in the notes below.

b.	Going concern:

As of June 30, 2018, the Company had an accumulated deficit of $23.7 million, cash and cash equivalents of $150,000, a negative working capital of $6.1 million and a net and comprehensive loss of $5.7 million for the six months ended June 30, 2018. Due to a significant decline in revenues and an increase in legal and professional services fees, the Company has suffered losses from operations, and it has an accumulated deficit that, among other reasons, raises substantial doubt about its ability to continue as a going concern. The Company’s independent registered public accounting firm, in its report on our audited consolidated financial statements for the year ended December 31, 2017 expressed substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon, among other things, cash flow from customers for ongoing projects, Anatoly Hurgin and Alexander Aurovsky (the “Controlling Shareholders”) financial support of the Company, a decrease in litigation costs, the Company’s ability to remain listed on the Nasdaq Capital Market and favorable resolution of the pending lawsuits and SEC investigation.

On July 3, 2018, the Securities and Exchange Commission (the “SEC”) issued Wells notices to the Company and its Controlling Shareholders who are also officers and directors, in connection with the previously disclosed ongoing investigation of the SEC into the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. The Wells notice indicated that the Staff of the SEC’s Division of Enforcement has made a preliminary determination to recommend that the SEC authorize the institution of an enforcement action against the Company and its Controlling Shareholders that would allege, among others, violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) and 14(a) of the Securities Exchange Act of 1934. A Wells notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides the Company and its Controlling Shareholders with an opportunity to respond to issues raised by the SEC and offer their perspective prior to any SEC decision to institute proceedings. On August 10, 2018, the Company and its Controlling Shareholders made Wells submissions in response to the Wells notices. If enforcement action is initiated, this could result in the Company and Messrs. Hurgin and/or Aurovsky being subject to an injunction and cease and desist order from further violations of the securities laws as well as monetary penalties of disgorgement, pre-judgment interest, a civil penalty, and in the case of its Controlling Shareholders only, a bar from serving as an officer or director.

Management is investing significant marketing efforts in order to generate additional revenues and simultaneously is continuing to decrease its expenses, primarily its legal and professional services fees in order to regain profitability. Additionally, the Company plans to raise capital through the sale of equity securities or debt and settling certain of the lawsuits that are pending.

F-49

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 1 - GENERAL (CONT.):

b.	Going concern (Cont.):

On February 21, 2018, the Controlling Shareholders executed an irrevocable undertaking (“the Undertaking”) for the benefit of the Group. According to the Undertaking, the Controlling Shareholders agreed to make available to ACSI from March 1, 2018 a $3.0 million line of credit or loan in favor of the Group. The Undertaking provided that the term of the line of credit or loan is to be for a period of no less than six months. The Undertaking further provided that at the end of the term of the line of credit or loan, the Company’ Board of Directors will determine whether repayment of the line of credit or the loan will compromise the ability of the Group to meet its obligations during the twelve months following repayment. The Controlling Shareholders undertook to renew the line of credit or extend the term of the loan on the same terms for an additional period of no less than six months in accordance with a resolution of the Board of Directors with respect to the necessity of the support of the Controlling Shareholders. On April 11, 2018, ACSI obtained a six-month line of credit, secured by Messrs. Hurgin and Aurovsky, from an Israeli commercial bank in the amount of NIS 11 million (approximately $3.1 million), of which NIS 5.5 million ($1.5 million) has been drawn down to date. The line of credit, which is still secured by the Controlling Shareholders, has been extended through April 9, 2019. On amounts drawn under the line of credit, an interest rate in an amount to be determined at the time of draw down shall apply (which is currently 3.0% per annum) in addition to a semi-annual bank commission of NIS 27,500 ($7,900). Subsequently at a meeting of the board of directors on April 23, 2018, it was resolved to amend the terms of the Undertaking to provide that the Company will bear the costs and interest of the line of credit.

On August 16, 2018, the Company issued and sold 728,262 ordinary shares in a registered direct offering at $4.60 per share for aggregate gross proceeds of approximately $3.35 million, or $2.8 million, net of issuance costs. As part of the offering, the Company issued to the placement agent five-year warrants to purchase 54,620 ordinary shares at an exercise price of $5.75 per share.

There is no assurance however, that the Company will be successful in regaining profitability or obtaining the level of financing needed for its operations. If the Company is unsuccessful in generating additional revenue to support its operations or raising additional capital, settling certain lawsuits, delisted from the Nasdaq, or if SEC enforcement action is initiated, the Company may need to further reduce activities, curtail or cease operations.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

These unaudited condensed consolidated interim financial statements have been prepared as of June 30, 2018 and for the three and six month period then ended. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted. These unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes of the Company for the year ended December 31, 2017 that are included in the Company’s Annual Report on Form 20-F, filed with the SEC on April 30, 2018 (the “Annual Report”).

The significant accounting policies that have been applied in the preparation of these condensed consolidated interim financial statements are identical to those that were applied in preparation of the Company’s most recent annual financial statements in connection with its Annual Report.

F-50

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 3 - Related Parties:

a.	The amounts due from the Controlling Shareholders as of December 31, 2016 were repaid to ACSI on April 19, 2017. See Note 5a(8) for additional information.

b.	On February 21, 2018, the Controlling Shareholders executed an Irrevocable Undertaking for the Company’s benefit. Subsequently on April 11, 2018, the Controlling Shareholders’ secured a six-month line of credit to ACSI from an Israeli commercial bank in the amount of NIS 11 million (approximately $3.1 million) of which NIS 5.5 million ($1.5 million) has been drawn down to date. See Note 1b for additional information.

NOTE 4 - ordinary shares, PREFERRED shares and warrants:

a.	Ordinary shares:

The Company is authorized to issue 20,000,000 ordinary shares with a par value of $0.001 per share, of which 2,528,415 were issued and outstanding as of December 31, 2015. During January 2016, the Company issued 48,000 ordinary shares par value $0.001 in connection with ASM Former Shareholder’s exercising his put option on his remaining shares in ASM. As a result the ordinary shares issued and outstanding as of that that date and as of December 31, 2017 and 2016 were 2,576,415.

The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.001 per share, of which none were issued and outstanding as of December 31, 2017 and 2016.

On December 27, 2017, the Company implemented a 1-for-10 consolidation of its ordinary shares with a market effective date of March 23, 2018. The effect of such consolidation was applied retrospectively for all the amount of shares, warrants, related par value and others presented in this note and elsewhere in the consolidated financial statements.

On August 16, 2018, the Company issued and sold 728,262 ordinary shares in a registered direct offering. See Note 1b for additional information.

b.	Warrants:

Since its inception, Cambridge issued 855,744 warrants which were assumed by the Company in the merger. Each warrant entitles its holder to purchase one ordinary share at a price of $115.00 and expires on December 17, 2018. The Company may redeem the warrants in the event that the traded ordinary share price is at least $175.00 per share (for any 20 trading days within a 30-day trading period) on a “cashless basis”.

On March 21, 2016, the Company received a letter from Nasdaq informing that its warrants did not meet the minimum 400 Round Lot Holder requirement for initial listing on the Nasdaq and that the Staff had determined to initiate procedures to delist the Company’s warrants from Nasdaq. As the Company did not appeal this determination, the Company’s warrants were delisted from Nasdaq on April 18, 2016 and since such date have traded on the “OTC Pink” market under the symbol “ABIWF”.

On August 16, 2018, in connection with a registered direct offering, the Company issued to the placement agent five-year warrants to purchase 54,620 ordinary shares at an exercise price of $5.75 per share. See Note 1b for additional information.

F-51

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies:

a.	Legal proceedings:

1)	SEC Investigation

As the Company disclosed in its Report on Form 6-K furnished with the SEC, on February 16, 2017, the Company received a subpoena from the SEC. The subpoena requests, among other things, information regarding the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. In furtherance of the investigation, the SEC has been obtaining testimony from the Company’s officers among others. The Company and its officers are fully cooperating with the investigation. As a result of the investigation, the Company may incur significant legal and accounting expenses. Furthermore, the Company cannot predict what, if any, actions the SEC may take against the Company or any of its officers, or the timing or duration of the investigation.

2)	Re. Ability, Inc. Securities Litigation

On May 25, 2016, a purported class action lawsuit, captioned In re Ability Inc. Securities Litigation, Master File No. 16-cv-03893-VM (S.D.N.Y) was filed against the Company, Anatoly Hurgin and Avi Levin in the Southern District of New York in the United States. The complaint asserts claims pursuant to Section 10(b) and 20(a) of the Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The complaint broadly alleges that certain of the Company’s public statements were false, and that the Company materially overstated its income and failed to disclose that it had material weaknesses in its internal controls. The complaint does not specify the amount of damages sought. On July 25, 2016, a second purported class action lawsuit was filed against the Company, Anatoly Hurgin and Avi Levin in the Southern District of New York in the United States. The complaint asserts claims pursuant to Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The complaint broadly alleges that the Company’s financial statements were false and misleading and were not prepared in conformity with GAAP, nor was the financial information a fair presentation of the Company’s operations. The complaint does not specify the amount of damages sought. These two putative class actions have been consolidated into one action and co-lead plaintiffs have been appointed. In accordance with a schedule adopted by the court, co-lead plaintiffs filed an amended complaint on April 28, 2017. In the amended complaint, co-lead plaintiffs have added the Company’s former director, Benjamin Gordon and the Company’s auditor, BDO Ziv Haft as defendants. The amended complaint asserts claims pursuant to Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder against all defendants, a claim pursuant to Section 20(a) of the Exchange Act against Messrs. Hurgin, Levin and Benjamin Gordon, a claim pursuant to Section 11 of the Securities Act against the Company, BDO Ziv Haft and Messrs. Hurgin and Benjamin Gordon, and a claim pursuant to Section 15 of the Securities Act against Messrs. Hurgin, Levin and Benjamin Gordon on behalf of a putative class of all purchasers of the Company’s ordinary shares between September 8, 2015 and April 29, 2016. The amended complaint does not specify the amount of damages sought. The complaint broadly alleges that certain of the Company’s public statements were false, that it had material weaknesses in its internal controls, that its financial statements were false and misleading and were not prepared in conformity with GAAP, nor was the financial information a fair presentation of the Company’s operations, and that its registration statement contained material misstatements and omissions. On August 17, 2017, the court ordered a stipulated schedule recognizing that all parties had agreed to a mediation on October 17, 2017 and all deadlines were reset until after that mediation took place.

F-52

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

2)	Re. Ability, Inc. Securities Litigation (Cont.):

On December 21, 2017, the Company entered into a Memorandum of Understanding (“MOU”) to memorialize an agreement in principle to settle all claims of participating class members in the class actions consolidated in the lawsuit captioned In re Ability Inc. Securities Litigation, No. 16-cv-03893 (VM), pending in the Southern District of New York (the “New York Class Action Litigation”). The MOU provides for an aggregate settlement payment of $3.0 million, which includes all plaintiffs’ attorneys’ fees and expenses, as well as any other class notice and administrative fees related to the resolution of the New York Class Action Litigation. On May 18, 2018, the court granted preliminary approval of the settlement, and on September 14, 2018, the court granted final approval to the settlement, overruling the one objection that was filed. The settlement includes the dismissal of all claims against the Company and the named individuals in the New York Class Action Litigation. On September 17, 2018, the objector whose objection was overruled, Brian Levy, filed a notice of appeal to the United States Court of Appeals for the Second Circuit. If the appeal is perfected, the Company intends to oppose the appeal. If for any reason the court’s judgment is overturned, in whole or in part, the Company intends to continue to defend the action.

Of the $3.0 million settlement amount, it is expected that $250,000 will be funded by the Company, and the remaining $2.75 million will be funded with the Company’s insurance proceeds or contributed by other defendants. The ultimate impact of this class action settlement on the Levy Litigation (Case No. 2015-CA-003339), Pottash Litigation (Case No. 502016CA013823), Hammel Litigation (Case No. 50-2018-CA-000762-MB-AG) and the Ladragor Litigation (C.A. 8482-05-16), each as further described herein, has yet to be determined, however, some or all of the claims raised in such other actions may be deemed to be resolved, settled and disposed of as part of such class action settlement.

In connection with the entry into of the MOU, the Company entered into an agreement with its insurer (the “Discharge Agreement”) pursuant to which the Company agreed to discharge the insurer from liability with respect to any U.S. claims (excluding the Ladragor Litigation in Israel) in consideration for an aggregate settlement amount of $5.0 million, of which $2.5 million is to be used for settlement of the New York Class Action Litigation and the remaining amount is to be used to cover various defense and legal costs. Accordingly, no insurance proceeds will be available for any U.S. claims other than with respect to the settlement of the New York Class Action Litigation.

3)	Levy Litigation

On October 15, 2015, plaintiff Brian Levy, purportedly on behalf of himself and all others similarly situated, filed a first amended class action and derivative complaint against Cambridge Holdco Corp., ACSI, the individual members of the Cambridge board of directors, and Cambridge and the Company as nominal defendants in case number 2015CA003339 in the Circuit Court of the 15th Judicial Circuit in Palm Beach County, Florida.

F-53

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

3)	Levy Litigation (Cont.):

The complaint generally alleged, among other things, that the members of the Cambridge board of directors breached their fiduciary duties to Cambridge stockholders by approving the contemplated merger with ACSI, and that ACSI was aiding and abetting the Cambridge board of directors in the alleged breach of their fiduciary duties.

The action sought injunctive relief, damages and reimbursement of fees and costs, among other remedies. On February 17, 2016, ACSI filed a motion and supporting memorandum of law to dismiss the plaintiff’s amended complaint on the grounds that the Court lacks personal jurisdiction over ACSI; the derivative aiding and abetting claim was extinguished by the closing of the Business Combination and the claims against ACSI are insufficiently pleaded. On September 15, 2016, the Court granted the defendants’ motion to dismiss in its entirety without prejudice, and the Judge dismissed the amended complaint. However, the court provided the plaintiff with 45 days within which to file a further amended complaint. On October 22, 2016, a second amended complaint was filed by the plaintiff. On January 17, 2017, the defendants filed a motion to dismiss the second amended complaint on multiple grounds, including various pleading deficiencies that the plaintiff has failed to adequately correct. On March 9, 2017, the plaintiff filed a response to the motion to dismiss. On June 21, 2017, the Judge entered an order (the “June 21 Order”) granting a partial motion to dismiss as to the counts against ACSI due to lack of personal jurisdiction over ACSI. ACSI was therefore dismissed from the case without prejudice, and it is unclear at this stage whether the plaintiff will attempt to bring ACSI directly back into the action in the future. On the other hand, pursuant to the Judge’s ruling, the Company still remains as a necessary party and named defendant in the case. In the June 21 Order, the Judge also partially denied the motion to dismiss the second amended complaint, and the purported class action and derivative claims against the individual defendants for alleged breach of fiduciary duties, failure to disclose and ultra vires acts still remained pending.

On July 21, 2017, the Company and each of the individual defendants filed their answer and affirmative defenses raising numerous substantive and legal defenses to the alleged claims set forth in the second amended complaint. On August 7, 2017, plaintiff’s counsel filed a motion for class certification and incorporated memorandum of law. The Company and defendants filed papers in opposition to such motion, and on March 13, 2018, the Court entered an order denying plaintiff’s motion for class certification but allowing plaintiff to attempt to file a further amended complaint within 30 days after the order denying the request for class certification.

On April 12, 2018 the plaintiff filed a verified third amended class action and derivative complaint (the “Third Amended Compliant”) attempting to assert the same type of claims raised in the second amended complaint.

On May 2, 2018, the plaintiff filed another motion for class certification requesting class certification in connection with the class claims that Plaintiff purports to assert in the Third Amended Complaint. The Company will be filing its memorandum in opposition to the motion for class certification. The parties will be scheduling hearings on the pending motion to dismiss and motion for class certification.

On June 27, 2018, the defendants filed their comprehensive motion to dismiss and memorandum of law seeking dismissal of all claims asserted the Third Amended Complaint. At this point in time, the motion to dismiss and the renewed motion remain pending before the Court.

The Company intends to vigorously defend against such claims, and to continue to explore potential opportunities to settle and resolve the litigation. If the case does not settle, it is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early stage of the proceedings.

F-54

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

4)	Pottash Litigation

On December 13, 2016, a complaint, captioned Pottash v. Benjamin Gordon et. al., Case No. 50-2016-CA-013823, was filed in the 15th Circuit, Palm Beach County, Florida in the United States, against the Company, its former director, Benjamin Gordon, BG Strategic Advisors, LLC, Cambridge Capital, LLC and Jonathan Morris, in his capacity as trustee of the Gordon Family 2007 Trust. On January 23, 2017, the plaintiff filed an amended complaint. On March 2, 2017, the Company filed a motion to dismiss all of the claims asserted against it in the amended complaint. On the same day, Benjamin Gordon and BG Strategic Advisors also filed motions seeking the dismissal of the amended complaint in its entirety. On November 27, 2017, the plaintiff filed a second amended complaint against the Company, Benjamin Gordon and Jonathan Morris. The complaint alleges violations of Florida State securities laws, common law fraud, negligent misrepresentation and conspiracy. On January 17, 2018, the Company filed a motion to dismiss seeking the dismissal of all claims asserted against it on various legal grounds. The co-defendants also filed motions seeking dismissal of the second amended complaint. Based on the arguments for dismissal, the Plaintiff has indicated that he will be filing a further amended complaint. The Company intends to continue vigorously defend against this action. It is impossible to predict the probable outcome of these legal proceedings at this time in light of the relatively early stage of the proceedings.

5)	Hammel Litigation

On January 19, 2018, a complaint, captioned Hammel v. Benjamin Gordon et. al (Case No. 50-2018-CA-000762-MB-AG), was filed in the 15th Circuit, Palm Beach County, Florida in the United States, against the Company, Benjamin Gordon and Jonathan Morris. The complaint alleges that the defendants, through a series of misrepresentations and omissions, induced the plaintiff, Robert Hammel, to invest in the stock of Cambridge. Plaintiff alleges to have lost more than $1.6 million due to the defendants’ conduct. In a summons issued in February 26, 2018, the Company was also named as one of the defendants. The Company filed a motion to dismiss the compliant. Based on the arguments for dismissal, the Plaintiff has indicated that he will be filing a further amended complaint. The Company intends to vigorously defend against this action. Given that these proceedings are in the preliminary stage, the timing or outcome of this matter cannot be predicted at this time.

F-55

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

6)	Patent Infringement Litigation

On October 27, 2015, ACSI received a notice alleging that its GSM interception and decryption systems allegedly fall within the claims of an Israeli patent owned by the claimant. The notice demands an accounting of all such products manufactured, exported, sold or otherwise commercialized by ACSI and/or any entity on its behalf. On November 12, 2015, a lawsuit, captioned Dr. Elad Barkan et al. v. Ability Computer & Software Industries Ltd. et al. C.C. 29551-11-15, alleging patent infringement, violation of a non-disclosure agreement, trade secret misappropriation and unjust enrichment, was filed with the Central District Court in Israel by a company and an individual originally against ACSI and its controlling shareholders at that time. The amount sought in the lawsuit for registration fee purposes is NIS 5.0 million (approximately $1.4 million), however the plaintiffs have not yet quantified the amount of the compensation demanded. Furthermore, the plaintiffs demanded to immediately cease any infringement of the patent as well as any further use of the claimed technology, including the further manufacture, export, sale or marketing of the alleged infringing products. On April 5, 2016, ACSI and its controlling shareholders filed a statement of defense, and on April 13, 2016 a pre-trial hearing was held. On May 23, 2016, the plaintiffs filed a petition to add the Company, Ability Limited, a company wholly-owned by Anatoly Hurgin, and ASM as defendants and to amend the statement of claim. The parties then agreed to appoint a mediator in an attempt to settle the dispute out of court, and agreed, with the approval of the court, on a stay of proceedings until September 2016. However, the parties did not reach an agreement by that time. On October 9, 2016, upon the application of the original defendants and with the plaintiffs’ consent, the court decided to stay the proceedings until a decision is handed down on a related pending application to the Israeli Patent Registrar to revoke the patent in dispute. On August 23, 2017, the Deputy Patent Registrar decided to reject the revocation application, and on August 28, 2017 the plaintiffs informed the court of the deputy registrar’s decision, and requested to resume the proceedings and instruct the original defendants (the Company and its former controlling shareholders) to file their response to the petition to join the Company, Ability Limited and ASM as defendants (a response was filed on September 25, 2017, and a rejoinder was filed by the plaintiffs on October 22, 2017). On December 25, 2017, the original defendants filed a petition to order the plaintiffs to deposit a guarantee as security for costs of the trial (a response was filed on January 14, 2018, and a rejoinder was filed on January 17, 2018). A second pre-trial hearing was held on January 17, 2018, in which the court decided that the plaintiffs were allowed to amend the statement of claim without having the consent either of the original defendants or the Company, Ability Limited and ASM to the content of the amended statement of claim, and without waiving the right to request dismissal of the amended suit (partially or completely). The court also decided that the petition to order the plaintiffs to deposit a guarantee as security for costs will be adjudicated after the statement of case is amended. On March 15, 2018 the plaintiffs filed an amended statement of claims against the original defendants, as well as against the Company, Ability Limited and ASM.

On May 30, 2018 the defendants filed an amended statement of defense along with two petitions: (1) a petition for issuing a decision on the petition to order the plaintiffs to deposit a guarantee as security for costs; (2) a petition for dismissing the case in limine. The plaintiffs filed their responses to the two petitions on June 26, 2018 and the defendants filed rejoinders on July 8, 2018. On July 11, 2018 and July 18, 2018, two pre-trial hearings were held, and the court decided to order the plaintiffs to deposit a guarantee of ILS 100,000 as a security for costs. In addition, the defendants were asked by the court to reconsider their position regarding the petition for dismissing the case in limine. On July 24, 2018, the parties jointly informed the court that: (1) without waiving any contentions or rights, the defendants would not insist on the petition for dismissing the case in limine, and the contentions raised in the petition for dismissing the case in limine would be decided in the final judgement or in any interim decision; (2) they agree to appoint again a mediator (Adv. Reuven Behar) in an attempt to settle the dispute out of court in the framework of a mediation which is limited in time for not more than six months; (3) to set dates for pre-trial procedures (discovery and interrogatories), for a pre-trial hearing and for filing evidence. Accordingly, on July 24, 2018 the court decided to dismiss the petition for dismissing the case in limine without mutually waving any contentions or rights, set dates for discovery (by the end of September 2018) and for exchanging of (by the end of September 2018) and replying to interrogatories (by the end of October 2018) and set another pre-trial hearing for November 28, 2018. The parties intend to have the first meeting with the mediator in the beginning of September 2018. The Company intends to continue vigorously defend against this action. The Group believes that the suit’s probability of success, as filed, is less than even, and we intend to vigorously defend against it.

In addition, after the Deputy Patent Registrar decided to reject the revocation application on August 23, 2017, the patentee, Dr. Barkan, filed an amended version of certain claims on September 28, 2017. The amendment was subject to opposition by third parties until December 28, 2017. On December 27, 2017, the Company filed with the Patent Registrar an opposition to the request to have the specification of the patent amended. On March 15, 2018, the Company filed its statement of claims, arguing that the request should be dismissed for various reasons. Dr. Barkan filed his statement of claims on June 14, 2018. The Company intends to file its evidence by September 14, 2018.

F-56

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

7)	Ladragor Litigation

On May 4, 2016, the Company was served with a lawsuit and a motion for the certification of the lawsuit as class action, captioned Ladragror v. Ability Inc. et al. C.A. 8482-05-16, in the Tel Aviv District Court in Israel, filed, against the Company, Anatoly Hurgin, Alexander Aurovsky, and Benjamin Gordon and Mitchell Gordon. The claim alleges, among other things, that the Company misled the public in our public filings with regard to its financial condition and included misleading information (or omitted to include relevant information) in its financial statements published in connection with the January 12, 2016 listing of shares for trading on the Tel Aviv Stock Exchange. In addition, the claim alleges that the defendant directors breached their fiduciary duty under Israeli law towards the Company and its public shareholders. The claim alleges that the plaintiff suffered personal damages of NIS 137.7 (approximately $39.7), and estimates that its shareholders suffered damages of approximately NIS 23.3 million (approximately $6.72 million). On September 15, 2016, the Company filed a motion for a stay of proceedings, due to other pending class action lawsuits in the United States that also relate (among other things) to the stated causes of action and based on similar claims. The Court required the parties to update the Court on the status of the United States class actions by March 15, 2017. On March 15, 2017, the plaintiff filed an update and requested that proceedings be stayed until the completion of the internal investigation of the audit committee. On the same day, the Company filed a separate update with respect to the United States class actions, together with a motion for a stay of proceedings pending resolution of the consolidated United States class actions. On March 16, 2017, the Court held that the plaintiff must respond to the motion to stay proceedings pending resolution of the consolidated United States class actions. On March 26, 2017, the plaintiff filed a partial response, requesting an extension until May 15, 2017 to file a full response, alleging that the publication of the Company’s annual financial statements, together with the findings of the internal investigation, would affect its position on its motion to stay proceedings. On May 23, 2017, the Court granted the plaintiff the requested extension. On May 15, 2017, the plaintiff filed a motion asking for an additional three month extension to file a full response, among other things, as the Company had not filed its annual financial statements or published the findings of the internal investigation. On August 14, 2017, the Company and Messrs. Hurgin and Aurovsky filed a notice regarding their counsel substitution. In light of this, the judge decided on August 27, 2017 to recuse herself from the case. On August 21, 2017, the plaintiff filed a motion and an updated notice in which he claimed that the Company had not yet published the report of the internal investigation, and hence the reasons for granting him a continuance to file his response to the motion to stay of proceedings are still relevant. The plaintiff also informed the Court that in the U.S. proceedings, the parties agreed to mediation, and the mediation meeting was scheduled in October 2017. The plaintiff asked the Court to file an update notice in 90 days. On August 28, 2017, the Court ordered the parties to file an update notice on September 28, 2017. On September 28, 2017 and November 7, 2017 the plaintiff, the Company, and Messrs. Hurgin and Aurovsky updated the Court that the mediation process in the U.S. was still pending. On November 8, 2017, the Court ordered the parties to file an update notice in 90 days. On February 7, March 7, April 12, May 8, June 12, July 10 and August 9, 2018, the parties updated the Court that they are holding negotiations in order to settle the case, and requested extensions for filing the update notice. The parties are required to file the abovementioned notice on October 10, 2018. The Company intends to attempt to settle and resolve the litigation. If the case does not settle, the Company intends to continue vigorously defend against this action. Given that the proceeding is currently suspended, the timing or outcome of this matter cannot be predicted at this time. As referenced in Section (2) above, the Ladragor Litigation is not subject to the Discharge Agreement.

F-57

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

a.	Legal proceedings (Cont.):

8)	Israeli Arbitration

In January 2015, ACSI, Messrs. Anatoly Hurgin and Alexander Aurovsky, and a third party plaintiff entered into an arbitration process, following a claim filed with the Tel Aviv Magistrates Court in October 2014 by the plaintiff against ACSI and its former shareholders, claiming a right to review ACSI’s accounts and reserving the right to file a monetary claim. On September 14, 2016, the plaintiff presented the defendants with a settlement proposal for the resolution of all claims against the defendants and any entity affiliated with them in exchange of the full and final payment of an amount of NIS 8,450,000 (approximately $2,200,000), which was subsequently approved by the Company’s Board of Directors. On or about the time of the Board of Director’s meeting at which (among things) the settlement proposal was approved, the plaintiff made claims that the proposal did not include VAT and that a settlement agreement has not been entered into between the parties. This dispute was referred to a new arbitration process, and on February 16, 2017, a settlement was reached, according to which the parties agreed that the plaintiff would receive a total of NIS 9,527,000 (approximately $2,480,623), including VAT (which is equal to NIS 8,142,735 plus VAT). Thereafter, on February 20, 2017, such settlement was approved by the arbitrator and was made an arbitral award. Following the arbitral award and according to the determination of the Company’s Board of Directors, ACSI appointed an independent legal expert acting as an arbitrator to make a final determination as to the allocation of the settlement amount between the Company and Messrs. Hurgin and Aurovsky. On March 30, 2017, and as clarified on April 13, 2017, the legal expert determined that Messrs. Hurgin and Aurovsky shall pay 30% of the settlement amount excluding VAT, and the Company shall pay 70% of the settlement amount, and the entire VAT due. The settlement amount was paid in full by the Company and Messrs. Hurgin and Aurovsky.

9)	Mitchell Gordon v. the Company.

On June 22, 2018, Mitchell Gordon, the former Chief Financial Officer of Cambridge, filed a Summons with Notice, or the Notice, against the Company in the Supreme Court of the State of New York, New York County (Index No. 653124/2018). In the Notice, Mitchell Gordon describes the nature of his claims as ones for breach of contract and unjust enrichment against the Company based on the Company’s alleged failure to indemnify him under the terms of the Amended and Restated Memorandum and Articles of Association of the Company, adopted by special resolution and passed with effect on December 23, 2015. Mitchell Gordon purports to seek compensatory damages in the amount of at least $325,000.

10)	Beazley Insurance Company Inc. v. Benjamin Gordon v. XL Insurance Company SE (XL Catlin), and the Company

On or about July 31, 2018, Benjamin Gordon filed a third party complaint asserting a breach of contract action against XL Insurance Company SE, and the Company for alleged failure to defend and indemnify Benjamin Gordon with respect to underlying actions against Gordon arising out of Cambridge’s merger with ASCI. In the third party complaint, Benjamin Gordon is alleging that ASCI breached the parties’ Merger Agreement by failing to advance fees and failing to indemnify him for defense fees and costs. Gordon is seeking recovery of monetary damages, attorneys’ fees and costs.

F-58

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 5 - commitments and contingencies (CONT.):

b.	Agreement with a Provider:

On October 20, 2015 (the “Effective Date”), ACSI entered into an agreement with an unrelated company (the “Reseller Agreement”) which is a service provider and an owner and licensor of telecommunications solutions (the “Provider”). The Provider granted ACSI an exclusive and non-transferable right and license for three years to market, promote, advertise, sell and distribute the Provider’s products directly to customers worldwide, in consideration for 50% of ACSI’s net income relating to those sales. The agreement sets minimum annual sales at $10 million. In case ACSI does not satisfy this minimum commitment at the end of any contract year, ACSI is required to pay the Provider a 15% penalty against the shortfall amount (maximum $1.5 million per year). In order to secure minimum sales and penalty, it was also agreed that ACSI pay the Provider monthly payments of $125 thousand. During the year ended December 31, 2015, ACSI paid the Provider $375 thousand. Those payments were recorded as prepayments in other receivables in the consolidated balance sheet as of December 31, 2015, as ACSI believed it will satisfy those sales. During the year ended December 31, 2016, ACSI continued to pay the monthly payments and paid the Provider an aggregated amount of $1,500 thousand. Those payments (along with the $375 thousand that were paid during the year ended December 31, 2015 and recorded initially as part of the balance sheet) were recorded as part of the selling and marketing expenses since ACSI succeeded to sell only one of the Provider products during the year ended December 31, 2016. The Provider waived its rights to the 50% net income share in connection with that sole 2016 sale in order to support his product marketing efforts in the relevant region.

During the year ended December 31, 2016, ACSI and the Provider agreed that ACSI will be able to utilize the monthly payments through the entire agreement period and not only on an annual basis.

On August 7, 2018, ASCI entered into an amendment to the Reseller Agreement which, effective as of October 20, 2018, extends the term of the Reseller Agreement until January 31, 2019. In addition, under the amendment, the Company’s minimum monthly commitment has been reduced from $125,000 to 30,000 Euros, effective as of October 20, 2018. As part of the amendment, the parties agreed to negotiate in good faith the acquisition of certain rights under the Reseller Agreement, with the intent that the terms of such acquisition shall be agreed upon on or prior to January 31, 2019.

c.	Nasdaq Delisting Determination:

On January 12, 2018, the Company received a notification from the Listing Qualifications Department of The Nasdaq Stock Market, or the Staff, that the Company is not in compliance with Nasdaq Listing Rule 5550(b)(1) due to its failure to maintain a minimum of $2,500,000 in shareholders’ equity, (the “Minimum Shareholders’ Equity Requirement”, or any alternatives to such requirement. In order to maintain the Company’s listing on the Nasdaq Capital Market, the Company submitted a plan of compliance addressing how it intended to regain compliance, which was accepted by the Staff on March 7, 2018. The Company had until July 11, 2018, to evidence compliance with the Minimum Shareholders’ Equity Requirement.

On July 12, 2018, the Company received a letter from the Staff indicating that the Company did not meet the Staff’s July 11, 2018 deadline to regain compliance with Nasdaq Listing Rule 5550(b)(1) due to its failure to maintain a minimum of $2,500,000 in shareholders’ equity or any alternatives to such requirement. As a result, the Company would have been subject to delisting on July 23, 2018 unless the Company requested a hearing before a Nasdaq Listing Qualifications Panel, or the Panel. On July 19, 2018, the Company requested a hearing before the Panel. On August 30, 2018, a hearing was held before the Panel at which the Company presented its plan of compliance and requested a further extension of time until November 30, 2018. On September 17, 2018, the Panel determined to continue the listing of the Company’s ordinary shares on Nasdaq subject to the Company having, on or before November 30, 2018, completed its compliance plan and regained compliance with the Minimum Shareholders’ Equity Requirement and demonstrated to the satisfaction of the Panel that it can maintain compliance over the coming year. If the Company is unable to demonstrate compliance with all requirements for continued listing on the Nasdaq by November 30, 2018, then its ordinary shares may be delisted from the Nasdaq.

F-59

Ability Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

NOTE 6 - rEVENUE CLASSIFIED BY GEOGRAPHICAL AREA:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	U.S. dollars in thousands

Asia	$-	$-	$362	$-
Latin America	-	-	-	754
Other	25	35	50	78
	$25	$35	$412	$832

NOTE 7 - GENERAL and administrative expenses:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	U.S. dollars in thousands

Legal fees	$817	$1,048	$2,280	$2,642
Professional services fees	501	407	964	912
Salaries and related expenses	95	156	229	322
Other	177	222	378	443
	$1,590	$1,833	$3,851	$4,319

NOTE 8 - Subsequent events:

a.	On July 3, 2018, the SEC issued Wells notices to the Company and its Controlling Shareholders who are also officers and directors, in connection with the previously disclosed ongoing investigation of the SEC into the transaction with Cambridge, the restatement that occurred in May 2016, and financial and business information. The Wells notice indicated that the Staff of the SEC’s Division of Enforcement has made a preliminary determination to recommend that the SEC authorize the institution of an enforcement action against the Company and its Controlling Shareholders that would allege, among others, violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) and 14(a) of the Securities Exchange Act of 1934. A Wells notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides the Company and its Controlling Shareholders with an opportunity to respond to issues raised by the SEC and offer their perspective prior to any SEC decision to institute proceedings. On August 10, 2018, the Company and its Controlling Shareholders made Wells submissions in response to the Wells notices. If enforcement action is initiated, this could result in the Company and Messrs. Hurgin and/or Aurovsky being subject to an injunction and cease and desist order from further violations of the securities laws as well as monetary penalties of disgorgement, pre-judgment interest, a civil penalty, and in the case of its Controlling Shareholders only, a bar from serving as an officer or director.

b.	On August 7, 2018, ASCI entered into an amendment to the Reseller Agreement. See Note 5b for additional information.

c.	On August 16, 2018, the Company issued and sold 728,262 ordinary shares in a registered direct offering. In connection with the registered direct offering, the Company issued to the placement agent five-year warrants to purchase 54,620 ordinary shares for at an exercise price of $5.75 per share. See Note 1b for additional information.

F-60

Ability Inc.

Up to 3,378,378 Units consisting of Ordinary Shares and Warrants

 and

       Up to 3,378,378 of Pre-funded Units consisting of Pre-funded Warrants and Warrants

 (3,378,378 Ordinary Shares underlying the Pre-funded Warrants)

 (3,378,378 Ordinary Shares underlying the Warrants)

PRELIMINARY PROSPECTUS

Part II

Information Not Required in Prospectus

Item 6. Indemnification of Office Holders (including Directors).

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that a provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No indemnified person is liable to us for any loss or damage incurred by us as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such indemnified person. No person is found to have committed actual fraud or willful default unless or until a court of competent jurisdiction has made a finding to that effect. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to these provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Under our amended and restated memorandum and articles of association, our directors, on behalf of us, may purchase and maintain insurance for the benefit of any director or other officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to us. We have procured a directors’ and officers’ liability & company reimbursement insurance policy for our officers and directors and our wholly-owned subsidiaries, with an aggregate limit of liability for all losses of $20 million.

Item 7. Recent Sales of Unregistered Securities.

Except as set forth below, during the past three years, we did not issue and sell any securities without registering the securities under the Securities Act of 1933, as amended, or the Securities Act.

Pursuant to the Agreement and Plan of Reorganization, dated as of September 6, 2015, by and among Ability, Inc. (formerly Cambridge Holdco Corp.), or Holdco, Cambridge Capital Acquisition Corporation, Ability Computer & Software Industries Ltd., or Ability, an Israeli company and Anatoly Hurgin and Alexander Aurovsky, the Controlling Shareholders and other former Ability shareholders received, as consideration for their outstanding ordinary shares of Ability, an aggregate of 1,717,327 ordinary shares of Holdco. Holdco issued the foregoing ordinary shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the shares represented their intentions to acquire the shares for investment only and not with a view to or for sale in connection with any distribution and appropriate restrictive legends were affixed to the certificates representing the shares. The parties also had adequate access, through business or other relationships, to information about Holdco.

In connection with our registered direct offering that closed on August 16, 2018, we issued to the placement agent warrants to purchase 54,620 ordinary shares at an exercise price of $5.75 per share with a term expiring on August 14, 2023. The warrants and underlying ordinary shares were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The offer and sale of the foregoing securities was made without any form of general solicitation or advertising. The warrants and the underlying ordinary shares have not been registered under the Securities Act or applicable state securities laws.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.       If the registrant is relying on Rule 430B:

A.       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.       If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)       The undersigned registrant hereby undertakes that:

(1)       That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on October 29, 2018.

Ability Inc.

By:	/s/ Anatoly Hurgin
Name:	Anatoly Hurgin
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Anatoly Hurgin	Chief Executive Officer and Chairman of the Board of Directors	October 29, 2018
Anatoly Hurgin	(principal executive officer)

/s/ Avi Levin	Chief Financial Officer	October 29, 2018
Avi Levin	(principal financial officer and principal accounting officer)

*	Chief Technology Officer and Director	October 29, 2018
Alexander Aurovsky

*	Director	October 29, 2018
Avraham Dan

*	Director	October 29, 2018
Naftali Granot

*	Director	October 29, 2018
Limor Beladev

*	Director	October 29, 2018
Yair Cohen

*	Director	October 29, 2018
Joseph Tenne

*	/s/ Anatoly Hurgin
Anatoly Hurgin
Attorney-in-fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 29th day of October 2018.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of Ability Inc. (incorporated by reference to Exhibit 1.1 of Form 20-F filed on April 30, 2018).
4.1	Specimen Ordinary Share Certificate of Ability Inc. (formerly Cambridge Holdco Corp.), (incorporated by reference to Exhibit 4.4 to Amendment 2 of the Registration Statement on Form S-4/A filed on November 18, 2015).
4.2*	Form of Warrant
4.3*	Form of Pre-Funded Warrant
4.4*	Form of Placement Agent Warrant
10.1	Agreement and Plan of Reorganization, dated as of September 6, 2015, by and among Cambridge Capital Acquisition Corporation, Cambridge Holdco Corp., Ability Computer & Software Industries Ltd., and the shareholders of Ability Computer & Software Industries Ltd. (incorporated by reference to Annex A to the definitive Proxy Statement/Prospectus filed on December 2, 2015).
10.2	Form of Indemnity Escrow Agreement among Cambridge Holdco Corp., the Representative (as described in the Agreement and Plan of Reorganization), the shareholders of Ability Computer & Software Industries Ltd., and Continental Stock Transfer & Trust Company, as Escrow Agent (incorporated by reference to Annex E to the definitive Proxy Statement/Prospectus filed on December 2, 2015).
10.3	Form of Lock-Up Agreement between Cambridge Capital Acquisition Corp., Cambridge Holdco Corp., Ability Computer & Software Industries Ltd. and each of Messrs. Hurgin and Aurovsky (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form S-4 filed on September 17, 2015).
10.4	Lock-Up Agreement between Cambridge Capital Acquisition Corp., Cambridge Holdco Corp., Ability Computer & Software Industries Ltd. and The Gordon Family 2007 Trust (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form S-4 filed on September 17, 2015).
10.5	Employment Agreement between Ability Computer & Software Industries Ltd. and Anatoly Hurgin, dated as of September 6, 2015 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed on September 17, 2015).
10.6	Employment Agreement between Ability Computer & Software Industries Ltd. and Alexander Aurovsky, dated as of September 6, 2015 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed on September 17, 2015).
10.7	Share Purchase Agreement, dated as of September 6, 2015 by and among Ability Security Systems Ltd., Eyal Tzur, Ability Computer & Software Industries Ltd., Anatoly Hurgin, Alexander Aurovsky, Cambridge Capital Acquisition Corporation and Cambridge Holdco Corp (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 filed on September 17, 2015).
10.8	JV Purchase Escrow Agreement, dated as of December 23, 2015 by and among Cambridge Holdco Corp., the Representative (as described in the Agreement and Plan of Reorganization), Ability Security Systems Ltd., Eyal Tzur, the former shareholders of Ability Computer & Software Industries Ltd. and Continental Stock Transfer & Trust Company, as Escrow Agent. (incorporated by reference to Exhibit 4.8 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 2, 2016).
10.9	Rental Contract, effective December 1, 2013, between Yedidim Holdings Properties and Development Ltd., as Lessor, and Ability Computer & Software Industries Ltd., as Lessee, relating to space at 14 Yad Harutzim St., Tel Aviv, Israel, and attached Guaranty by Alexander Aurovsky of Ability’s obligations thereunder (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 filed on September 17, 2015).
10.10	Rental Contract, effective May 1, 2015, between Yedidim Holdings Properties and Development Ltd., as Lessor, and Ability Computer & Software Industries Ltd., as Lessee, relating to space at 14 Yad Harutzim St., Tel Aviv, Israel, and attached Guaranty by Alexander Aurovsky of Ability’s obligations thereunder (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 filed on September 17, 2015).
10.11	2015 Long-Term Equity Incentive Plan (incorporated by reference to Annex C of the definitive Proxy Statement/Prospectus filed on December 2, 2015).
10.12	Israeli Sub-Plan to the 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 4.12 of the1 Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 2, 2016).
10.13	Reseller Agreement, effective October 20, 2015, between a third-party and Ability Computer & Software Industries Ltd. relating to the resale of certain telecommunication products and services (Portions of the agreement have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act and have been filed with the SEC separately) (incorporated by reference to Exhibit 4.13 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 2, 2016).
10.14	Amendment to Escrow Agreement between Anatoly Hurgin, Alexander Aurovsky, Ability Inc. and the Bank Leumi Le-Israel Trust Company Ltd. dated November 13, 2017 (incorporated by reference to Exhibit 99.1 of Form 6-K filed with the Securities and Exchange Commission on November 13, 2017).
10.15	Irrevocable Undertaking dated February 21, 2018 (translation from Hebrew) (incorporated by reference to Exhibit 10.1 of Form 6-K filed with the Securities and Exchange Commission on February 27, 2018).
10.16	Engagement Letter dated August 6, 2018 between Ability Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 of Form 6-K filed with the Securities and Exchange Commission on August 16, 2018)
10.17	Form of Securities Purchase Agreement dated as of August 14, 2018 between Ability Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.2 of Form 6-K filed with the Securities and Exchange Commission on August 16, 2018).
10.18*	Form of Placement Agent Warrant dated August 16, 2018
10.19*	Form of Securities Purchase Agreement
5.1**	Form of Opinion of Maples and Calder, Cayman Island counsel to the Registrant, as to the validity of the ordinary shares.
5.2**	Form of Opinion of McDermott Will & Emery LLP, U.S. counsel to the Registrant, as to validity of the warrants and units.
8.1	List of Subsidiaries. (incorporated by reference to Exhibit 8.1 of Form 20-F filed with the Securities and Exchange Commission on May 2, 2016).
23.1*	Consent of Ziv Haft, a member firm of BDO.
23.2**	Consent of Maples and Calder, Cayman Island counsel to the Registrant (included in Exhibit 5.1).
23.3**	Consent of McDermott Will & Emery LLP, U.S. counsel to the Registrant (included in Exhibit 5.2).
24.1	Power of Attorney (included in the signature page of the Registration Statement).

* Filed herewith

** To be filed by amendment